As filed with the Securities and Exchange Commission on May 15, 2002

Registration No. 333-86370

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Interpool, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7359, 6159 (Primary Standard Industrial Classification Code Number)	13-3467669 (I.R.S. Employer Identification Number)

211 College Road East
Princeton, New Jersey 08540
(609) 452-8900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Martin Tuchman
Chairman and Chief Executive Officer
Interpool, Inc.
211 College Road East
Princeton, New Jersey 08540
(609) 452-8900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attn: Jeffrey S. Lowenthal
(212) 806-5400

           Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
        TITLE OF EACH CLASS                                                 MAXIMUM
        OF SECURITIES TO BE               AMOUNT TO     OFFERING PRICE      AGGREGATE         AMOUNT OF
             REGISTERED               BE REGISTERED(1)   PER SECURITY    OFFERING PRICE   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
  Subscription Rights to purchase         1,258,617           --               --                --
             Debentures
----------------------------------------------------------------------------------------------------------
    9.25% Convertible Redeemable          1,258,617         $25.00        $31,465,425        $2,895 (3)
      Subordinated Debentures
----------------------------------------------------------------------------------------------------------
     Common Stock issuable upon              (2)             (2)              (2)                (2)
conversion or special redemption of
           the Debentures
----------------------------------------------------------------------------------------------------------
(1)  Includes a maximum of 164,167 additional debentures issuable pursuant to the registrant's option to increase the maximum size of the offering.
(2)  This registration statement covers all common stock into which the
     Debentures will be convertible.
(3)  Previously paid.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

           The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2002

P R O S P E C T U S

$27,361,250
Interpool, Inc.
9.25% Convertible Redeemable Subordinated Debentures
(Principal Amount $25.00 per Debenture)

ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE RIGHTS OFFERING

           We are distributing to our stockholders of record as of the close of business on ________, 2002 subscription rights to purchase our 9.25% Convertible Redeemable Subordinated Debentures at a price of $___ per Debenture.

•	You will receive one (1) subscription right for every twenty-five (25) shares of Interpool's common stock that you own and for each subscription right that you receive you will be entitled to purchase one (1) Debenture. The subscription rights will not be transferable.

•	If you exercise all of your subscription rights, you will also have the right to oversubscribe for additional Debentures not purchased by other stockholders.

•	Interpool's common stock is traded on the New York Stock Exchange under the symbol "IPX" and the last reported sales price of Interpool's common stock on the New York Stock Exchange on May 10, 2002 was $22.01 per share. The Debentures will not be listed to trade.

•	The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 p.m., New York City time, on _________, 2002, unless we extend the expiration date. We will not extend the expiration date, in any event, beyond _________, 2002.

•	Your exercise of subscription rights is irrevocable. If this offering is terminated or if you oversubscribe for more Debentures than are available, your funds will be returned to you promptly, with interest if you subscribed using immediately available funds.

•	Martin Tuchman, our Chairman and Chief Executive Officer, Raoul J. Witteveen, our President and Chief Operating Officer, and Warren L. Serenbetz, a significant stockholder, beneficially own an aggregate of approximately 51.8% of Interpool's common stock. They have informed us that they intend to exercise basic subscription rights to purchase Debentures in an aggregate principal amount of at least $5,000,000.

•	We may, in our discretion, seek and accept offers from standby purchasers to purchase Debentures not subscribed for and purchased by stockholders in the Rights Offering. Standby purchasers need not be stockholders.

THE DEBENTURES

•	We are offering 1,094,450 Debentures in an aggregate principal amount of $27,361,250.

•	No public market exists for the Debentures.

•	The Debentures will be convertible at the option of the holder into shares of our common stock.

•	We will have the right to redeem the Debentures at any time after the third anniversary of issuance for cash. In addition, under certain limited circumstances we may redeem the Debentures by issuing shares of our common stock.

           Investing in our Debentures involves risks. See "Risk Factors" beginning on page 8.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____________, 2002.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

TABLE OF CONTENTS

Summary	1
Risk Factors	8
Forward-Looking Statements	14
Use of Proceeds	14
Price Range of Common Stock	14
Dividend Policy	15
The Rights Offering	15
Capitalization	23
Selected Consolidated Historical Financial and Operating Data	25
Management's Discussion and Analysis of Financial Condition and Results of Operations	27
Business	41
Management	49
Certain Relationships and Related Party Transactions	55
Principal Stockholders	58
Description of Debentures	60
Certain Federal Income Tax Consequences	68
Description of Capital Stock	72
Shares Eligible for Future Sale	74
Legal Matters	75
Experts	75
Available Information	75
Index to Financial Statements	F-1

SUMMARY

           This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and related notes, before making an investment decision. Unless otherwise noted, references to "Interpool," refer to Interpool, Inc., a Delaware corporation. References to "we," "our" and "us" refer collectively to Interpool and its subsidiaries.

Interpool, Inc.

           We are the largest lessor of intermodal chassis in the United States and one of the world's leading lessors of intermodal dry freight standard containers. At March 31, 2002, our chassis fleet totaled approximately 202,000 chassis and our container fleet totaled approximately 716,000 twenty-foot equivalent units. From 1996 to 2001, we increased the size of our chassis fleet at a compound annual rate of 27% and our container fleet at a compound annual rate of 19%.

           We concentrate on leasing equipment to our customers on a long-term basis. Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 74% of our total fleet of chassis and 82% of our total fleet of containers are currently on long-term lease. We believe our focus on long-term leasing has enabled us to:

•	maintain high utilization rates of our equipment, which over the last five years averaged 98%;

•	achieve more stable and predictable earnings;

•	concentrate on the expansion of our asset base through the purchase and lease of new equipment to fulfill specific orders for new long-term leases; and

•	operate with low overhead and staff levels.

           Approximately 26% of our chassis are currently leased on a short-term basis to satisfy customers' peak or seasonal requirements, generally at higher rates than under long-term leases. For customers who require daily or weekly chassis rentals, we operate chassis pools at major domestic shipping ports and terminals. These chassis pools consist of our chassis as well as those of our customers.

           Approximately 18% of our containers are currently leased on a short-term basis. Our 50%-owned affiliate, Container Applications International, Inc., markets our containers available for short-term leasing as part of its fleet, facilitating redeployment of our containers at the end of long-term leases. Our relationship with CAI maximizes utilization of our container fleet, and increases our leverage in the marketplace by giving us the world's third largest container lessor fleet on a combined basis.

           In October 2000, we firmly established our position as the largest chassis lessor in the United States by acquiring approximately 73,000 chassis through the acquisition of the North American Intermodal Division of Transamerica Leasing, Inc. for approximately $672 million. Over the last three years, our intermodal transportation equipment asset mix has shifted from 38% chassis and 62% containers in 1998 to 56% chassis and 44% containers in 2001. A significant benefit of the change in asset mix is that chassis have a longer average useful life than containers.

           Interpool and its predecessors have been involved in the leasing of chassis since 1976 and containers since 1968. We lease our chassis and containers to a diversified customer base of over 400 customers, including all of the world's 20 largest international container shipping lines and major North American railroads. We provide customer service and market to our customers through a worldwide network of offices, agents and marketing representatives. We believe one of the key factors in our ability to compete effectively has been the long-standing relationships that our management and marketing representatives have established with most of the world's large shipping lines and major North American railroads. As a result of these relationships, 7 of our top 10 customers have been customers for at least 10 years.

           The efficiencies and cost savings inherent in intermodal transportation of containerized cargo have facilitated the dramatic growth of international trade and domestic commerce. The domestic chassis fleet and container traffic have grown steadily through business cycles.

Our Strategy

           Our objective is to continue to expand on our market position as a leading long-term lessor of intermodal transportation equipment. To achieve this objective, we intend to continue to:

•	focus on our core business of domestic chassis and international marine container leasing;

•	concentrate on long-term leasing to achieve high utilization rates and more stable and predictable earnings;

•	be a low cost provider of intermodal equipment;

•	purchase chassis and containers to fulfill specific customer orders; and

•	make strategic acquisitions of complementary businesses and asset portfolios on an opportunistic and financially disciplined basis.

Corporate Information

           Our executive offices are located at 211 College Road East, Princeton, New Jersey 08540. Our main telephone number is (609) 452-8900. We were incorporated in the State of Delaware in 1988. Our principal website is located at www.interpool.com. The information contained on that website, as well as any of our other websites, is not part of this prospectus.

THE RIGHTS OFFERING

The Rights Offering	We are offering to sell 1,094,450 Debentures in an aggregate principal amount of $27,361,250 upon the exercise of non-transferable subscription rights. The subscription rights will be distributed by first class mail on or about ___________, 2002 to the record holders of our common stock as of the _________, 2002 record date.

Record Date	__________, 2002

Subscription Price	$____ per Debenture.

Basic Subscription Right	We are granting each person who was a record holder of our common stock at the close of business on the record date, one (1) subscription right for every twenty-five (25) shares of common stock held at that date. To exercise your subscription rights, you must deliver one (1) subscription right for each Debenture for which you subscribe. There is no minimum amount of Debentures you must purchase, but you may not purchase fractional Debentures. You will receive a subscription warrant evidencing your subscription rights. When determining the number of subscription rights you will receive, divide the number of shares of our common stock you own by twenty-five (25) and round down to the next whole number. For example, if you own 120 shares of common stock, you will receive four (4) subscription rights (120 shares / 25 = 4.8, rounded down to 4 subscription rights, the next whole number) which will entitle you to subscribe for up to four (4) Debentures under your basic subscription right.

Oversubscription Right	If you fully exercise your subscription rights by subscribing for the maximum number of whole Debentures you may purchase based upon the number of subscription rights you receive, and other stockholders do not fully exercise their subscription rights, you may elect to purchase additional Debentures. We cannot assure you that any additional Debentures will be available for purchase. Any amounts tendered by you not used to purchase additional Debentures will be promptly refunded to you, with interest if you subscribed using immediately available funds. See "The Rights Offering - Interest on Subscription Funds". If Debentures are available for purchase pursuant to this oversubscription right, but the number of Debentures is not sufficient to satisfy in full all oversubscriptions received by us, the Debentures available will be allocated on a pro rata basis based upon the number of basic subscription rights exercised by each person seeking to oversubscribe as of the final expiration date of the offering.

Option to Increase Offering	We may, in our sole discretion, increase the amount of Debentures offered by up to 164,167 additional Debentures in an aggregate principal amount of $4,104,175.

Offers from Standby Purchasers	We may, in our discretion, seek and accept offers from standby purchasers to purchase Debentures not subscribed for and purchased by stockholders in the Rights Offering. Standby purchasers need not be stockholders. We reserve the right to accept or reject any offer from a standby purchaser. In connection with this offering, we may agree to pay comissions to certain broker-dealers that are members of the National Association of Securities Dealers for arranging introductions to new investors purchasing Debentures, either pursuant to the exercise of subscription rights or as standby purchasers. Any such commission will equal 1% of the principal amount of Debentures purchased by an investor introduced to us by such broker-dealer.

Expiration Date	The subscription rights will expire on __________, 2002 at 5:00 p.m., New York City time, unless we decide, in our sole discretion, to extend the expiration date. We will not extend the expiration date, in any event, beyond _________, 2002.

Termination	We may cancel this offering at any time, in which case we will promptly return your subscription payment to you, with interest if you subscribed using immediately available funds. See "The Rights Offering - Interest on Subscription Funds".

Exercise of Rights by Certain Individuals	Martin Tuchman, our Chairman and Chief Executive Officer, Raoul J. Witteveen, our President and Chief Operating Officer, and Warren L. Serenbetz, a significant stockholder, are the beneficial owners of approximately 51.8% of Interpool's common stock. They have informed us that they intend to exercise basic subscription rights to purchase Debentures in an aggregate principal amount of at least $5,000,000.

Exercising your Rights	Your subscription rights will be evidenced by a subscription warrant which will be distributed to stockholders of record as of the close of business on the record date. You may exercise your subscription rights by properly completing and signing the subscription warrant and returning it, with full payment for the Debentures you are subscribing for, to the subscription agent by the expiration date. You may elect to exercise your basic subscription right in whole or in part, and if you exercise your basic subscription rights in full, you may exercise your oversubscription rights. See "The Rights Offering - Subscription Payments" for details about delivery and payment. Rights not exercised by the expiration date will be null and void after the expiration date. You will receive all Debentures for which you subscribe pursuant to your basic subscription rights. If your requested oversubscription is not completely filled, we will send you a refund check for the purchase price of any Debentures we were unable to allocate to you. Interest will be paid on returned subscription funds if you subscribed using immediately available funds. YOUR SUBSCRIPTION IS IRREVOCABLE AFTER YOU SUBMIT THE SUBSCRIPTION DOCUMENTS.

Non-Transferability of Rights	You may not sell or otherwise transfer any of your basic subscription rights or oversubscription rights. You may choose to have the Debentures issued in the name of an affiliate or related party. See "The Rights Offering - Restriction on Transferring Rights" and "- Issuing Debentures in the Name of an Affiliate or Related Party."

Subscription Procedures	You may exercise your basic subscription rights and, if you elect to do so as well, your oversubscription rights by properly completing and signing the subscription warrant which accompanies this prospectus. You must then return the completed and signed subscription warrant with full payment for the total number of Debentures you are subscribing for to American Stock Transfer & Trust Company, our Subscription Agent. Your payment may be made by personal check, bank certified check, cashier's check or wire transfer. See "The Rights Offering--Subscription Procedures" and "--Subscription Payments."

Subscription Agent	American Stock Transfer & Trust Company.

Information Agent	____________________________.

Certificates	Certificates representing Debentures will be delivered to subscribers with respect to the exercise of both basic subscription rights and oversubscription rights within ten business days after the expiration date.

Federal Income Tax Consequences	Your receipt or exercise of subscription rights should not be treated as a taxable event for United States federal income tax purposes. Please see "Certain Federal Income Tax Consequences" for a description of the tax consequences of owning, converting or disposing of the Debentures and/or the common stock received upon conversion of the Debentures.

Questions	If you have any questions about the subscription rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the information agent, ____________________, at ____________.

Risk Factors	An investment in the Debentures involves risk. Please see "Risk Factors."

THE DEBENTURES

Securities Offered	9.25% Convertible Redeemable Subordinated Debentures

Offering Amount	$27,361,250 of Debentures will be offered to our existing stockholders in a subscription rights offering. We may increase this amount by up to 15% if the offering is oversubscribed by rights holders or standby purchasers.

Interest	Interest at the annual rate of 9.25% will accrue from the date of issuance. Interest will be payable on the first day of each calendar month. We will have the right to defer payment of interest for up to 5 years.

Redemption Amount	$25 per Debenture, plus any accrued and unpaid interest.

Optional Conversion	Holders of the Debentures will have the right, at any time, to convert principal and accrued interest on the Debentures into our common stock at a conversion price equal to the greater of (a) $25.00 or (b) 135% of the average closing price of our common stock for the five consecutive trading days ending on the Expiration Date for each share of common stock subject to certain conversion price adjustments. See "Description of Debentures - Conversion Rights."

Optional Redemption; Special Redemption	The Debentures are not redeemable prior to the third anniversary of the date of issuance. After the third anniversary of the date of issuance, we may redeem the Debentures (in whole or in part on a pro rata basis) at any time for cash at 100% of their redemption amount (the "Optional Redemption"). In addition, between the fourth anniversary of the date of issuance and the fifth anniversary of the date of issuance, if the average closing price of our common stock for any five consecutive trading days is equal to or greater than the greater of (a) $25.50 or (b) 140% of the average closing price of our common stock for the five consecutive trading days ending on the Expiration Date (the "Special Redemption Price"), then we may redeem ("Special Redemption") the Debentures (in whole but not in part) by issuing Interpool common stock with an aggregate value (based on a per share value equal to the Special Redemption Price) equal to the principal amount of the Debentures plus accrued and unpaid interest. We will give notice of a Special Redemption within two business days following the end of such five consecutive trading day period.

Mandatory Redemption	Any outstanding Debentures not previously redeemed by Interpool or converted into Interpool common stock by their holders must be redeemed by Interpool for cash at their redemption amount (1) on the 20th anniversary of the date of issuance or (2) upon the occurrence of a "change in control." See "Description of Debentures - Mandatory Redemption."

Voting Rights	The holders of Debentures will have no voting or consent rights.

Transferability	The Debentures will be freely transferable.

Listing	Interpool's common stock is quoted on the New York State Exchange under the symbol "IPX". The Debentures will not be listed on any securities exchange.

Summary Consolidated Historical Financial and Operating Data

           The following table sets forth Interpool's summary consolidated historical financial and operating data for the periods and at the dates indicated. The historical financial data for each of the five years in the period ended December 31, 2001 are derived from and qualified by reference to the historical consolidated financial statements that have been audited and reported upon by Arthur Andersen LLP, independent public accountants. The historical financial data for the three months ended March 31, 2001 and 2002 and as of March 31, 2002 are derived from our unaudited financial statements. In our opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated historical financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and results of operations for these periods. This information should be read in conjunction with our historical consolidated financial statements and the notes thereto. The historical results presented are not necessarily indicative of future results.

                                                                                                  Three Months
                                                 Year Ended December 31, (1)                    Ended March 31,
                               --------------------------------------------------------------   ---------------
                                  1997(2)      1998(3)      1999(4)      2000(5)      2001(6)   2001       2002
                                  ----         ----         ----         ----         ----      ----       ----
                                          (in thousands, except per share amounts)                (unaudited)
INCOME STATEMENT DATA:

Revenues.....................   $155,309     $174,241     $189,788     $242,255     $305,133   $76,468    $72,891

Earnings before interest and      85,210       94,640       76,105      118,060      135,367    35,825     33,807
 taxes.......................

Income from continuing
 operations before results
 from discontinued
 operations, cumulative
 effect of change in
 accounting principle and
 extraordinary items.........     32,897       37,270       20,925       41,800       42,998    13,915     12,533

Net income...................     27,663       37,614       22,611       44,456       42,480    11,835     10,693

Income per share from
 continuing operations
 before results from
 discontinued operations,
 cumulative effect of change
 in accounting principle and
 extraordinary items:
    Basic....................      $1.16        $1.35        $0.76        $1.52        $1.57     $0.40      $0.42
    Diluted..................       1.12         1.30         0.74         1.50         1.48      0.38       0.39

Net income per share:
    Basic....................       0.73         1.36         0.82         1.62         1.55      0.43       0.39
    Diluted..................       0.71         1.31         0.80         1.60         1.47      0.41       0.37

Weighted average shares
outstanding:
    Basic....................     27,552       27,561       27,571       27,421       27,417    27,421     27,361
    Diluted..................     29,370       28,615       28,234       27,834       28,965    29,122     29,247

Cash dividends declared per
common share.................      $0.15        $0.15        $0.15        $0.15      $0.1925   $0.0375     $0.055

Ratio of earnings to fixed
charges......................     1.7 to 1     1.7 to 1    1.4 to 1     1.6 to 1     1.5 to 1  1.5 to 1   1.5 to 1

                                             AS OF MARCH 31, 2002
                                     ------------------------------------
                                       ACTUAL            AS ADJUSTED(7)
                                     ----------        ------------------
                                                (in thousands)
                                                 (unaudited)
BALANCE SHEET DATA:
Cash, short-term investments and
  marketable securities...........  $   171,392
Total assets......................    2,046,670
Debt and capital lease obligations    1,454,135
Stockholders' equity..............      377,142

                                                    As of December 31,
                            ------------------------------------------------------       As of
                               1997       1998       1999       2000       2001      March 31, 2002
                               ----       ----       ----       ----       ----      --------------
FLEET DATA:
Chassis:
-------
Chassis units.............    63,000     76,000     90,000    175,000    190,000       202,000
Utilization rate..........      96%        96%        95%        97%        92%          92%

Containers:
----------
Containers (TEUs).........   426,000    500,000    575,000    650,000    703,000       716,000
Utilization rate..........      98%        99%        99%        99%        96%          98%

(1)	All prior year financial information has been adjusted to reflect the operations of Personal Computer Rentals (PCR) and Microtech Leasing Corporation (Microtech) as discontinued operations.

(2)	The 1997 net income includes a net of tax extraordinary loss of $5,428,000 resulting from the retirement of debt and $194,000 in income from discontinued operations net of tax expense.

(3)	The 1998 net income includes income from discontinued operations of $344,000, net of tax expense.

(4)	The 1999 net income includes a net of tax extraordinary gain of $740,000 resulting from the retirement of debt, and $946,000 in income from discontinued operations, net of tax.

(5)	The 2000 net income includes net of tax extraordinary gains of $840,000 resulting from the retirement of debt, $660,000 resulting from the cumulative effect of change in accounting principle, and $1,156,000 in income from discontinued operations, net of tax. The 2000 results include contributions from the Transamerica assets which we acquired on October 24, 2000, with an effective date of October 1, 2000. The 2000 results include only the chassis acquired from Transamerica, as the acquired rail trailers and domestic containers were identified as assets held for sale at the time of purchase.

(6)	The 2001 net income includes net of tax extraordinary gains of $558,000 resulting from the retirement of debt, $833,000 resulting from the cumulative effect of change in accounting principle and a loss, net of tax, of $1,909,000 from discontinued operations.

(7)	Assumes the sale of 1,094,450 Debentures in an aggregate principal amount of $27,361,250 at an aggregate purchase price of $____________.

RISK FACTORS

           You should carefully consider the risks described below before buying Debentures in this offering. Investing in the Debentures involves risk. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In that case, the trading price of our Debentures and common stock could decline, and you could lose some or all of your investment.

Risks Relating to the Debentures

The Debentures are unsecured and subordinated.

           The Debentures are unsecured and rank subordinate and junior in right of payment to all of our present and future Senior Indebtedness and will rank equally with obligations to our other general unsecured creditors. This means that there will be no collateral for our obligations to you. It also means that if we become bankrupt, many of our other liabilities will be paid before you are. As of March 31, 2002, Senior Indebtedness of Interpool aggregated $1,454.1 million.

           Interpool's operations are largely conducted by its subsidiaries. At March 31, 2002, such subsidiaries had total indebtedness to third parties of $515.4 million (which represents 35.4% of the Senior Indebtedness of Interpool at that date). The Debentures will be effectively subordinated to all existing and future liabilities of Interpool's subsidiaries. There are no terms in the Debentures that limit our ability to incur additional indebtedness, including indebtedness that ranks senior to or equally with the Debentures, or the ability of our subsidiaries to incur additional indebtedness. See "Description of Debentures--Subordination."

The deferral of interest payments has adverse tax and market price consequences.

           So long as no Debenture Event of Default shall have occurred and be continuing, we will have the right to defer payments of interest on the Debentures at any time up to 60 consecutive monthly periods, provided that no deferral may extend beyond the Stated Maturity Date.

           During a deferral period, your interest payments will continue to accrue, and interest on the unpaid interest payments will compound monthly.

           Upon the termination of any Extension Period (including any extension thereof) and the payment of all interest then accrued and unpaid on the Debentures, we may elect to begin a new Extension Period, subject to the above requirements. There is no limitation on the number of times that we may elect to begin an Extension Period. See "Description of Debentures--Option to Extend Interest Payment Date."

           If we defer payments of interest on the Debentures, you will be required to accrue income for United States federal income tax purposes, even if you are a cash basis taxpayer. As a result, you will recognize income for United States federal income tax purposes even though cash corresponding to that income will not be distributed to you at that time. Further, you may not receive the cash related to such income from us if you dispose of the Debentures prior to the record date for the payment of interest after the Extension Period. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount".

           If we defer payments of interest on the Debentures, the market price of the Debentures is likely to be affected (to the extent a market has developed). Therefore, if you dispose of your Debentures during an Extension Period, you might not receive the same return on your investment as you would if you continued to hold your Debentures. In addition, the mere existence of our right to defer payments of interest on the Debentures may cause the market price of the Debentures to be more volatile than the market prices of other securities that are not subject to such deferrals.

We may cause a redemption at any time after three years.

           At any time from and after the third anniversary of the date of issuance we may prepay the Debentures in whole or in part at 100% of their outstanding principal amount plus accrued interest. See "Description of Debentures - Optional Redemption."

Potential tax law changes may adversely affect the Debentures.

           From time to time, the IRS has challenged taxpayers' treatment as indebtedness of securities issued with certain characteristics similar to the Debentures. There is no assurance that an IRS challenge or a subsequent change in the tax laws would not affect the classification of the Debentures as indebtedness. See "Certain Federal Income Tax Consequences - Classification of the Debentures."

There may not be a trading market for the Debentures.

           There is no existing market for the Debentures and the Debentures will not be listed on any securities exchange. Accordingly, we can give no assurance about the liquidity of any market that may develop for the Debentures, your ability to sell your Debentures or at what price you will be able to sell your Debentures. Future trading prices of the Debentures will depend on many factors including, among other things, prevailing interest rates, our operating results, the trading price of our common stock, and the market for similar securities.

We cannot predict market prices for the Debentures.

           To the extent a trading market develops for the Debentures, we cannot predict the market prices for such securities. Accordingly, the Debentures may trade at a discount from the price that you paid to purchase the Debentures.

Risks Relating to Our Business and Operations

We are subject to the cyclicality of world trade which may impair demand for our chassis and containers.

           The demand for our chassis and containers primarily depends upon levels of world trade of finished goods and component parts. Recessionary business cycles, political conditions, the status of trade agreements and international conflicts may have an impact on our operating results. The demand for leased chassis also depends upon domestic economic conditions and volumes of exports to the United States which are likely to be adversely affected if the value of the United States dollar declines. When the volume of world trade decreases, our business of leasing chassis and containers may be adversely affected as the demand for chassis and containers is reduced. A substantial decline in world trade may also adversely affect our customers, leading to possible defaults and the return of equipment prior to the end of a lease term.

We operate in a highly competitive industry, which may adversely affect our results of operations or ability to expand our business.

           The transportation equipment leasing industry is highly competitive. We compete with numerous domestic and foreign leasing companies, some of which have greater financial resources and access to capital than we do. Some of our competitors have large underutilized inventories of chassis and containers, which could lead to significant downward pressure on pricing and margins. In addition, if the available supply of intermodal transportation equipment were to increase significantly as a result of, among other factors, new companies entering the business of leasing and selling intermodal transportation equipment, our competitive position could be adversely affected.

Potential customers may decide to buy rather than lease chassis and containers.

           We, like other suppliers of leased chassis and containers, are dependent upon decisions by shipping lines and other transportation companies to lease rather than buy their equipment. In addition, our ability to achieve our strategy of expanding our business in response to customer demand for long term leasing would be adversely affected if our customers shifted to more short-term leasing over long-term leasing. Most of the factors affecting the decisions of our customers are outside our control. Operating costs such as storage and repair and maintenance costs also increase as utilization decreases.

Sustained Asian economic instability could reduce demand for leasing.

           A number of the shipping lines to which we lease containers are entities domiciled in several Asian countries. In addition, many of our customers are substantially dependent upon shipments of goods exported from Asia. From time to time there have been economic disruptions, financial turmoil and political instability in this region. If these events were to occur in the future, they could adversely affect these customers and lead to a reduced demand for leasing of our containers or otherwise adversely affect us.

Defaults by our customers could adversely affect our business by decreasing revenues and increasing storage, collection and recovery expenses.

           We are dependent upon our lessees continuing to make lease payments for our equipment. A default by a lessee may cause us to lose revenues for past services and incur expenses for storage, collection and recovery. Repossession from defaulting lessees may be difficult and more expensive in jurisdictions whose laws do not confer the same security interests and rights to creditors and lessors as those in the United States and in jurisdictions where recovery of equipment from the defaulting lessors is more cumbersome.

           If a long-term lessee defaults, we may be unable to re-lease recovered equipment for comparable rates or terms. Our reserves for anticipated losses may increase over historical levels or not be sufficient to cover actual losses, or our earnings may be adversely affected by customer defaults.

Our insurance coverage, which reduced our exposure to credit risk, expired on January 31, 2002. Failure to replace such coverage could increase our costs in the event a customer defaults.

           We have in the past sought to reduce our credit risk by maintaining insurance coverage against lessee defaults. Our insurance policy covering such credit risks expired on January 31, 2002. We do not know whether replacement coverage can be obtained upon terms acceptable to the Company. If replacement coverage is obtainable we expect that premium rates and deductibles will increase as a result of general rate increases for this type of insurance as well as our historical claim experience and that of our competitors in the industry. If such insurance coverage is not obtained, it could adversely affect our business by increasing our costs in the event a customer defaults.

Changes in market price, availability or transportation costs of containers in China could adversely affect our ability to maintain our supply of containers.

           China is currently the largest container producing nation in the world and we currently purchase substantially all of our containers from manufacturers in China. In the event that it were to become more expensive for us to procure containers in China or to transport these containers at a low cost from China to the locations where they are needed by customers, either because of increased tariffs imposed by the United States or other governments or for any other reason, we would have to seek alternative sources of supply. We may not be able to make alternative arrangements quickly enough to meet our equipment needs, and the alternative arrangements may increase our costs.

We are controlled by a limited number of stockholders; this concentrated ownership could discourage acquisition bids for us that are not supported by our majority stockholders or limit the price investors will be willing to pay in the future for shares of our common stock.

           Approximately 68% of our common stock is beneficially owned, directly or indirectly, in the aggregate by Warren L. Serenbetz, Martin Tuchman, Raoul J. Witteveen and Arthur L. Burns, each of whom is our director and/or either an executive officer or consultant, and certain members of their immediate families. These individuals, either directly or indirectly, have the ability to elect all of the members of our Board of Directors and to control the outcome of all matters submitted to a vote of our stockholders. Messrs. Serenbetz, Tuchman, Witteveen and Burns, as well as certain family members and affiliated entities, are parties to a Stockholders' Agreement that imposes restrictions on their ability to dispose of their shares of our common stock and requires them to vote for the re-election of Messrs. Serenbetz, Tuchman, Witteveen and Burns as our directors. Our concentrated ownership may discourage acquisition bids for us that are not supported by our majority stockholders. This could limit the price that investors might be willing to pay in the future for shares of our common stock.

We have relationships with and have entered into transactions with members of our management and affiliated entities which may involve inherent conflicts of interest.

           Various relationships exist and various transactions have been entered into between or among us, on the one hand, and members of our management and affiliated entities, on the other hand. Some of these relationships and transactions may involve inherent conflicts of interest.

We are dependent on the knowledge and experience of members of our senior management; loss of these members could adversely affect our ability to formulate and achieve our strategy and pursue new business initiatives.

           Our growth and continued profitability are dependent upon, among other factors, the abilities, experience and continued service of certain members of our senior management, including Martin Tuchman, our Chairman and Chief Executive Officer, and Raoul J. Witteveen, our President and Chief Operating Officer. Each of Messrs. Tuchman and Witteveen holds, either directly or indirectly, a substantial equity interest in Interpool and also is a director of Interpool. Additionally, members of our senior management possess knowledge of, and extensive experience in, the intermodal transportation industry. We rely on this knowledge and experience in our strategic planning and in our day-to-day business operations. If one or more members of our senior management were to resign or otherwise be unavailable to serve us, the loss could adversely affect our ability to formulate and achieve our strategy and pursue new business initiatives. In addition, we do not currently have employment agreements with our chief financial officer and several of our other executive officers.

The volatility of the residual value of chassis and containers upon expiration of their leases could adversely affect our operating results.

           Although our operating results primarily depend upon equipment leasing, our profitability is also affected by the residual values (either for sale or continued operation) of our chassis and containers upon expiration of their leases. These values, which can vary substantially, depend upon, among other factors:

•	the maintenance standards observed by lessees;

•	the need for refurbishment;

•	our ability to remarket equipment;

•	the cost of comparable new equipment;

•	the availability of used equipment;

•	rates of inflation;

•	market conditions;

•	the costs of materials and labor; and

•	the obsolescence of the equipment.

           Most of these factors are outside of our control. Operating leases, which represent the predominant form of lease in our portfolio, are subject to greater residual risk than direct finance leases.

Loss of our eligibility for tax benefits under the U.S.-Barbados tax treaty could increase our tax liability.

           We currently receive tax benefits under an income tax convention between the United States and Barbados, the jurisdiction in which our subsidiary Interpool Limited, which operates our container business, is incorporated. Specifically, under that income tax convention, any profits of Interpool Limited from leasing of containers used in international trade generally are taxable only in Barbados and not in the United States. At some future date the tax convention could be modified in a manner adverse to us or repealed in its entirety, or we might not continue to be eligible for these tax benefits.

Our use of indebtedness may adversely affect our results of operations.

           We currently make use of indebtedness to finance our equipment leasing activities and for other general corporate purposes. As of March 31, 2002 our total outstanding indebtedness was approximately $1,454.1 million (not including $147.1 million available but unborrowed under our credit facilities) and our debt-to-equity ratio was approximately 3.2 to 1. We anticipate that we will incur additional indebtedness in the future. We are required to dedicate a substantial portion of our cash flow to payments on our indebtedness, thereby reducing the amount of cash flow available to fund working capital, capital expenditures, including for fleet growth, and other corporate requirements. Our debt service for the year 2001 and the first quarter of 2002 was $130.5 million and $16.4 million, respectively. Should our cash flow be insufficient to service our debt obligations, we would be required to seek additional funds to meet our obligations. Additional funds, if needed, might not be available to us or, if available, might not be made available on terms acceptable to us.

We may need additional capital in the future and adequate financing may not be available to us on acceptable terms, or at all.

           Our business is highly dependent upon the availability of capital. In particular, the growth of our fleet through new equipment purchases or acquisitions, as well as the refinancing of our existing debt, will require further debt or equity financings. Additional financing might not be available to us on acceptable terms, or at all. We may not have sufficient unencumbered assets to pledge as security for new indebtedness. If we raise additional funds by issuing equity securities, further dilution to the existing stockholders may result.

Risks Relating to Our Offering

You may not revoke your subscription exercise.

           Once you have exercised your subscription rights, you may not revoke your exercise unless we amend the offering, in which event you will have the right to cancel your subscription and promptly receive back any funds you have delivered, with interest if you subscribed using immediately available funds, or to reaffirm your exercise of your subscription rights under the terms of the offering, as so amended.

Because we may terminate the offering at any time, your participation in the offering is not assured.

           Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. We may terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, with interest if you subscribed using immediately available funds. See "The Rights Offering -- Interest on Subscription Funds".

We have broad discretion in how we use the proceeds from this offering and may use them in ways with which you disagree.

           We have not allocated specific amounts of the net proceeds to any particular growth plans. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of management to use such funds effectively could have a material adverse effect on our financial position, liquidity and results of operations by reducing or eliminating our net income from operations.

The price of our common stock could continue to fluctuate.

           The market price for our common stock has fluctuated in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

•	announcements of developments related to our business;

•	fluctuations in our quarterly results of operations;

•	sales of substantial amounts of our shares into the marketplace;

•	general conditions in our industry or the worldwide economy;

•	a shortfall in revenues or earnings compared to securities analysts' expectations;

•	changes in analysts' recommendations or projections;

•	announcements of new acquisitions; and

•	an outbreak of war or hostilities.

           The current market price of our common stock may not be indicative of future market prices.

If our stockholders sell substantial amounts of our common stock after this offering, the market price of our common stock may fall.

           Sales of a substantial number of shares of our common stock in the public market by our stockholders, or the perception that these sales may occur, could adversely affect the price of our common stock. We have outstanding an aggregate of 27,361,252 shares of common stock, of which:

•	8,738,061 shares are freely tradable;

•	18,623,191 shares are held by our "affiliates" and other holders of our restricted securities within the meaning of Rule 144 under the Securities Act and may only be sold in compliance with Rule 144; and

•	no shares are covered by registration rights agreements.

Our charter documents and Delaware law may inhibit a takeover and limit our growth opportunities, which could cause the market price of our shares to decline.

           Our Restated Certificate of Incorporation and Amended and Restated By-laws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. These provisions apply even if the change may be considered beneficial by some stockholders. If a change of control or change in management is delayed or prevented, the market price of our shares could decline. In addition, our Restated Certificate of Incorporation and Amended and Restated By-laws contain provisions that may discourage acquisition bids for Interpool.

FORWARD-LOOKING STATEMENTS

           This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under "Summary," "Risk Factors," "Management Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

           The net proceeds from the sale of 1,094,450 Debentures in this offering will be approximately $_____ million (approximately $_____ million if we fully exercise our right to increase the offering), at a price of $____ per Debenture, after deducting our estimated offering expenses. We anticipate using substantially all the net proceeds of this offering to pay down our revolving credit facility. Such reduction in our revolving credit facility may be temporary as we may choose to re-borrow under the revolving credit facility in the future for general corporate purposes, which may include future equipment purchases or the expansion of our business through acquisitions. We are not currently engaged in discussions with respect to any potential acquisition that have progressed beyond the preliminary stage, but we will consider any acquisition opportunity that may arise.

PRICE RANGE OF COMMON STOCK

           Our common stock is traded on the New York Stock Exchange under the symbol "IPX." The following table sets forth for the periods indicated, the high and low last reported sale prices for the common stock on the New York Stock Exchange. All share and per share data have been rounded to the nearest cent.

                                                  COMMON STOCK PRICE
                                                  ------------------
                                                   HIGH         LOW
                                                   ----         ---
YEAR ENDED DECEMBER 31, 1999
First Quarter..................................   $16.75      $12.44
Second Quarter.................................    15.25       10.50
Third Quarter..................................    13.50        7.50
Fourth Quarter.................................     9.13        6.88

YEAR ENDED DECEMBER 31, 2000
First Quarter..................................     8.00        5.25
Second Quarter.................................     9.75        5.31
Third Quarter..................................    13.63        8.31
Fourth Quarter.................................    17.63       11.56

YEAR ENDED DECEMBER 31, 2001
First Quarter..................................    18.44       12.56
Second Quarter.................................    17.00       13.55
Third Quarter..................................    19.45       14.60
Fourth Quarter.................................    19.25       11.65

YEAR ENDED DECEMBER 31, 2002
First Quarter..................................    19.90       14.61
Second Quarter (through May 10, 2002)..........    24.02       18.00

           As of May 13, 2002, there were approximately 71 record holders of our common stock. On May 10, 2002, the last reported sale price of Interpool common stock on the New York Stock Exchange was $22.01 per share.

DIVIDEND POLICY

           Effective January 2002, the quarterly dividend rate was increased to $0.055 per share. We paid a quarterly dividend in the amount of $0.05 per share on our common stock in July and October 2001. Prior to July 1, 2001, we had paid a quarterly dividend of $0.0375 per share on our common stock for the prior 17 quarters.

           The Board of Directors has instituted a dividend reinvestment plan, which went into effect at the end of 2001. The plan is non-dilutive; shares required for the plan will be acquired on the open market by an independent third party plan administrator and not through the issuance of additional shares by us.

THE RIGHTS OFFERING

The Subscription Rights

           We are offering our stockholders the right to subscribe for and purchase 1,094,450 Debentures at a purchase price of $____ per debenture. Only those stockholders of record who own Interpool common stock at the close of business on ______, 2002 will receive subscription rights from us to purchase Debentures in the rights offering. The subscription rights are not transferable. You are a record holder for this purpose only if your name is registered as a stockholder of Interpool common stock with our transfer agent, American Stock Transfer & Trust Company, as of the ______, 2002 record date. Each stockholder of record will receive a subscription warrant. The subscription warrant will evidence your subscription rights and will indicate how many shares of common stock you own on the ______, 2002 record date. If you execute and return a subscription warrant you are agreeing that your exercise of subscription rights is on the terms and subject to the conditions specified in this prospectus.

Basic Subscription Right

           We are distributing to each record holder one subscription right for every twenty-five (25) shares of Interpool common stock held on the close of business on the ______, 2002 record date. If you receive subscription rights, you may purchase one Debenture for each whole subscription right that you receive. There is no minimum number of Debentures you must purchase upon the exercise of your subscription rights, but you may not purchase fractional Debentures.

           When determining the maximum number of subscription rights you will receive, divide the number of shares of common stock you own on the record date by twenty-five (25) and round down to the next whole number. For example, if you own 120 share of common stock, you will receive four (4) subscription rights (120 shares of common stock / 25 = 4.8, rounded down to 4 subscription rights, the next whole number) which will entitle you to subscribe for up to four (4) Debentures under your Basic Subscription Right. We will not pay cash for or issue fractional subscription rights. You may not divide a subscription warrant in such a way as to permit you to receive a greater number of subscription rights than you are otherwise entitled to receive. However, a depository, bank, trust company or securities broker or dealer holding shares of our common stock for more than one beneficial owner, may, upon proper showing to the Subscription Agent, exchange its subscription warrant to obtain several subscription warrants for the number of subscription rights to which all such beneficial owners in the aggregate would have been entitled had each beneficial owner been a holder of record. This is your Basic Subscription Right. If you subscribe for Debentures by tendering immediately available funds, you will receive interest on your subscription funds as described below under "The Rights Offering -- Interest on Subscription Funds".

Oversubscription Right

           If you fully exercise your Basic Subscription Right with respect to all the subscription rights you receive, you may subscribe for additional Debentures. This Oversubscription Right will be available to the extent that other subscription rights holders do not exercise their Basic Subscription Right in full or that we determine to offer additional Debentures as part of our option to increase the offering. If you wish to exercise your Oversubscription Right, you must specify the maximum number of additional Debentures you want to purchase, and you must submit the full subscription price for those Debentures to the Subscription Agent. If you wish to exercise your Oversubscription Right, you must do so at the same time you fully exercise your Basic Subscription Right.

           If we receive subscriptions, including oversubscriptions, for more than the 1,094,450 Debentures offered hereby (plus any Debentures offered pursuant to our option to increase the offering), then we will allocate the available Debentures as follows:

•	first, subscribing rights holders who exercise their Basic Subscription Rights, in whole or in part, will receive the Debentures to which they have subscribed, and

•	second, subscribing rights holders who exercise their Oversubscription Rights, will receive Debentures in proportion to the number of Debentures each such holder has purchased pursuant to their Basic Subscription Rights, subject to the elimination of fractional Debentures. If you are not allocated the full amount of Debentures that you subscribed for pursuant to your Oversubscription Right, you will receive a refund (with interest if you subscribed with immediately available funds) of the subscription price that you delivered for those Debentures that are not allocated to you. The Subscription Agent will mail refunds after the expiration of the offering.

           For purposes of determining whether you have exercised your Basic Subscription Right in full, only Basic Subscription Rights held by you in the same capacity will be considered. For example, if you hold shares of our common stock as an individual and you exercise your Basic Subscription Right in full with respect to those shares, you may exercise your Oversubscription Right with respect to those shares, even if you do not exercise your Basic Subscription Right with respect to shares held jointly with your spouse or shares in a retirement account.

           In order to exercise the Oversubscription Right, banks, brokers and other nominee subscription rights holders who exercise the Oversubscription Right on behalf of beneficial owners must certify to the Subscription Agent and to us with respect to each beneficial owner:

(1)	the number of shares held on the ______, 2002 record date;

(2)	the number of subscription rights exercised pursuant to the Basic Subscription Right;

(3)	that the holder has exercised its Basic Subscription Right in full; and

(4)	the number of Debentures subscribed for pursuant to the Oversubscription Right.

Option to Increase Offering

           If we receive subscriptions, including oversubscriptions or standby purchaser subscriptions, for more than the 1,094,450 Debentures offered hereby, then we may, in our sole discretion, increase the amount of Debentures to be offered by up to 164,167 additional Debentures.

Offers from Standby Purchasers

           We may, in our discretion, seek and accept offers from standby purchasers to purchase Debentures not subscribed for and purchased by stockholders in the Rights Offering pursuant to either Basic Subscription Rights or Oversubscription Rights. Offers from standby purchasers must be properly completed and signed and delivered to the subscription agent prior to the expiration date with full payment for the Debentures requested to be purchased. Within __ days following the expiration date, we will determine whether to accept any such offers from standby purchasers to purchase unsold Debentures. Any such Debentures which are so purchased by standby purchasers will be purchased at the same price and on the same terms as the Debentures sold to stockholders pursuant to the exercise of Rights. Standby purchasers need not be stockholders. If Debentures are available for purchase by standby purchasers, but the number of Debentures is not sufficient to satisfy in full all offers received by us from standby purchasers, the Debentures available will be allocated at our discretion. We reserve the right to accept or reject any offer from a standby purchaser. In connection with this offering, we may agree to pay commissions to certain broker-dealers that are members of the National Association of Securities Dealers for arranging introductions to new investors purchasing Debentures, either pursuant to the exercise of subscription rights or as standby purchasers. Any such commission will equal 1% of the principal amount of Debentures purchased by an investor introduced to us by such broker-dealer.

Subscription Price

           The subscription price is $____ per Debenture, payable in cash. If this offering is terminated or if you oversubscribe for more Debentures than are available, your funds will be returned to you promptly, with interest if you subscribed using immediately available funds.

Determination of the Subscription Price

           The subscription price represents ___% of the principal amount of a Debenture. The offering price was determined by our Board of Directors and bears no relationship to the value of our assets, financial condition, or other established criteria for value.

Expiration Time and Date

           This offering will expire at 5:00 p.m., New York City time, on ______, 2002, unless we extend the offering. We will not extend the expiration date, in any event, beyond ______, 2002. If we extend the expiration date, we will issue a press release on the first day the New York Stock Exchange is open for trading after the most recent expiration date. After the expiration of the offering, all unexercised subscription rights will be null and void. We will notify you of any extension of the expiration by issuing a press release. We will not be obligated to honor any purported exercise of subscription rights which the Subscription Agent received after the expiration of the offering, regardless of when you sent the documents relating to that exercise, unless you used the guaranteed delivery procedures described below.

Plan of Distribution

           The subscription rights will be distributed to our holders of record as of the ______, 2002 record date, by mail, on or about ______, 2002. It is our expectation that holders of record which hold shares of Interpool common stock for beneficial owners will forward a copy of this prospectus and the related subscription information and forms to those beneficial holders in adequate time to permit beneficial holders to complete and deliver the Form of Instructions by Beneficial Owners to Brokers or Other Nominees as to their investment decisions. We have engaged American Stock Transfer & Trust Company as our Subscription Agent to assist in the distribution of the subscription rights and of this prospectus and the related subscription information and forms. American Stock Transfer & Trust Company, as our Subscription Agent, will process all subscription warrants from our holders of record and will distribute certificates representing the Debentures purchased by each holder of record upon the expiration of this offering. See "The Rights Offering--Issuance of the Debentures."

           We have not engaged an underwriter to conduct a distribution of Debentures not purchased upon the exercise of the subscription rights we are distributing, nor have we engaged a standby purchaser to acquire such unpurchased Debentures. However, we may, in our discretion, seek and accept offers from standby purchasers to purchase Debentures not subscribed for and purchased by stockholders in the Rights Offering. See "The Rights Offering - Offers from Standby Purchasers."

Certain Stockholders

           As of April 15, 2002, Martin Tuchman, our Chairman and Chief Executive Officer, Raoul J. Witteveen, our President and Chief Operating Officer, and Warren L. Serenbetz, a significant stockholder, beneficially owned approximately 51.8% of Interpool's outstanding common stock. Messrs. Tuchman, Witteveen and Serenbetz have informed us that they intend to exercise basic subscription rights to purchase Debentures in an aggregate principal amount of at least $5,000,000.

Subscription Procedures

           In order to exercise subscription rights, you must:

(1)	complete and sign your subscription warrant (with any signatures guaranteed if required, as described below); and

(2)	deliver the completed and signed subscription warrant, together with payment in full of the subscription price for each Debenture for which you subscribe (See "The Rights Offering--Subscription Payments") to the Subscription Agent before the expiration of the offering, unless delivery of the subscription warrant is effected pursuant to the guaranteed delivery procedures described below.

           If you do not indicate the number of Debentures to be subscribed for on your subscription warrant or guarantee notice (as applicable), or if you indicate a number of Debentures that does not agree with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of whole Debentures that may be subscribed for, under both the Basic Subscription Right and the Oversubscription Right for the aggregate purchase price you delivered.

           If you subscribe for fewer than all of the Debentures represented by your subscription warrant, the unexercised subscription rights will become null and void on the expiration date.

           Your signature on each subscription warrant you deliver must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association, unless:

(1)	the Debentures to be issued are to be issued to the registered holder of the subscription rights, as indicated on the subscription warrant; or

(2)	the subscription warrant is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States exercising for your account.

           If you hold shares of Interpool common stock for the account of others, you should contact the respective beneficial owners of those shares as soon as possible to receive their investment decision and to obtain instructions and certifications with respect to their subscription rights. If you are so instructed by a beneficial owner, you should complete the appropriate subscription warrant and, if the beneficial holder wishes to exercise the Oversubscription Right, the related nominee holder certification, a form of which is included in the instructions distributed with the subscription warrants. You should submit these to the Subscription Agent with the proper payment.

           If you are a beneficial owner whose shares of our common stock are held for your account by another, you should give your instructions regarding your investment decision as to the subscription rights attached to those shares to that holder.

           You should carefully read the instructions accompanying the subscription warrant and follow them closely. You should send your subscription warrant, with any payment, to the Subscription Agent. DO NOT SEND YOUR SUBSCRIPTION WARRANTS OR PAYMENT TO US.

           The method of delivery of the subscription warrant and the payment of the subscription price to the Subscription Agent is at your election and risk. If you send your subscription warrant and payments by mail, they should be sent by registered mail, properly insured. You should also allow sufficient time to ensure delivery to the Subscription Agent and clearance of payment prior to the expiration time.

           We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights, which determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected, or reject the purported exercise of any subscription right because of any defect or irregularity. Neither the Subscription Agent nor we are under any duty to notify you of any such defect or irregularity, and will not be held liable for any failure to notify you of any such defect or irregularity. We also reserve the right to reject any exercise if it is not in accordance with the terms of this offering, not in proper form or if it could be deemed unlawful or materially burdensome. See "The Rights Offering--Regulatory Limitation" below.

           You should direct any questions or requests for assistance concerning the method of exercising subscription rights, or requests for additional copies of this prospectus, the instructions or the notice of guaranteed delivery, to the Subscription Agent, American Stock Transfer & Trust Company, ______________________, (telephone: (___) _________).

           If you do not exercise your subscription rights prior to 5:00 p.m., New York City time, on the ______, 2002 expiration date, as that date may be extended, they will expire and be null and void. See "The Rights Offering -- Expiration Date" above.

Subscription Payments

           You must pay for all Debentures you subscribe for by:

(1)	check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to American Stock Transfer & Trust Company as Subscription Agent; or

(2)	by wire transfer of funds to the account which the Subscription Agent maintains for this purpose at [ACCOUNT INFORMATION].

           The subscription price will be considered received by the Subscription Agent only upon:

(1)	clearance of an uncertified check;

(2)	receipt by the Subscription Agent of a certified or cashier's check or bank draft drawn upon a United States bank or of a postal, telegraphic or express money order; or

(3)	receipt of funds wired to the Subscription Agent's account designated above.

           Funds paid by uncertified personal check may take several business days to clear. Accordingly, if you wish to pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure its receipt and clearance by that time. To avoid disappointment caused by a failure of your subscription due to your payment not clearing prior to the ______, 2002 expiration date, we urge you to consider payment by means of certified or cashier's check, money order or wire transfer of funds. We highly recommend that if you intend on paying the subscription price by personal check, your subscription payment must be received by the Subscription Agent no later than seven (7) business days prior to the expiration date, as extended. If your check does not clear before the expiration date, as extended, you will not receive any Debentures, and our only obligation will be to return your subscription payment, without interest.

Interest on Subscription Funds

           We have entered into an agreement with the Subscription Agent that will permit interest to be paid to subscribing holders of the subscription rights, subject to the limitations described in this section of the prospectus. The Subscription Agent will pay interest on immediately available funds tendered in connection with the exercise of Basic Subscription Rights and Oversubscription Rights. Immediately available funds for this purpose are funds tendered by you in the form of:

•	certified or cashier's check or bank draft drawn upon a United States bank,

•	United States postal, telegraphic or express money order, or

•	wire transfer to the Subscription Agent's account designated above.

Subscription funds tendered by uncertified personal check will not accrue interest and no interest will be paid on those funds.

           Interest will accrue on immediately available funds beginning upon the date of their receipt by the Subscription Agent, through the day prior to the day on which funds are delivered to us following the expiration date of this offering, or the termination date if we terminate the offering. Interest accrued, less a service fee charged pro rata to all immediately available funds tendered, will be disbursed by the Subscription Agent promptly after the expiration date. No assurance can be given as to the effective interest rate which will be earned on subscription funds which are immediately available funds, as the effective interest rate will be affected by the amount of the service fee and the service fee will be the sum of a fixed amount and a percentage of all interest earned.

Notice of Guaranteed Delivery

           If you wish to exercise your subscription rights, but you will not be able to deliver your subscription warrant to the Subscription Agent prior to the expiration of the offering, you may nevertheless exercise the subscription rights if:

(1)	before the expiration of the offering, the Subscription Agent receives:

(a)	payment for each Debenture you subscribe for pursuant to your Basic Subscription Right and, if applicable, your Oversubscription Right and;

(b)	a guarantee notice from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the Subscription Agent of the subscription warrant evidencing the subscription rights to be exercised within three (3) NYSE trading days following the date of that notice; and

(2)	within this three (3) NYSE trading day period, the Subscription Agent receives the properly completed subscription warrant with any signatures guaranteed as required.

           You may deliver the guarantee notice referred to above to the Subscription Agent in the same manner as you would deliver the subscription warrant. Eligible institutions may deliver the notice of guaranteed delivery by telegram or facsimile transmission (telecopier no. ___________). To confirm facsimile deliveries, please call _________. You should refer to the form titled "Notice of Guaranteed Delivery," which is provided with the "Instructions as to Use of Subscription Warrants" distributed with the subscription warrant for the information and representations required in the guarantee notice.

No Revocation

           Once you have exercised your Basic Subscription Right and, if you so elect, your Oversubscription Right, you may not revoke that exercise unless we elect to amend the offering. If we elect to amend the offering, you will have the right to cancel your subscription and promptly receive back any funds you have delivered, with interest if you subscribed using immediately available funds, or to reaffirm your exercise of your subscription rights under the terms of the offering as so amended.

Restriction on Transferring Rights

           The subscription rights will not be transferable.

Issuing Debentures in the Name of an Affiliate or Related Party

           If you exercise your subscription rights, you may choose to have the Debentures issued in whole or in part in the name of an affiliate or related party designee. We define an affiliate as a person, company, trust, partnership, limited partnership, limited liability company, corporation or other business entity that directly, or indirectly, through one or more intermediaries, controls you, is controlled by you, or with whom you are under common control. A related party includes:

•	any member of your immediate family, which includes your spouse, children, siblings and parents;

•	an entity owned or controlled by you or a member of your immediate family;

•	any limited or general partner of a holder which is a general or limited partnership;

•	any member of a holder which is a limited liability company;

•	a trust settled by you or a member of your immediate family, or whose beneficiaries include you or a member of your immediate family; or

•	if the holder is a trust, the settlor or any beneficiary of such trust.

           You may designate that all or a portion of the Debentures subscribed for, but not fractional Debentures, be issued in the name of your designee by delivering to the Subscription Agent a subscription warrant and an Affiliate and/or Related Party Certification properly completed, with instructions to register and issue that portion of the Debentures indicated in the name of the designee. You will be required to certify to us and the Subscription Agent that the designee is either an affiliate or related party of yours.

Subscription Agent

           The Subscription Agent is American Stock Transfer & Trust Company. The Subscription Agent's address, to which you must make any required deliveries, is:

If by mail:	If by hand:	If by overnight courier:

           Facsimiles to the Subscription Agent should be sent to ___________. If you send a facsimile to the Subscription Agent, you should confirm that your facsimile has been received by contacting the Subscription Agent. The telephone number to confirm receipt of facsimiles is ___________.

           We will pay the fees and expense of the Subscription Agent (except for fees and expenses relating to the calculation, allocation and delivery of interest on immediately available funds), and have agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with this offering.

Foreign Stockholders; Stockholders With APO or FPO Addresses; Unknown Addresses

           If you are a holder of record and your address is outside the United States, or if you have an APO or FPO address, or if your address is unknown, a subscription warrant will not be mailed to you. Instead, the warrant will be held by the Subscription Agent for your account. To exercise your subscription rights, you must notify the Subscription Agent prior to 5:00 p.m., New York City time, on the tenth business day prior to the _________, 2002 expiration date. Following receipt of such notice, the Subscription Agent may require additional information from the holder prior to accepting the exercise. If no notice is received by such time, the subscription rights represented thereby will expire.

Regulatory Limitation

           We will not be required to issue Debentures pursuant to this offering to anyone who, in our opinion, would be required to obtain prior clearance or approval from any federal, state or foreign regulatory authorities to acquire, own or control Debentures if such clearance or approval has not been obtained at the expiration of this offering.

Withdrawal of This Offering

           We reserve the right to withdraw this offering for any reason and at any time prior to 5:00 p.m. New York City time, on the _______, 2002 expiration date, in which event we will cause all funds received to be promptly returned, with interest if you subscribed using immediately available funds.

Issuance of the Debentures

           The Subscription Agent will issue to you the Debentures purchased in this offering as soon as reasonably practicable after the expiration date. Certificates representing the Debentures will be delivered to you with respect to the exercise of both basic subscription rights and oversubscription rights within ten business days after the expiration date. The Subscription Agent will retain all funds delivered to it in payment of the subscription price until such certificates are issued. If you are allocated less than all the Debentures for which you subscribed, the Subscription Agent will return excess funds to you, with interest if you subscribed using immediately available funds, as soon as practicable after the Expiration Date. You will have no rights with respect to Debentures subscribed for until the certificates are issued.

No Board Recommendation

           In making any investment decision to exercise subscription rights, you must consider your own best interests. None of the members of the board of directors makes any recommendation as to whether you should exercise your subscription rights.

CAPITALIZATION

           The following table sets forth our short-term debt and capitalization as of March 31, 2002. Our short-term debt and capitalization is presented:

•	on an actual basis; and

•	on an as adjusted basis to reflect the receipt and application of the estimated net proceeds from the sale of 1,094,450 Debentures in this offering in an aggregate principal amount of $27,361,250.

           You should read the information in this table together with our consolidated financial statements and the related notes and with "Selected Consolidated Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                    AS OF MARCH 31, 2002(1)
                                                              ----------------------------------
                                                                 ACTUAL       AS ADJUSTED (2)
                                                              ------------ ---------------------
                                                                         (IN THOUSANDS)
SHORT-TERM DEBT OBLIGATIONS (INCLUDING CURRENT PORTION
  OF LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS).....       $   148,197
                                                              ===========
LONG-TERM DEBT AND CAPITAL OBLIGATIONS (LESS
  CURRENT PORTION).....................................         1,305,938
                                                              -----------

Minority interest in equity of subsidiaries............            26,332
                                                              -----------       -----------

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.001 per share, 1,000,000
  authorized, none issued..............................                --                --
Common stock, par value $.001 per share, 100,000,000
  shares authorized, 27,579,952 shares issued and
  outstanding..........................................                28
Additional paid-in capital.............................           124,184
Treasury stock, at cost, 218,700 shares................            (2,139)
Retained earnings......................................           264,339
                                                              -----------       -----------
Accumulated other comprehensive income (loss), net of
  taxes................................................            (9,270)
          Total stockholders' equity...................           377,142
                                                              -----------
          Total capitalization.........................       $ 2,046,670
                                                              -----------
(1)	In October 2000, the Financial Accounting Standards Board ("FASB") released its exposure draft "Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both" (the "Exposure Draft"). This Exposure Draft addresses potential changes in the way a company will account for debt and equity instruments. The Exposure Draft, if adopted by FASB in its current form, would result in Interpool having to change its accounting for the 9.25% Convertible Redeemable Subordinated Debentures (the "Convertible Debentures") being offered as a part of this registration statement and its accounting for the $75 million of 9-7/8% company obligated mandatorily redeemable preferred securities in subsidiary grantor trusts (the "Redeemable Preferred Securities"), which were issued by Interpool in January 1997. These changes in accounting would require us to estimate the value, at the date of issuance of the Convertible Debentures, of our obligation to permit proposed holders of the Convertible Debentures to convert the Convertible Debentures into common stock (the "Conversion Option Value"). The Company would be required to reclassify the Conversion Option Value from debt to a component of stockholder's equity in our financial statements, upon adoption of the new proposed accounting standard. The resulting discount on the debt component would then be adjusted, as a retroactive restatement, to its appropriate amortized balance. The remaining unamortized discount of the Convertible Debentures would be amortized into interest expense over the remaining term of the Convertible Debentures. In addition, the $75 million of Redeemable Preferred Securities, which are currently classified by us as mezzanine debt, would be reclassified as a debt obligation and included in total liabilities. The Exposure Draft would require us to adopt these new accounting requirements effective January 1, 2003. All prior transactions and financial statements would be restated. The changes in the accounting requirements and the date of adoption of their adoption as described in the Exposure Draft are subject to change by the FASB.

(2)	Does not give effect to any possible conversion of the Debentures.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

           The following table sets forth our selected consolidated historical financial and operating data for the periods and at the dates indicated. The historical financial data for each of the five years in the period ended December 31, 2001, and at December 31, 1997, 1998, 1999, 2000 and 2001, are derived from and qualified by reference to the historical consolidated financial statements that have been audited and reported upon by Arthur Andersen LLP, independent public accountants. The historical financial data for the three months ended March 31, 2001 and 2002 and as of March 31, 2002 are derived from our unaudited financial statements. In our opinion, this unaudited information has been prepared on a basis consistent with the audited consolidated historical financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and results of operations for these periods. This information should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto. The historical results presented are not necessarily indicative of future results.

                                                                                              Three Months
                                                   Year Ended December 31,(1)               Ended March 31,
                                     ---------------------------------------------------- -------------------
                                       1997       1998       1999       2000       2001     2001       2002
                                       ----       ----       ----       ----       ----     ----       ----
                                           (in thousands, except per share amounts)           (unaudited)
INCOME STATEMENT DATA:

Revenues...........................  $155,309   $174,241   $189,788   $242,255   $305,133  $76,468    $72,891

Costs and expenses:

  Lease operating expenses.........    23,080     24,734     28,391     36,865     63,870   15,492     14,070
  Administrative expenses..........    13,183     16,424     19,910     21,862     26,170    6,413      5,461
  Provision for doubtful accounts..     1,507      1,680      6,925      2,192      2,302      713        821
  Market value adjustment for
    derivative instruments.........      ----      -----      -----      -----      2,647      870       (650)
  Depreciation and amortization of
    leasing equipment..............    32,710     38,714     55,635     60,767     74,311   18,769     20,311
  Other (income)/expense, net......      (380)    (1,951)     2,822      2,509        466   (1,614)      (929)
  Interest expense.................    53,132     62,846     64,429     84,596     95,044   24,589     23,346
  Interest income..................    (4,993)   (11,060)   (12,049)   (16,511)    (9,400)  (2,679)    (2,072)

Income from continuing operations
  before provision for income
  taxes, results from discontinued
  operations, cumulative effect of
  change in accounting principle
  and extraordinary items..........    37,070     42,854     23,725     49,975     49,723   13,915     12,533

Provision for income taxes.........     4,173      5,584      2,800      8,175      6,725    2,880      1,130

Income from continuing operations
  before results from discontinued
  operations, cumulative effect of
  change in accounting principle
  and extraordinary items..........    32,897     37,270     20,925     41,800     42,998   11,035     11,403

(Loss) income from discontinued
  operations, net of applicable
  taxes of $327, $216, $600, $450,
  $29, $20 and $472................       194        344        946      1,156     (1,909)     (33)      (710)

Gain (loss) from disposal of
  discontinued operations..........     -----      -----      -----      -----      -----      -----     -----

Cumulative effect of change in
  accounting principle, net of
  applicable taxes of $440, $44
  and $44..........................     -----      -----      -----        660        833      833      -----

Extraordinary gain (loss) on debt
  retirement, net of applicable
  taxes of ($1,825), $494, $560
  and $372.........................    (5,428)     -----        740        840        558    -----      -----

  Net income.......................   $27,663    $37,614    $22,611    $44,456    $42,480   11,835     10,693

Income per share from continuing
  operations before results from
  discontinued operations,
  cumulative effect of change in
  accounting principle and
  extraordinary items:
    Basic..........................     $1.16      $1.35      $0.76      $1.52      $1.57    $0.40      $0.42
    Diluted........................     $1.12      $1.30      $0.74      $1.50      $1.48    $0.38      $0.39

(Loss) income from discontinued
  operations:
    Basic..........................     $0.01      $0.01      $0.03      $0.04     ($0.07)   $0.00     ($0.03)
    Diluted........................     $0.01      $0.01      $0.03      $0.04     ($0.06)   $0.00     ($0.02)

Cumulative effect of change in
  accounting principle:
    Basic..........................        NA         NA         NA      $0.02      $0.03    $0.03        NA
    Diluted........................        NA         NA         NA      $0.02      $0.03    $0.03        NA

Extraordinary gain (loss):
    Basic..........................    ($0.20)        NA      $0.03      $0.03      $0.02    NA           NA
    Diluted........................    ($0.18)        NA      $0.03      $0.03      $0.02    NA           NA

Premium paid on redemption of preferred stock:
    Basic..........................    ($0.24)        NA         NA         NA         NA    NA           NA
    Diluted........................    ($0.23)        NA         NA         NA         NA    NA           NA

Net income per share:
    Basic..........................     $0.73      $1.36      $0.82      $1.62      $1.55    $0.43      $0.39
    Diluted........................     $0.71      $1.31      $0.80      $1.60      $1.47    $0.41      $0.37

Weighted average shares outstanding:
    Basic..........................    27,552     27,561     27,571     27,421     27,417   27,421     27,361
    Diluted........................    29,370     28,615     28,234     27,834     28,965   29,122     29,247

Cash dividends declared per common
  share............................     $0.15      $0.15      $0.15      $0.15    $0.1925  $0.0375     $0.055

                                                      As of December 31,(1)
                               --------------------------------------------------------------       As of
                                 1997        1998         1999          2000           2001    March 31, 2002
                                 ----        ----         ----          ----           ----    --------------
BALANCE SHEET DATA:
Cash, short-term investments
  and marketable securities.. $  42,941   $ 112,032    $ 207,002     $ 155,689      $ 102,827    $  171,392
Total assets................. 1,114,456   1,362,234    1,443,259     2,194,831      1,917,785     2,046,670
Debt and capital lease
  obligations................   728,027     912,229      972,366     1,596,275      1,335,310     1,454,135
Stockholders' equity.........   250,446     283,215      301,367       342,231        362,464       377,142

                                                      As of December 31,
                               --------------------------------------------------------------       As of
                                 1997        1998         1999          2000           2001    March 31, 2002
                                 ----        ----         ----          ----           ----    --------------
FLEET DATA:
Chassis:
-------
Chassis units.............      63,000      76,000       90,000       175,000        190,000       202,000
Utilization rate..........       96%         96%          95%           97%            92%            92%

Containers:
----------
Containers (TEUs)........      426,000     500,000      575,000       650,000        703,000       716,000
Utilization rate.........        98%         99%          99%           99%            96%           98%

(1)  All prior year financial information has been adjusted to reflect the operations of Personal Computer Rentals (PCR) and Microtech Leasing
     Corporation (Microtech) as discontinued operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

           You should read the following discussion in conjunction with "Risk Factors," "Selected Consolidated Historical Financial and Operating Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

General

           We generate revenues through leasing transportation equipment, primarily intermodal chassis and dry freight standard containers. Most of our revenues are derived from payments under operating leases and income earned under finance leases, under which the lessee has the right to purchase the equipment at the end of the lease term.

           Revenue derived from an operating lease generally consists of the total lease payment from the customer. In 1999, 2000 and 2001, revenues derived from operating leases were $173.9 million (92% of revenues), $226.3 million (93% of revenues) and $283.9 million (93% of revenues), respectively.

           Revenue derived from a direct finance lease consists only of income recognized over the term of the lease using the effective interest method. The principal component of the direct finance lease payment is reflected as a reduction to the net investment in the direct finance lease. In 1999, 2000 and 2001, total payments from direct finance leases were $68.9 million, $65.0 million and $63.9 million, respectively. In 1999, 2000 and 2001, the revenue component of total lease payments totaled $15.9 million (8% of revenues), $15.9 million (7% of revenues) and $21.2 million (7% of revenues). For the three months ended March 31, 2002 and March 31, 2001, total payments from direct financing leases were $16.3 million and $13.3 million, respectively, and the revenue component of the total lease payments totaled $6.0 million (8% of revenues) and $4.3 million (6% of revenues), respectively.

           Our mix of operating and direct finance leases is a function of customer preference and demand and our success in meeting those customer requirements. During the initial two years of either an operating lease or a direct finance lease, the contribution to our earnings before interest and taxes is very similar. In subsequent periods, however, the operating lease will generally be more profitable than a direct finance lease, primarily due to the return of principal inherent in a direct finance lease. However, after the long-term portion (and any renewal) of an operating lease expires, the operating lease will have redeployment costs and related risks which are avoided under a direct finance lease.

           We conduct business with shipping line customers throughout the world and are thus subject to the risks of operating in disparate political and economic conditions. Offsetting this risk is the worldwide nature of the shipping business and the ability of our shipping line customers to shift their operations from areas of unfavorable political and/or economic conditions to more promising areas. Substantially all of our revenues are billed and paid in U.S. dollars. In addition, our container purchases are paid for in U.S. dollars. We believe these factors substantially mitigate foreign currency rate risks.

           Our container leasing operations are conducted through our subsidiary, Interpool Limited, a Barbados corporation. Our effective tax rate benefits substantially from the application of an income tax convention, pursuant to which the profits of Interpool Limited from container leasing operations are exempt from federal taxation in the United States. These profits are subject to Barbados tax at rates which are significantly lower than the applicable rates in the United States. See "--United States Federal Income Tax." Our chassis leasing operations are conducted primarily through Trac Lease and Interpool. The short-term portion of our container leasing operations is conducted through our 50%-owned affiliate, CAI. A portion of our other United States equipment leasing activities are conducted through Interpool itself.

           During the three months ended September 30, 2001, we initiated a plan to dispose of PCR, a 51%-owned subsidiary engaged in leasing computers and related equipment, and to discontinue the operations of Microtech, a 75.5%-owned subsidiary, also engaged in computer leasing. As a result, PCR and Microtech have been classified as discontinued operations in the consolidated financial statements.

Significant Accounting Policies

          The significant accounting policies used by Interpool and its subsidiaries in the preparation of the accompanying consolidated financial statements are summarized below. Our accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States.

          Basis of consolidation. The consolidated financial statements include the accounts of Interpool and subsidiaries more than 50% owned. All significant intercompany transactions have been eliminated. Minority interest in equity of subsidiaries represents the minority stockholders’ proportionate share of the equity in the income of the subsidiaries. In connection with acquisitions in 1988 and 1993 of certain consolidated subsidiaries, the excess of fair value of assets acquired over the acquisition cost was allocated proportionately to certain assets to reduce the value assigned to those assets. For accounting purposes this allocation has only been recorded in the consolidation of Interpool and its subsidiaries.

          In connection with certain investments in which we do not own a majority interest, these investments are accounted for using the equity method of accounting. The excess of costs over the fair value of net assets acquired is being amortized on a straight-line basis over twenty years. In addition, our equity in the income and/or loss from such equity investments is included in other (income)/expense, net. Our investment in its equity method investees is included in other assets.

          Revenues. Equipment leasing revenues include revenue from operating leases and income on direct financing leases, which is recognized over the term of the lease using the effective interest method. Rental income on operating leases is recognized on the accrual basis based on the contractual agreement with the leased customer.

          Leasing Equipment. Depreciation and amortization of leasing equipment (both equipment currently on-lease to customers and available for hire) are provided under the straight-line method based on the following estimated useful lives:

         Dry freight standard containers          12-1/2 to 15 years
         Chassis                                  17.5 years
         Other                                    3 to 25 years

           Gains or losses resulting from the disposition of leasing equipment are recorded in the year of disposition.

          The residual value of leasing equipment is estimated based on the projections for the economic value and market value of intermodal equipment as well as our experience in leasing and selling similarly aged equipment. Such projected values are reviewed and updated when market and/or economic conditions change. We continually review leasing equipment and other long-lived assets to evaluate whether changes have occurred that would suggest these assets may be impaired based on the estimated cash flows of the assets over the remaining amortization period. If this review indicates that the remaining estimated useful life requires revision or that the asset is not recoverable, the carrying amount of the asset is reduced to its fair value.

          Marketable and Other Investment Securities. Management has determined that all securities are to be held for an indefinite period of time and classified as securities available-for-sale carried at market value. Unrealized holding gains and losses for available-for-sale securities are credited (charged) to a component of stockholders’ equity net of related income taxes. Management determines the appropriate classifications of securities at the time of purchase.

          Premium and discount on securities are included in interest income over the period from acquisition to maturity using the level-yield method. The specific identification method is used to record gains and losses on security transactions.

          We classified the retained interest in securitized direct finance lease receivables as an available for sale security, which is included in “Other Investment Securities” in the accompanying consolidated balance sheets.

          Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Results of Operations

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

           Revenues. Our revenues decreased to $72.9 million for the three months ended March 31, 2002, from $76.5 million in the three months ended March 31, 2001, a decrease of $3.6 million or 5%. The decrease was attributable to reduced operating lease revenues of $5.3 million, partially offset by increased finance lease revenues of $1.7 million. The decrease in operating lease revenue was experienced in the domestic intermodal division resulting from the slowdown of economic activity in North America, a change in how California licensing fees are charged to lessees of chassis (a decrease of $1.5 million) and the elimination of revenues from non-core assets sold to GE Capital in 2001 (a decrease of $1.4 million). Utilization rates of the chassis and container operating lease fleet at March 31, 2002 were 92% and 97%, respectively, and at March 31, 2001 were 95% and 99%, respectively.

           Lease Operating and Administrative Expenses. Our lease operating and administrative expenses decreased to $19.5 million for the three months ended March 31, 2002 from $21.9 million in the three months ended March 31, 2001, a decrease of $2.4 million or 11%. The decrease was primarily due to reductions in licensing expense related to California of $1.2 million, equipment rental expense of $1.0 million, maintenance and repairs expense of $0.8 million, salary expense of $0.8 million, computer expense of $0.4 million and facilities expense of $0.3 million, partially offset by increased storage expense of $1.2 million and minority interest expense of $0.8 million. The decrease in maintenance and repairs expense is primarily the result of $1.0 million of billable repairs to a customer in default which is recoverable from insurance.

           Provision for Doubtful Accounts. Our provision for doubtful accounts increased to $0.8 million for the three months ended March 31, 2002 from $0.7 million in the three months ended March 31, 2001, an increase of $0.1 million or 15%.

           Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses increased to $20.3 million for the three months ended March 31, 2002 from $18.8 million for the three months ended March 31, 2001, an increase of $1.5 million or 8%. The increase was primarily a result of an expanding fleet size, partially offset by reduced depreciation expense of $1.3 million as a result of our sale of rail trailers and domestic containers to GE Capital in March 2001.

           Other (Income)/Expense, Net. The change in other (income)/expense, net of $0.7 million was due to a reduction in our net gains on the sale of leasing equipment of $0.3 million during the three months ended March 31, 2002, as well as a decrease in our income from unconsolidated subsidiaries of $0.4 million during the three months ended March 31, 2002. During the three months ended March 31, 2002, our net gain on the sale of leasing equipment was primarily due to $2.4 million of gains expected to be recovered through insurance for unrecovered equipment, partially offset by $0.9 million of losses on sales of equipment recovered from a customer in default. During the three months ended March 31, 2001, our net gain on the sale of leasing equipment was primarily due to a gain of $1.8 million on the sale of the rail trailers and domestic containers previously owned by us to GE Capital.

           Interest Expense, Net. Our net interest expense decreased to $21.3 million in the three months ended March 31, 2002 from $21.9 million in the three months ended March 31, 2001, a decrease of $0.6 million or 3%. The decrease in net interest expense was due to reduced interest expense of $1.2 million, as well as decreased investment income of $0.6 million. The decrease in interest expense was primarily due to reduced borrowing costs resulting in reduced interest expense of $3.0 million, partially offset by increased borrowings to fund capital expenditures, resulting in incremental interest expense of $1.8 million.

           Provision for Income Taxes. Our provision for income taxes decreased to $1.1 million from $2.9 million primarily due to a lower effective tax rate resulting from greater income contribution from the international container leasing division, which is subject to a lower statutory rate than our domestic intermodal division.

           Income from Continuing Operations Before Cumulative Effect of Change in Accounting Principle. As a result of the factors described above, our income from continuing operations before cumulative effect of change in accounting principle was $11.4 million in the three months ended March 31, 2002 versus $11.0 million in the three months ended March 31, 2001.

           (Loss) Gain from Discontinued Operations. Our loss from discontinued operations was $0.7 million for the three months ended March 31, 2002, as compared to a nominal loss from discontinued operations for the three months ended March 31, 2001. The increased loss is primarily due to $0.7 million of losses incurred by Microtech during the three months ended March 31, 2002, as compared to $0.1 million of income during the three months ended March 31, 2001. The increased losses are primarily the result of additional bad debt reserves due to a weaker economic environment resulting in specific customer defaults. We, along with the management of Microtech, believe all future losses expected to be incurred by Microtech during the liquidation of its lease portfolio have been properly accrued as of March 31, 2002. We, along with the management of Microtech, will continue to assess whether additional accruals for losses are necessary, as additional information becomes available during the liquidation of Microtech's lease portfolio.

           Cumulative Effect of Change in Accounting Principle. We recorded the cumulative effect of a change in accounting principle of $0.8 million in the three months ended March 31, 2001. This represents the cumulative effect through December 31, 2000 regarding our accounting for swap transactions not accounted for as hedges in accordance with the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of Statement 133 on January 1, 2001 increased liabilities by approximately $9.0 million, with offsetting amounts recorded as decreases to deferred tax liabilities of $2.4 million and accumulated other comprehensive income of $7.4 million.

           Net Income. As a result of the factors described above, our net income decreased to $10.7 million in the three months ended March 31, 2002 from $11.8 million in the three months ended March 31, 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

           Revenues. Our revenues increased to $305.1 million for the year ended December 31, 2001, from $242.3 million in the year ended December 31, 2000, an increase of $62.8 million or 26%. The increase was primarily attributable to our October 2000 acquisition of assets from Transamerica which resulted in $58.2 million of additional leasing revenues generated from the assets acquired which were not included as assets held for sale. In addition, finance lease revenues increased $5.3 million, which includes the favorable impact of an adjustment to income earned on finance lease receivables of $1.1 million related to prior periods, partially offset by decreased operating lease revenues of $0.7 million. Our revenue includes $6.8 million due from a bankrupt customer recoverable from insurance. Utilization rates of the chassis and container operating lease fleet at December 31, 2001 were 92% and 96%, respectively, and at December 31, 2000 were 97% and 99%, respectively.

           Lease Operating and Administrative Expenses. Our lease operating and administrative expenses increased to $90.0 million for the year ended December 31, 2001 from $58.7 million in the year ended December 31, 2000, an increase of $31.3 million or 53%. The increase was primarily due to our October 2000 acquisition of assets from Transamerica which resulted in $21.1 million of additional lease operating and administrative expenses. In addition we had expanded operations generating increased equipment rental of $7.7 million, minority interest expense of 1.6 million, storage expense of $1.3 million and employee benefits expense of $0.6 million, partially offset by reduced insurance expense of $0.3 million and legal fees of $0.3 million. Maintenance and repairs expense decreased $0.7 million which resulted from additional repairs on our operating lease equipment of $1.6 million, offset by $2.3 million of billable repairs to a bankrupt customer recoverable from insurance.

           Provision for Doubtful Accounts. The provision for doubtful accounts increased to $2.3 million for the year ended December 31, 2001 from $2.2 million for the year ended December 31, 2000, an increase of $0.1 million or 5%.

           Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses increased to $74.3 million for the year ended December 31, 2001 from $60.8 million for the year ended December 31, 2000, an increase of $13.5 million or 22%. The increase was primarily a result of the October 2000 acquisition of assets from Transamerica, partially offset by reduced depreciation expense of $3.9 million as a result of our sale of rail trailers and domestic containers to GE Capital in March 2001. Additionally, effective October 1, 2000, we revised our estimate of the depreciation life of chassis from 15 years to 17.5 years. The effect of this change was to decrease depreciation expense by $1.0 million for the three months ended December 31, 2000. For the year ended December 31, 2001, the effect of this change was to decrease depreciation expense by $3.7 million.

           Other (Income)/Expense, Net. The change in other (income)/expense, net of $2.0 million was primarily due to a gain of $1.8 million on the sale of the rail trailers and domestic containers previously owned by us to GE Capital. These rail trailers and domestic containers were not acquired from Transamerica as part of the October 2000 acquisition. Additionally, exclusive of the sale of the above mentioned rail trailers and domestic containers to GE Capital, our net loss on the sale of leasing equipment increased $0.2 million during the year ended December 31, 2001, partially offset by an increase in our income from unconsolidated subsidiaries of $0.4 million during the year ended December 31, 2001. During the year ended December 31, 2001, our net loss on the sale of leasing equipment includes losses on sales of equipment recovered from a bankrupt customer of $1.4 million.

           Interest Expense, Net. Our net interest expense increased to $85.6 million in the year ended December 31, 2001 from $68.1 million in the year ended December 31, 2000, an increase of $17.5 million or 26%. The increase in net interest expense was due to increased interest expense of $10.4 million, as well as decreased investment income of $7.1 million. The increase in interest expense was primarily due to increased borrowings to acquire assets from Transamerica and fund capital expenditures, resulting in incremental interest expense of $11.0 million, partially offset by reduced interest rates resulting in reduced interest expense of $0.6 million.

           Provision for Income Taxes. Our provision for income taxes decreased to $6.7 million from $8.2 million primarily due to a lower effective tax rate resulting from greater income contribution from the international container division, which is subject to a lower statutory tax rate than our domestic intermodal division.

           Income from Continuing Operations Before Cumulative Effect of Change in Accounting Principle and Extraordinary Gain. As a result of the factors described above, our income from continuing operations before cumulative effect of change in accounting principle and extraordinary gain was $43.0 million in the year ended December 31, 2001 versus $41.8 million in the year ended December 31, 2000.

           (Loss) Gain from Discontinued Operations. During the three months ended September 30, 2001, we initiated a plan to dispose of PCR, a 51%-owned subsidiary, and to discontinue the operations of Microtech, a 75.5%-owned subsidiary, and liquidate its lease portfolio. As a result of this decision, PCR and Microtech have been classified as discontinued operations in the consolidated financial statements. On December 31, 2001, we completed the sale of our 51% ownership stake of PCR to an investment group comprised of the management of PCR. Our loss from discontinued operations was $1.9 million for the year ended December 31, 2001, as compared to a gain from discontinued operations of $1.2 million for the year ended December 31, 2000. The increased loss is primarily due to $1.7 million of losses incurred by PCR during the year ended December 31, 2001, as compared to $0.7 million of income during the year ended December 31, 2000. In addition, Microtech incurred $0.2 million of losses during the year ended December 31, 2001, as compared to $0.5 million of income during the year ended December 31, 2000. The increased losses are primarily the result of a weaker economic environment.

           Cumulative Effect of Change in Accounting Principle. We recorded the cumulative effect of a change in accounting principle of $0.8 million in the three months ended March 31, 2001. This represents the cumulative effect through December 31, 2000 regarding our accounting for swap transactions not accounted for as hedges in accordance with the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of Statement 133 on January 1, 2001 increased liabilities by approximately $9.0 million, with offsetting amounts recorded as decreases to deferred tax liabilities of $2.4 million and accumulated other comprehensive income of $7.4 million.

           We recorded the cumulative effect of a change in accounting principle of $0.7 million in the three months ended March 31, 2000. This represents a change in our accounting for its maintenance and repairs expense from an accrual to cash basis.

           Extraordinary Gain. We recorded an extraordinary gain on the retirement of debt of $0.6 million in the year ended December 31, 2001 and $0.8 million in the year ended December 31, 2000.

           Net Income. As a result of the factors described above, our net income decreased to $42.5 million in the year ended December 31, 2001 from $44.5 million in the year ended December 31, 2000.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

           Revenue. Our revenues increased to $242.3 million for the year ended December 31, 2000, from $189.8 million in the year ended December 31, 1999, an increase of $52.5 million or 28%. The increase was primarily attributable to our October 2000 acquisition of the Transamerica assets which resulted in $20.8 million of additional leasing revenues generated from the assets acquired which were not included as assets held for sale and increased operating lease revenues of $31.7 million primarily generated by an expanded container and chassis fleet. Utilization rates of the chassis and container operating lease fleet at December 31, 2000 were 97% and 99%, respectively, and at December 31, 1999 were 95% and 98%, respectively.

           Lease Operating and Administrative Expenses. Our lease operating and administrative expenses increased to $58.7 million for the year ended December 31, 2000 from $48.3 million in the year ended December 31, 1999, an increase of $10.4 million or 22%. The increase was primarily due to our October 2000 acquisition of assets from Tramsamerica which resulted in $6.4 million of additional lease operating and administrative expenses. In addition we had higher operating and administrative expenses resulting from expanded operations generating increased equipment rental of $2.7 million, licensing expense of $1.1 million, insurance expense of $1.0 million, consulting expense of $0.7 million and salary expense of $0.2 million, partially offset by reduced maintenance and repairs expense of $1.7 million.

           Provision for Doubtful Accounts. Our provision for doubtful accounts decreased to $2.2 million for the year ended December 31, 2000 from $6.9 million for the year ended December 31, 1999, a decrease of $4.7 million. The decrease was primarily due to additional bad debt reserves for specific losses of $4.7 million incurred during 1999.

           Depreciation and Amortization of Leasing Equipment. Our depreciation and amortization expenses increased to $60.8 million for the year ended December 31, 2000 from $55.6 million for the year ended December 31, 1999, an increase of $5.2 million or 9%. The increase was primarily a result of the October 2000 acquisition of assets from Transamerica, partially offset by a $6.8 million write down during 1999 for certain container equipment for which the residual value was impaired. A specific manufacturer provided us with defective containers subject to a warranty claim, for which the expenses are not recoverable due to the bankruptcy of the manufacture. We isolated the unit numbers of the defective containers and analyzed the proceeds received upon the sale of these defective containers. We then reduced the book value of these defective containers to scrap value in order to approximate their net realizable value. Additionally, effective October 1, 2000, we revised our estimate of the depreciation life of chassis from 15 years to 17.5 years. The effect of this change was to decrease depreciation expense by $1.0 million for the three months ended December 31, 2000.

           Other (Income)/Expense, Net. The change in other (income)/expense, net of $0.3 million was due to an increase in our income from unconsolidated subsidiaries of $0.4 million. Additionally our net loss on sale of leasing equipment was $1.5 million in the year ended December 31, 2000 as compared to a loss of $1.4 million in 1999.

           Interest Expense, Net. Our net interest expense increased to $68.1 million in the year ended December 31, 2000 from $52.4 million in the year ended December 31, 1999, an increase of $15.7 million or 30%. The increase in net interest expense was due to increased interest expense of $20.2 million, partially offset by increased investment income of $4.5 million. The increase in interest expense was primarily due to increased borrowings to fund capital expenditures resulting in incremental interest expense of $19.0 million, as well as increased interest rates resulting in incremental interest expense of $1.2 million.

           Provision for Income Taxes. Our provision for income taxes increased to $8.2 million from $2.8 million primarily due to higher taxable income, as well as a higher effective tax rate resulting from greater income contribution from the domestic intermodal division, which is subject to a higher statutory tax rate than our international container division.

           Income from Continuing Operations Before Cumulative Effect of Change in Accounting Principle and Extraordinary Gain. As a result of the factors described above, our income from continuing operations before cumulative effect of change in accounting principle and extraordinary gain was $41.8 million in the year ended December 30, 2000 versus $20.9 million in the year ended December 31, 1999.

           (Loss) Gain from Discontinued Operations. Our gain from discontinued operations was $1.2 million for the year ended December 31, 2000, as compared to a gain from discontinued operations of $0.9 million for the year ended December 31, 1999. The increased gain is primarily due to $0.7 million of income earned by PCR during the year ended December 31, 2000, as compared to $0.3 million of income during the year ended December 31, 1999. In addition, Microtech earned $0.5 million of income during the year ended December 31, 2000, as compared to $0.7 million of income during the year ended December 31, 1999.

           Cumulative Effect of Change in Accounting Principle. We recorded the cumulative effect of a change in accounting principle of $0.7 million in the three months ended March 31, 2000. This represents a change in our accounting for its maintenance and repairs expense from an accrual to cash basis.

           Extraordinary Gain. We recorded an extraordinary gain on the retirement of debt of $0.8 million in the year ended December 31, 2000 and $0.7 million in the year ended December 31, 1999.

           Net Income. As a result of the factors described above, our net income increased to $44.5 million in the year ended December 31, 2000 from $22.6 million in the year ended December 31, 1999.

Liquidity and Capital Resources

           We use funds from various sources to finance the acquisition of equipment for lease to customers. The primary funding sources are cash provided by operations, borrowings (generally from banks), securitization of lease receivables, the issuance of capital lease obligations and the sale of our securities. In addition, we generate cash from the sale of equipment being retired from our fleet. In general, we seek to meet debt service requirements from the leasing revenue generated by our equipment. Since 1990, we have been steadily increasing our fleet of chassis and containers and adding to our portfolio of finance leases.

           We generated cash flow from operations of $72.8 million, $115.6 million, and $111.5 million in 1999, 2000 and 2001, respectively. In 1999, 2000 and 2001 net cash (used for) provided by financing activities was $244.0 million, $621.9 million and $(218.9) million, respectively. We purchased equipment costing $296.3 million in 1999, $293.5 million in 2000 and $280.8 million in 2001.

           We generated cash flow from operations of $25.5 million and $21.4 million in the first three months of 2001 and 2002, respectively, and net cash provided by (used for) financing activities was ($245.6) million and $117.3 million for the first three months of 2001 and 2002, respectively. We purchased equipment costing $32.9 million for the three months ended March 31, 2001 and purchased equipment costing $99.2 million for the three months ended March 31, 2002.

           The following table sets forth certain historical cash flow information for the three years ended December 31, 2001 and the three months ended March 31, 2001 and 2002:

                                                                                          THREE MONTHS
                                                YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                                    ------------------------------------------------     ---------------
                                         1999             2000            2001          2001          2002
                                         ----             ----            ----          ----          ----
                                                                (DOLLARS IN MILLIONS)

Net cash provided by operating
   activities.....................      $72.8           $115.6          $111.5         $25.5          21.4
Proceeds from disposition of
   leasing equipment..............       22.9             84.4            30.9          10.6           8.4
Acquisition of leasing equipment..     (196.2)          (245.8)         (157.1)        (19.9)        (90.6)
Investment in direct financing
   leases.........................     (100.1)           (47.7)         (123.7)        (13.0)         (8.6)
Net collections on direct finance
   leases.........................       53.0             49.1            43.0           9.0          10.3
Net proceeds (payments) of
   issuance of long-term debt and
   capital lease obligations in
   excess of payment of long-term
   debt and capital lease
   obligations....................       80.8            474.4           (99.7)       (105.0)        118.8

           In March 1999, we established a container securitization facility of $250.0 million. This program provides us with a lower cost of capital for our finance lease business and access to an additional source of funding. Included in other investment securities at March 31, 2002, is approximately $13.6 million of retained interests in the securitized lease receivables. In July 2001, the container securitization facility, which was originally established as an off-balance sheet source of financing, was amended allowing additional financings to be accounted for as on-balance sheet secured debt financing. At March 31, 2002, $109.7 million of the container securitization facility was utilized, of which $57.1 million relates to off-balance sheet financing, while $52.6 million relates to on-balance sheet financing and is included in debt and capital lease obligations in the consolidated balance sheets.

           In March 2002, we completed a $500.0 million chassis asset-based securitization facility. This facility is guaranteed by MBIA and was therefore rated AAA by Standard & Poor's and Aaa by Moody's. The proceeds from this financing were used to repay debt related to a secured financing facility used to fund the Transamerica transaction, to repay a previously established chassis securitization facility, to fund growth of our intermodal equipment fleet and for working capital purposes. At March 31, 2002, $500.0 million of this facility was outstanding with an interest rate of 7.66%, including the effect of interest rate swaps contracts in place for the $500.0 million as of March 31, 2002. This facility is accounted for as on-balance sheet secured debt financing.

           In July 2000, we established a chassis securitization facility of $280.0 million. In October 2000, this chassis securitization facility was increased to $300.0 million. At December 31, 2001, $277.4 million of this facility was outstanding with an interest rate of 4.75%, including the effect of interest rate swap contracts in place as of December 31, 2001. We repaid the facility in full in March 2002 with proceeds from our new chassis asset-based securitization facility completed March 2002.

           In October 2000, we established a secured financing facility in the amount of $300.0 million, to fund the Transamerica transaction. At December 31, 2001, $97.7 million of this facility was outstanding with an interest rate of 4.69%. We repaid the facility in full in March 2002 with proceeds from our new chassis asset-based securitization facility completed March 2002.

           We have a $215.0 million revolving credit facility with a group of commercial banks; on March 31, 2002, $215.0 million was outstanding, with an interest rate of 6.23%, including the effect of interest rate swap contracts in place as of March 31, 2002. On April 30, 2002, $215.0 million was outstanding under this facility. In July 2000, this facility was renewed and amended with the term extended to July 31, 2005. The credit limit remains at $215.0 million through July 31, 2003; thereafter declining to $193.5 million through July 31, 2004 and $172.0 million through July 31, 2005. In addition, as of April 30, 2002, we had an available line of credit of $10.0 million under one other facility, under which $3.2 million was outstanding. The interest rate under this facility as of March 31, 2002 was 5.0%. Subsequent to April 30, 2002, we have continued to incur and repay debt obligations in connection with financing our equipment leasing activities. Under our revolving credit facility and most of our other debt instruments, we are required to maintain a tangible net worth (as defined) of $125 million, a fixed charge coverage ratio of 1.5 to 1 and a funded debt to net worth ratio of 4.0 to 1. At March 31, 2002, we were in compliance with these requirements.

           In February 1998, we issued $100.0 million principal amount of 6-5/8% Notes due 2003. During the fourth quarter of 1999, we retired $17.0 million of the 6-5/8% Notes and recognized an extraordinary gain of $0.7 million net of tax expense of $0.5 million. During the first quarter of 2000, we retired $8.2 million of the 6-5/8% Notes and recognized an extraordinary gain of $0.5 million net of tax expense of $0.3 million. During 2001, we retired $27.2 million of the 6-5/8% Notes and recognized an extraordinary gain of $0.4 million net of tax expense of $0.3. As of March 31, 2002, $47.6 million principal amount of 6-5/8% Notes remain outstanding.

           In April 1998, we acquired a 50% interest in CAI, a container leasing company which primarily engages in short-term master leases. We also advanced CAI subordinated debt. Our investment in and advances to CAI totaled approximately $50.5 million at March 31, 2002.

           In October 2000, we completed the acquisition of the North American Intermodal Division of Transamerica Leasing, Inc., a subsidiary of Transamerica Finance Corporation and AEGON N.V. Under the terms of the agreement, we acquired substantially all of the domestic containers, chassis and trailers of the North American Intermodal Division and related assets and assumed most of the liabilities of the business. We paid approximately $672.0 million, with the acquisition being financed through a combination of cash and proceeds from committed secured financing facilities equal to approximately $365.0 million. In the acquisition, we acquired approximately 70,000 chassis, 23,000 rail trailers and 18,000 domestic containers. In March 2001, we sold 40,000 rail trailers and domestic containers previously acquired in the Transamerica transaction along with 10,000 of our existing rail trailers and domestic containers to GE Capital for approximately $345.0 million.

           In May 1999, our Microtech subsidiary acquired a 51% interest in Personal Computer Rentals, Inc. (PCR), a nationwide lessor of computers and related equipment. We also provided financing to PCR. During the three months ended September 30, 2001, we initiated a plan to dispose of PCR, a 51%-owned subsidiary, and to discontinue the operations of Microtech, a 75.5%-owned subsidiary, and liquidate its lease portfolio. As a result of this decision, PCR and Microtech have been classified as discontinued operations in the consolidated financial statements. On December 31, 2001, we completed the sale of our 51% ownership stake of PCR to an investment group comprised of the management of PCR.

           During the three months ended June 30, 2001, we initiated a bankruptcy claim against a customer and sought to collect receivables and to recover equipment values through its insurance policies. We have demanded the return of approximately $48.6 million of equipment, including $8.5 million of direct finance leases which were reclassified to leasing equipment. The total net book value of equipment leased to this customer as of March 31, 2002 was approximately $10.7 million. At March 31, 2002, we anticipate that approximately $8.3 million of this equipment will not be recovered from the customer. In addition, the outstanding receivables from this customer as of March 31, 2002 totaled approximately $35.5 million, all of which is covered by insurance or reserved for in the allowance for doubtful accounts.

           At this time, we estimate no impairment upon the liquidation and/or re-lease of these assets after considering anticipated insurance proceeds. The maximum insurance coverage related to this claim is $35.0 million. The overall recovery of the asset values has been evaluated taking into consideration the equipment book value, the cost to recover and re-lease the equipment, and the total outstanding receivables, as well as the likelihood to collect through the recovery and sale of the equipment or the stipulated equipment values within the insurance policy. We recorded revenue from these leases through August 20, 2001, at which time revenue recognition was discontinued as lease payments through August 20, 2001 were covered by the insurance policies.

           We will continue to assess the overall recovery of the asset values and adjust the assumptions used in evaluating the total insurance claim with respect to this customer's bankruptcy. As additional information becomes available, reserves for the impairment of the asset values may be necessary based upon changes in economic conditions and the assumptions used in evaluating the total insurance claim.

           As of March 31, 2002, commitments for capital expenditures totaled approximately $10.1 million. We believe that the net proceeds of this offering, cash on hand, cash flow from operations, borrowings under credit facilities and the net proceeds of the issuance of debt and equity securities in appropriate markets will be sufficient to meet our working capital needs, capital expenditures and required debt repayment for the next twelve months. Required debt repayments are $148.2 million for the next twelve months. In addition, we expect to rely in substantial part on long-term financing for any purchase of equipment or strategic acquisitions to expand our business in the future. We cannot assure you that additional long-term financing will be available to us for these purposes on acceptable terms or at all. In addition, from time to time, we explore new sources of capital both at the parent and subsidiary levels.

           As previously announced, we have authorized the repurchase up to 1,000,000 shares of our common stock. The shares will be purchased from time to time through open market purchases or privately negotiated transactions. During the first quarter of 2002, we purchased 2,100 shares for an aggregate purchase price of $0.4 million. During the fourth quarter of 2001, we purchased 58,100 shares for an aggregate purchase price of $0.9 million.

           From time to time, we enter into discussions with third parties regarding potential acquisitions or business combinations. If additional capital were to be required for any such acquisition, there can be no assurance that such additional capital would be available on terms acceptable to us.

           In 2001, we entered into an interest rate swap contract with notional amounts totaling $51.5 million. These amounts relate to on and off balance sheet financing, of which the notional amounts are $43.3 million and $8.2 million, respectively. The terms of the interest rate swap contract are for six years. The interest rate swap contracts convert variable rate debt into fixed rate debt. The maturity of the contract coincides with the maturity of the underlying debt instruments hedged. At December 31, 2001, the on and off balance sheet notional amounts are approximately $39.6 million and $7.4 million, respectively.

           In 2000, we entered into interest rate swap contracts with notional amounts totaling $334.9 million. The terms of the interest rate swap contracts are for two and seven years. The interest rate swap contracts convert variable rate debt into fixed rate debt. The maturity of these contracts coincides with the maturity of the underlying debt instruments hedged. At December 31, 2001, the notional amount was approximately $323.3 million.

           In 1998, we entered into interest rate swap contracts with notional amounts totaling $79.7 million. The terms of the interest rate swap contracts are for three, five and seven years. The interest rate swap contracts convert variable rate debt into fixed rate debt. The maturity of these contracts coincides with the maturity of the underlying debt instruments hedged. In 2000, a portion of the debt instrument hedged was retired and the related portion of the swap contract was closed. At December 31, 2001, the notional amount was approximately $34.2 million.

           Prior to the adoption of Statement 133, interest differentials paid or received under these contracts are recognized as yield adjustments to the effective yield of the underlying debt instruments hedged. Interest rate swap contracts would only be recognized at fair value if the hedged relationship is terminated. Gains or losses accumulated prior to termination of the relationship would be amortized as a yield adjustment over the shorter of the remaining life of the contract, or the remaining period to maturity of the underlying debt instrument hedged. If the contract remained outstanding after termination of the hedged relationship, subsequent changes in market value of the contract would be recognized in earnings. We do not use leverage swaps and we do not use leverage in any of our investment activities that would put principal capital at risk.

United States Federal Income Tax

           We are subject to federal and state income taxes as a Subchapter "C" corporation under the Internal Revenue Code. Interpool, Trac Lease and other United States subsidiaries file a consolidated United States federal income tax return. This consolidated group is liable for federal income taxes on its worldwide income.

           Personal Holding Company Issues. The federal income tax laws have two requirements for classifying a company as a personal holding company. We and our subsidiaries currently satisfy the first requirement, the ownership of more than 50% of the value of Interpool's stock by five or fewer individuals. Whether or not we or any of our subsidiaries satisfy the second requirement, that at least 60% of such corporation's adjusted ordinary gross income constitutes personal holding company income, will depend upon such corporation's income mix.

           Based upon current management projections, we will be considered a personal holding company for federal income tax purposes for 2002 (and possibly in subsequent years). If we or any of our subsidiaries are classified as a personal holding company for federal income tax purposes, in addition to our regular federal income tax liability, our subsidiary's undistributed personal holding company income (generally taxable income with certain adjustments, including a deduction for federal income taxes and dividends paid) would be subject to a personal holding company tax at the highest marginal federal income tax rate applicable to unmarried individuals. Management anticipates that for 2002 our current level of dividends will be sufficient to avoid having any undistributed personal holding company income, and thus does not anticipate that there will be any personal holding company tax imposed for 2002. There can be no assurance, however, that we will not at some point in the future become liable for personal holding company tax. Furthermore, we may at some point in the future elect to increase the dividend rate on our common stock in order to avoid personal holding company tax.

           We have incurred certain losses from leasing activities that are characterized for tax purposes as "suspended passive losses." These losses can be carried forward indefinitely to offset income from future leasing activities. As of December 31, 2001, our suspended passive losses totaled approximately $286.3 million.

           Trac Lease. As of December 31, 2001, Trac Lease had approximately $15.6 million of net operating loss carry-forwards for federal income tax purposes, which may be used only to offset the income of Trac Lease and, if not utilized, will expire between 2005 and 2006. The use of substantially all these loss carry-forwards is subject to a number of limitations under federal tax laws.

           Interpool Limited. Under certain circumstances, we may be liable for United States federal income taxes on earnings of Interpool Limited and any other of our foreign subsidiaries, whether or not these earnings are distributed to us. This would occur if Interpool Limited realized "Subpart F income" as defined in the Internal Revenue Code, if it were deemed to be a foreign personal holding company or a passive foreign investment company, or if it were to have an increase in earnings invested in United States property.

           Subpart F income includes foreign personal holding company income, such as dividends, interest and rents. Although a substantial portion of Interpool Limited's income consists of rents from container leasing activities, we believe that these rents are not Subpart F income because they are derived from the active conduct of a trade or business and received from unrelated persons. However, Interpool Limited has received some dividend and interest income in past years, which was taxed as Subpart F income.

           If Interpool Limited were treated as a foreign personal holding company for any year, we would be taxed on the amount we would have received if Interpool Limited had distributed all its income to us as a dividend. One of the conditions for treating a foreign subsidiary as a foreign personal holding company is that a minimum of 60% of the foreign subsidiary's gross income must be foreign personal holding company income. Foreign personal holding company income does not include rental income that constitutes at least 50% of the subsidiary's gross income. Because we expect that rental income will constitute at least 50% of Interpool Limited's gross income, we do not anticipate that Interpool Limited will be deemed a foreign personal holding company.

           A parent company is also subject to taxation when a foreign subsidiary increases the amount of its earnings invested in United States property during any calendar year. We do not expect that Interpool Limited will invest any earnings in United States property.

           At December 31, 2001, unremitted earnings of Interpool Limited were approximately $236.6 million. The deferred U.S. Federal Income taxes related to the unremitted earnings of Interpool Limited would be approximately $82.8 million, assuming these earnings are taxable at the United States statutory rate, net of foreign tax credits.

           United States/Barbados Income Tax Convention. Interpool Limited's business is managed and controlled in Barbados; it also has a permanent establishment in the United States. Under the income tax convention between the United States and Barbados, including any protocols and amendments (the "Tax Convention"), any profits of Interpool Limited from leasing of containers used in international trade generally are taxable only in Barbados and not in the United States. Interpool Limited is entitled to the benefits of the Tax Convention for each year that more than 50% of the shares of Interpool Limited are owned, directly or indirectly, by United States citizens or residents and its income is not used in substantial part, directly or indirectly, to meet liabilities to persons who are not residents or citizens of the United States. We believe that Interpool Limited passes both of these tests and should continue to be eligible for the benefits of the Tax Convention, but there can be no assurance as to this continued eligibility. If Interpool Limited ceased to be eligible for the benefits of the Tax Convention, a substantial portion of its income would become subject to the 35% United States federal income tax and the 30% branch profits tax.

           The Tax Convention does not afford Interpool Limited any relief from the personal holding company tax or any other tax that may be imposed on the undistributed earnings of a Barbados corporation. To the extent that Interpool Limited has United States source income that is personal holding company income or is not needed in its business, Interpool Limited could be taxed on this income unless it is distributed to Interpool as a dividend. We expect that Interpool Limited would distribute this income to Interpool.

State and Local Taxes

           Income Taxes. Interpool, Trac Lease and the United States subsidiaries are liable for state and local income taxes on their income, and Interpool Limited and other foreign subsidiaries are liable for state and local income taxes on their earnings attributable to operations in the United States.

           Sales Tax. To date, Interpool Limited and Trac Lease generally have not paid sales taxes on their leasing revenues to the states in which they conduct business because management has believed these revenues to be exempt from state sales taxes on several grounds, including a long-standing interpretation of the commerce clause of the United States Constitution that would prohibit the imposition of a tax on cargo containers and chassis used primarily for transportation of goods in interstate commerce or international trade. Itel Containers International Corp., a container leasing company, challenged an attempt by the State of Tennessee to collect sales tax on Itel Containers International's proceeds from the leasing of containers delivered in Tennessee. In a ruling by the United States Supreme Court in February 1993, Itel Containers International's position was rejected and the Court upheld the right of Tennessee to impose sales tax on leasing revenues from containers delivered in Tennessee. We cannot predict the extent to which states other than Tennessee will now attempt to collect sales tax on our equipment leasing revenues based on this Supreme Court decision. Under the terms of our equipment leases, we would be entitled to pass any such sales tax on to our lessees.

Inflation

           Management believes that inflation has not had a material adverse effect on our results of operations. In the past, the effects of inflation on administrative and operating expenses have been largely offset through economies of scale achieved through expansion of the business.

Recent Accounting Pronouncements

           In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. Statement 133 requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

           We adopted Statement 133 effective January 1, 2001. We apply Statement 133 to only those hybrid instruments that were issued, acquired or substantively modified after December 31, 1998. We do not currently hold any hybrid instruments.

           Statement 133, in part, allows special hedge accounting for fair value and cash flow hedges. Statement 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedging instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized currently in earnings in the same accounting period. Statement 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. (The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings.)

           As of December 31, 2000, we had entered into 13 interest rate swap agreements with various financial institutions. The aggregate notional balance of the swaps was $384.7 million as of December 31, 2000. We use these agreements to manage interest rate risks created by loans indexed to a floating rate index, primarily LIBOR, and contractually terminate at various dates between 2001 and 2007. Under previous generally accepted accounting principals, as interest rates change we accrued the interest differential payable or receivable by us on our interest rate swaps and we recognized this accrued interest differential over the life of the swap agreement. In contrast, Statement 133 requires that changes in the fair value of the swap agreements which are designated as effective cash flow hedges be reported as a component of other comprehensive income and changes in the fair value of the swap agreements that do not qualify for hedge accounting to be reported in earnings. We have determined that of the 13 interest rate swap agreements held, 10 qualify under Statement 133 as effective cash flow hedges with no ineffectiveness, while the remaining 3 interest rate swap agreements intended as cash flow hedges do not quality for hedge accounting treatment. The adoption of Statement 133 on January 1, 2001 increased liabilities by approximately $9.0 million, with offsetting amounts recorded as decreases to deferred tax liabilities of $2.4 million and accumulated other comprehensive income of $7.4 million and an increase to earnings (net of tax) of $0.8 million.

           On June 29, 2001, the FASB approved its proposed Statement of Financial Accounting Standards No. 141, Business Combinations, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

           Under Statement 141, all business combinations should be accounted for using the purchase method of accounting; use of the pooling-of-interests method is prohibited. The provisions of the statement will apply to all business combinations initiated after June 30, 2001.

           Statement 142 applies to all acquired intangible assets whether acquired singly, as part of a group, or in a business combination. The statement supersedes Accounting Principals Board, or APB, Opinion No. 17, "Intangible Assets," and will carry forward provisions in APB Opinion No 17 related to internally developed intangible assets. Adoption of Statement 142 also requires that the companies cease amortization of goodwill. During the three months ended March 31, 2001, we recorded amortization expense related to our goodwill of $0.2 million which is included in other income, net in the accompanying condensed consolidated financial statements of income. On January 1, 2002, we adopted Statement 142. The adoption of Statement 142 did not result in an adjustment to recorded goodwill. Total goodwill recorded by the Company was approximately $9.6 million related to certain investments accounted for under the equity method of accounting.

           In August 2001, the Financial Accounting Standards Board (FASB) approved its proposed Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. During the first quarter of 2002, we evaluated the carrying value of our long lived assets as prescribed by Statement 144. The adoption of this statement in the first quarter of 2002 did not result in an adjustment to our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

           Interest Rate Risk. The nature of our business exposes us to market risk arising from changes in interest rates. We manage interest rate risk to protect our margins on existing transactions. Interest rate risk is the risk of earnings volatility attributable to changes in interest rates. Additionally, we consider interest rate swap contracts as an integral part of borrowing transactions. We seek to minimize our exposure by entering into amortizing interest rate swap contracts, which coincide with the principal and maturity of the underlying debt instruments hedged. We do not use leveraged swaps and do not use leverage in any of our investment activities that would put principal capital at risk.

           For 2001, a 10% change in interest rates would result in a $1.3 million change in our pretax earnings.

           Credit Risk. We maintain detailed credit records about our customers. Our credit policy sets different maximum exposure limits for our customers. Credit criteria may include, but are not limited to, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, and operational history.

           In the past we have sought to reduce our credit risk by maintaining insurance coverage against lessee defaults. Our insurance policy covering such credit risks expired on January 31, 2002. We do not know whether replacement coverage can be obtained upon terms acceptable to the Company. If replacement coverage is obtainable we expect that premium rates and deductibles will increase as a result of general rate increases for this type of insurance as well as our historical claim experience and that of our competitors in the industry.

BUSINESS

General

           We are the largest lessor of intermodal chassis in the United States and one of the world's leading lessors of intermodal dry freight standard containers. At March 31, 2002, our chassis fleet totaled approximately 202,000 chassis and our container fleet totaled approximately 716,000 TEUs. From 1996 to 2001, we increased the size of our chassis fleet at a compound annual rate of 27% and our container fleet at a compound annual rate of 19%.

           We concentrate on leasing equipment to our customers on a long-term basis. Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 70% of our total fleet of chassis and 84% of our total fleet of containers are currently on long-term lease. We believe our focus on long-term leasing has enabled us to:

•	maintain high utilization rates of our equipment, which over the last five years averaged 98%;

•	achieve more stable and predictable earnings;

•	concentrate on the expansion of our asset base through the purchase and lease of new equipment to fulfill specific orders for new long-term leases; and

•	operate with low overhead and staff levels.

           Approximately 30% of our chassis are currently leased on a short-term basis to satisfy customers' peak or seasonal requirements, generally at higher rates than under long-term leases. For customers who require daily or weekly chassis rentals, we operate chassis pools at major domestic shipping ports and terminals. These chassis pools consist of our chassis as well as those of our customers.

           Approximately 16% of our containers are currently leased on a short-term basis. Our 50%-owned affiliate, CAI, markets our containers available for short-term leasing as part of its fleet, facilitating redeployment of our containers at the end of long-term leases. Our relationship with CAI maximizes utilization of our container fleet and increases our leverage in the marketplace by giving us the world's third largest container lessor fleet on a combined basis.

           We lease our chassis and containers to over 400 shipping and transportation customers throughout the world, including all of the world's 20 largest international container shipping lines and major North American railroads. We provide customer service and market to our customers through a worldwide network of offices, agents and marketing representatives. We believe one of the key factors in our ability to compete effectively has been the long-standing relationships that our management and marketing representatives have established with most of the world's large shipping lines and major North American railroads. As a result of these relationships, 7 of our top 10 customers have been customers for at least 10 years.

Industry Overview

           The fundamental components of intermodal transportation are the chassis and the container. When a container vessel arrives in port, each marine container is loaded onto a chassis or rail car. A chassis is a rectangular, wheeled steel frame, generally 20 or 40 feet in length, built specifically for the purpose of transporting a container. Once mounted, the chassis and container are the functional equivalent of a trailer. When mounted on a chassis, the container may be trucked either to its final destination or to a railroad terminal for loading onto a rail car. Similarly, a container shipped by rail may be transferred to a chassis to travel over-the-road to its final destination. As the use of containers has become a predominant factor in the intermodal movement of cargo, the chassis has become a prerequisite for the domestic segment of the journey. A chassis seldom travels permanently with a single container, but instead serves as a transport vehicle for containers that are loaded or unloaded at ports or railroad terminals. Because of differing international road regulations and the lack of international standards for chassis, chassis used in the United States are seldom used in other countries.

           Containers provide a secure and cost-effective method of transporting finished goods and component parts because they are generally freely interchangeable between different modes of transport, making it possible to move cargo from a point of origin to a final destination without the repeated unpacking and repacking of the goods required by traditional shipping methods. The same container may be carried successively on a ship, rail car and truck and across international borders with minimal customs formalities. Containerization is more efficient, more economical and safer in the transportation of cargo than "break bulk transport" in which the goods are unpacked and repacked at various intermediate points en route to their final destination. By eliminating manual repacking operations when differing modes of transportation are used, containerization reduces freight and labor costs. In addition, automated handling of containers permits faster loading and unloading and more efficient utilization of transportation equipment, thereby reducing transit time. The protection provided by sealed containers also reduces damage to goods and loss and theft of goods during shipment. Containers may also be picked up, dropped off, stored and repaired at independent common user depots located throughout the world.

           The adoption of uniform standards for containers in 1968 by the International Standards Organization (ISO) precipitated a rapid growth of the container industry, as shipping companies recognized the advantages of containerization over traditional break bulk transportation of cargo. This growth resulted in substantial investments in containers, container ships, port facilities, chassis, specialized rail cars and handling equipment.

           Most containers are constructed of steel in accordance with recommendations of the International Standards Organization. The basic container type is the general-purpose dry freight standard container (accounting for approximately 87% of the world's container fleet), which measures 20 or 40 feet long, 8 feet wide and 8 1/2 or 9 1/2 feet high. In general, 20-foot containers are used to carry heavy, dense cargo loads (such as industrial parts and certain food products) and in areas where transport facilities are less developed, while 40-foot containers are used for lighter weight finished goods (such as apparel, electronic appliances and other consumer goods) in areas with better developed transport facilities.

           Worldwide container traffic at the world's major ports has grown at a compound annual rate of 9% since 1990 and 14% since 1970, significantly outpacing world GDP over these periods.

           The demand for containers is influenced primarily by the volume of international and domestic trade. In recent years, however, the rate of growth in the container industry has exceeded that of world trade as a whole due to several factors, including:

•	the existence of geographical trade imbalances;

•	the expansion of shipping lines;

•	the growing reliance by manufacturers on "just-in-time" delivery methods; and

•	increased exports by technologically advanced countries of component parts for assembly in other countries and the subsequent re-importation of finished products.

           In recent years domestic railroads and trucking lines have begun actively marketing intermodal services for the domestic transportation of freight. Management believes that this trend should serve to accelerate the growth of intermodal transportation, and hence result in increased chassis and container demand.

The Leasing Market

           Leasing companies own approximately half of the domestic chassis and half of the world's container fleet with the balance owned predominantly by shipping lines and railroads. Leasing companies have maintained this market position because container shipping lines and railroads receive both financial and operational benefits by leasing a portion of their equipment. The principal benefits of leasing are the following:

•	provide lessees with an alternative source of financing in a traditionally capital-intensive industry;

•	enable shipping lines to expand their routes and market shares at a relatively inexpensive cost without making a permanent commitment to support their new structure;

•	enable lessees to benefit from leasing companies' relationships with equipment manufacturers;

•	enable lessees to accommodate seasonal use and/or geographic concentration, thereby limiting their capital investment and storage costs; and

•	enable lessees to maintain an optimal mix of equipment types in their fleets.

           Because of these benefits, container shipping lines and railroads generally obtain a significant portion of their container fleets from leasing companies, either on short-term or long-term leases. Short-term leases provide considerable operational flexibility in allowing a customer to pick up and drop off containers at various worldwide locations at any time. However, customers pay for this flexibility in the form of substantially higher lease rates for short-term leases and drop-off charges for the privilege of returning equipment to certain locations. Most short-term leases are "master leases," under which a customer reserves the right to lease a certain number of containers, as needed under a general agreement between the lessor and the lessee. Long-term leases provide the lessee with advantageous pricing structures, but usually contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease only upon payment of an early termination fee or a retroactive increase in lease payments.

Business Strategy

           Our objective is to continue to expand on our market position as a leading long-term lessor of intermodal transportation equipment. To achieve this objective, we intend to continue to:

•	Focus on our core business of domestic chassis and international marine container leasing. Our strong market position in the chassis and container leasing businesses provide us with economies of scale that benefit our customers. Our equipment and operations are located worldwide to meet our domestic and international customers' needs in a timely manner. In addition, we are able to focus our management and financial resources to compete effectively for equipment leasing requirements of all quantities.

•	Concentrate on long-term leasing to achieve high utilization rates and more stable and predictable earnings. Over the past 5 years, the annual utilization of our total chassis and container fleet has averaged approximately 98%. We concentrate on long-term leases in order to minimize the impact of economic cycles on our revenues and to achieve high utilization and more stable and predictable earnings. The lower rate of turnover provided by long-term leases enables us to concentrate on the expansion of our asset base through the purchase and lease of new equipment, rather than on the repeated re-marketing of our existing fleet.

•	Be a low cost provider of intermodal equipment. We believe a key part of our success has been our ability to obtain equipment on a low cost basis and to operate as a lean and efficient organization. Our focus on long-term leasing allows us to operate with less overhead and staff.

•	Purchase chassis and containers to fulfill specific customer orders. We generally purchase new containers to fulfill new long-term lease orders. Management believes that as a result, we currently have one of the youngest container fleets of the world's ten largest container lessors. The average age of our chassis is approximately 9 years and the average age of our containers is approximately 4 years. Due to the young age of the fleet, our equipment spends less time being inspected, repaired and refurbished.

•	Make strategic acquisitions of complementary businesses and asset portfolios on an opportunistic and financially disciplined basis. We intend to continue to review acquisition opportunities whenever asset prices and market conditions are favorable.

Operations

           Lease Terms. Approximately 70% of our chassis and 84% of our containers are leased on a long-term basis as of March 31, 2002. Our long-term leases generally have five to eight year initial terms.

           We offer our customers both operating leases and "direct finance" leases. Under a direct finance lease, the customer owns the container at the expiration of the lease term. Although customers pay a higher per diem rate under a direct finance lease than under a long-term operating lease, a direct finance lease enables us to provide customers with access to financing on terms generally comparable to those available from financial institutions, which provide this type of financing.

           Lease rentals are typically calculated on a per diem basis, regardless of the term of the lease. Our leases generally provide for monthly or quarterly billing and require payment by the lessee within 30 to 60 days after presentation of an invoice. Generally, the lessee is responsible for payment of all taxes and other charges arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, our leases usually require lessees to repair any damage to the chassis and containers. Lessees are also required to indemnify us against our losses arising from accidents or similar occurrences involving the leased equipment. Our leases generally provide for pick-up, drop-off and other charges and set forth a list of locations where lessees may pick-up or return equipment.

           Long-term leases provide the lessee with advantageous pricing structures, but usually contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease only upon payment of an early termination fee or a retroactive increase in lease payments. Since 1991, we have experienced minimal early returns under our long-term leases, primarily because of the penalties involved and because customers must return all containers covered by the particular long-term lease being terminated, generally totaling several hundred units, and bear substantial costs related to their repositioning and repair.

           Frequently, a lessee will desire to retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, either for one or more additional one-year periods or as part of a short-term agreement. In some cases, the customer has the right to purchase the equipment at the end of a long-term lease.

           Equipment Tracking and Billing. We use a real time, internet accessible proprietary computer software system to enable sophisticated equipment tracking and billing and to provide a central operating database that coordinates our chassis leasing activities. The system processes information received electronically from our regional offices. The system records the movement and status of each chassis and links that information with the complex data comprising the specific lease terms in order to generate billings to lessees. More than 83,000 movement transactions per month are processed through the system, which is capable of tracking revenue on the basis of individual chassis. The system also generates a wide range of management reports containing information on all aspects of our leasing activities. The equipment acquired from Transamerica was integrated into our billing system on July 1, 2001.

           Chassis Pools. For customers who require daily or weekly chassis rentals, we operate "chassis pools" at most of the major port authorities and terminal operations on the Eastern seaboard and the Gulf coast. These chassis pools consist of our chassis and those of our customers. The principal ports in the United States where we operate chassis pools are Baltimore, Boston, Charleston, Houston, New Orleans, Norfolk and Savannah. We also operate chassis pools at railroad locations within the United States.

           Depots. We and our affiliate CAI operate in over 90 locations in all major transportation markets throughout the world. Depots are facilities owned by third parties at which containers and other items of transportation equipment are stored, maintained and repaired. We retain independent agents at these depots to handle and inspect equipment delivered to or returned by lessees, to store equipment that is not leased and to handle maintenance and repairs of chassis and containers. Some agents are paid a fixed monthly retainer to defray recurring operating expenses and some are guaranteed a minimum level of commission income. In addition, we generally reimburse our agents for incidental expenses.

           Logistic Support. Our worldwide network of offices and relationships and our industry experience enables us to provide logistic services in order to facilitate the movement of chassis and containers to meet our customers' needs.

           Repositioning and Related Expenses. If lessees return large numbers of equipment to a location which has a larger supply than demand, we may incur expenses in repositioning the equipment to a better location. Repositioning expenses generally range between $50 and $500 per item of equipment, depending on geographic location, distance and other factors, and may not be fully covered by the drop-off charge collected from the lessee. In connection with necessary repositioning, we may also incur storage costs, which generally range between $0.20 and $2.50 per TEU per day. In addition, we bear certain operating expenses associated with our chassis and containers, such as:

•	the costs of maintenance and repairs not required to be made by lessees;

•	agent fees;

•	depot expenses for handling;

•	inspection and storage; and

•	any insurance coverage in excess of that maintained by the lessee.

           Maintenance, Repairs and Refurbishment. As chassis and containers age, the need for maintenance increases, and they may eventually require extensive maintenance. With the exception of chassis pool customers, our customers are responsible for maintenance and repairs of equipment other than normal wear and tear. When normal wear and tear of equipment is extensive, the equipment may have to be refurbished or remanufactured. Refurbishing and remanufacturing involve substantial cost, although chassis can be remanufactured for substantially less than the cost of purchasing a new chassis. Alternatively, we may elect to sell equipment requiring refurbishment.

           Disposition of Chassis and Containers and Residual Values. On an ongoing basis, we sell equipment that was previously leased. The decision whether to sell depends on the equipment's condition, remaining useful life and suitability for continued leasing or for other uses, as well as prevailing local market resale prices and an assessment of the economic benefits of repairing and continuing to lease the equipment compared to the benefits of selling. Pursuant to our relationship with CAI, containers that have come off long-term lease and have been designated for short-term leasing (not including renewals with existing lessees) are provided to CAI for deployment in CAI's short-term fleet. For each of our containers in its fleet, CAI pays us its average total fleet per diem rate less a management fee. Containers tendered for short-term leasing under our agreement with CAI are accounted for by us as fully utilized. Containers are also sold to shipping or transportation companies for continued use in the intermodal transportation industry or to secondary market buyers, such as wholesalers, depot operators, mini storage operators, construction companies and others, for use as storage sheds and similar structures. Because old chassis are more easily remanufactured than old containers, chassis are less likely to be sold than containers.

           At the time of sale, the residual value of a container or chassis will depend, among other factors, upon mechanical or economic obsolescence, the current newly manufactured equipment price, as well as its physical condition. While there have been no major technological advances in the short history of containerization that have made active equipment obsolete, several changes in standards have decreased the demand for older equipment, such as the increase in the standard height of containers from 8 feet to 8 1/2 feet in the early 1970's.

           Sources of Supply. Most chassis used in the United States are manufactured domestically due to the high cost of transportation to the United States of chassis manufactured abroad. Manufacturers of chassis frequently produce over-the-road trailers as well, and can convert some production capability to chassis as needed. Because of the rising demand for containers and the availability of relatively inexpensive labor in the Pacific Rim, approximately 80% of world container production now occurs in China. Containers are also produced in other countries, such as South Korea, India, Indonesia, Malaysia, Taiwan, Turkey, South Africa, and, to a lesser extent, other parts of the world.

           Upon completion of manufacture, new chassis and containers are inspected to insure that they conform to applicable standards of the International Standards Organization and other international self-regulatory bodies, as well as our internal standards.

PoolStat Chassis Pool Management

           We have developed a proprietary internet-based real-time chassis management system which we call PoolStat. PoolStat has enabled us to operate, on a cooperative basis, pools of chassis which are owned by us and by shipping lines. Under this program, shipping lines can "pool" their chassis at common locations such as marine terminals and railroad depots. The billing and tracking features of PoolStat enable us to operate chassis pools. Our PoolStat software compiles data from each location and reports on levels of chassis contribution as compared to levels of chassis usage by each shipping line in the cooperative pool. In addition, centralized maintenance and repair improves service levels to customers and the trucking community and we receive a management fee.

           PoolStat provides several benefits to customers, including allowing customers to:

•	maintain lower overall inventory requirement at each location;

•	decrease maintenance, repair and other operating expenses;

•	improve equipment control capabilities;

•	reduce time and expense of managing a chassis fleet; and

•	participate in cooperative pool net revenues.

           By providing the PoolStat service, we are able to forge closer relationships with our customers for both short-term and long-term leasing opportunities. PoolStat now has approximately 240,000 chassis under its management and is actively looking to increase its level of business. We believe that PoolStat is the leading provider of chassis management tools in the United States.

Marketing and Customers

           We lease our chassis and containers to over 400 shipping and transportation companies throughout the world, including all of the world's 20 largest international container shipping lines and major North American railroads. The customers for our chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines to which we also lease containers. With a network of offices and agents covering major ports in the United States, Europe and the Far East, we have been able to supply containers in nearly all locations requested by our customers. Our customer base is diverse. As of December 31, 2001, our top 25 customers represented approximately 69% of our consolidated revenues, with no single customer accounting for more than 6%.

           We perform detailed credit risk analysis on our customers. Our credit policy sets different maximum exposure limits depending on our relationship and previous experience with each customer. Credit criteria may include, but are not limited to, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, and operational history.

           We seek to reduce credit risk by maintaining insurance coverage against defaults and equipment losses. Although there can be no assurance that this coverage will be available in the future, during 2001 we maintained contingent physical damage, recovery/repatriation and loss of revenue insurance, which provides coverage in the event of a customer's default. The policy covered the cost of recovering our equipment from the customer, including repositioning cost, the cost of repairing the equipment and the value of equipment which cannot be located or is uneconomical to recover. It also covered a portion of the lease revenues that we may lose as a result of the customer's default (i.e., 180 days of lease payments following default). We are currently negotiating the renewal of our insurance coverage which terminated on January 31, 2002 and expect that premium rates and deductibles could increase as a result of general rate increases for this type of insurance as well as our historical claim experience and that of our competitors in the industry.

Competition

           There are many companies leasing intermodal transportation equipment with which we compete. Some of our competitors have greater financial resources than we do, or are subsidiaries or divisions of much larger companies. Over the last several years, there has been consolidation in the container leasing business resulting from several acquisitions. The result of the consolidation has been fewer lessors, a more rationalized industry and a stabilizing pricing environment.

           In addition, the containerized shipping industry, which we service, competes with providers of alternative methods of transporting goods, such as by air, truck and rail. We believe that in most instances these alternative methods are not as cost-effective as shipping of containerized cargo.

           Because rental rates for chassis and containers are not subject to regulation by any government authority but are determined principally by the demand for and supply of equipment in each geographical area, price is one of the principal methods by which we compete. In times of low demand and excess supply, leasing companies tend to grant price concessions, such as free days or pick-up credits, in order to keep their equipment on lease and to avoid storage charges. We attempt to design lease packages tailored to the requirements of individual customers and consider our long-term relationships with customers to be important to our ability to compete effectively. We also compete on the basis of our ability to deliver equipment in a timely manner in accordance with customer requirements.

Other Business Operations

           In addition to our chassis and container leasing operations we also receive revenues from other activities. We lease approximately 500 freight rail cars to railroad companies through our Chicago based Railpool division. In December 2001, we sold our investment in Personal Computer Rentals (PCR) and have initiated a plan to liquidate the operations of Microtech Leasing Corporation. Both companies are involved in the computer rental business. They have been accounted for as discontinued operations in the consolidated financial statements.

Employees

           As of March 31, 2002, we had approximately 180 employees, approximately 156 of whom are based in the United States, excluding discontinued operations. None of our employees is covered by a collective bargaining agreement. We believe our relations with our employees are good.

Facilities/Properties

           In connection with our acquisition of Transamerica's North American Intermodal Division in October 2000, we purchased real property located in Chicago, Illinois and Atlanta, Georgia. The purchase price for these two properties was included in the acquisition's aggregate purchase price. The Atlanta site was sold on July 31, 2001. The Chicago site was sold in April 2002.

           In July 1998, we purchased approximately 18,000 square feet of condominium office space located on the 27th floor at 633 Third Avenue, New York, NY 10017 which serves as our New York office. All our other commercial office space, aggregating approximately 42,438 square feet, is leased. Our executive offices are located at 211 College Road East, Princeton, New Jersey. We also lease office facilities in Chicago, Atlanta, Jacksonville, Barbados, Aberdeen, Antwerp, Basel, Hong Kong and Singapore.

           On January 28, 2002 we executed a Purchase and Sale Agreement, pursuant to which, on May 1, 2002, we acquired the building in Princeton, New Jersey which houses our chief executive offices. The fair market value purchase price of the approximately 39,000 square feet building was $6,250,000 as determined by an independent property appraisal firm and approved by our Board of Directors. See "Certain Relationships and Related Party Transactions".

Legal Proceedings

           We are engaged in various legal proceedings from time to time incidental to the conduct of our business. In the opinion of management, we are adequately insured against the claims relating to these proceedings, and any ultimate liability arising out of these proceedings will not have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

           Our directors and executive officers are as follows:

                 NAME         AGE                               POSITION
                 ----         ---                               --------
Martin Tuchman (a)(c).......  61    Chairman of the Board of Directors and Chief Executive Officer
Raoul J. Witteveen..........  46    President, Chief Operating Officer and Director
Mitchell I. Gordon..........  44    Chief Financial Officer, Executive Vice President and Director
Arthur L. Burns.............  57    General Counsel, Secretary and Director
Herbert Mertz...............  48    Chief Administrative Officer of Interpool, Inc., Chief Operating
                                    Officer of Trac Lease, Inc. and Interpool Limited
Ernst Baenziger.............  65    Senior Vice President and Director of Interpool Limited
William Geoghan.............  51    Senior Vice President
Peter D. Halstead (a)(b)(c).  60    Director
Clifton H.W. Maloney (b)....  64    Director
Warren L. Serenbetz (a).....  78    Director
Joseph J. Whalen (a)(b).....  70    Director
_______________
(a)  member of Compensation Committee
(b)  member of Audit Committee
(c)  member of Stock Option Committee

           Our Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

           Martin Tuchman has served as our Chairman of the Board of Directors and Chief Executive Officer since February 1988. He is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease since June 1987, President of Trac Lease from June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. He is Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, comprised of leading international executives organized to promote understanding and cooperation between business and government, and a member of the Board of Trustees of the New Jersey Institute of Technology. In 1995, Mr. Tuchman was honored as Entrepreneur Of The Year in an awards program sponsored by Ernst & Young LLP and in 1996 was named Alumnus of the Year by the New Jersey Institute of Technology. Mr. Tuchman is a member of the Board of Trustees of The Parkinson's Alliance and a director of the Parkinson's Disease Foundation of Columbia Presbyterian Hospital. In 2000, Mr. Tuchman was honored by The Smithsonian Institution for his extensive case study of Interpool for the 2000 Computerworld Smithsonian Collection and Interpool was nominated for the World Smithsonian Award. Interpool's material is now part of the Permanent Research Collection on Information Technology at The Smithsonian's National Museum of American History. Mr. Tuchman was elected to the Yardville National Bank's Board of Directors and serves on its Executive Committee. Mr. Tuchman holds a bachelor's degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master's degree in business administration from Seton Hall University.

           Raoul J. Witteveen has served as our President, Chief Operating Officer and a Director since March 1993, also having served as Chief Financial Officer from 1993 to 2000. Mr. Witteveen has been President, Chief Financial Officer and a director of Interpool Limited, since 1988, also having served as Chief Financial Officer from 1988 to 2000. He is a co-founder of Trac Lease and has been Chief Financial Officer, Vice President and a Director of Trac Lease since June 1987. From 1982 to 1986, Mr. Witteveen served in a variety of management capacities at Thyssen-Bornemisza N.V., the former parent of Interpool Limited. Mr. Witteveen holds a bachelor's degree in economics and business administration and a master's degree in economics from the Erasmus University in Rotterdam, The Netherlands.

           Mitchell I. Gordon has served as our Chief Financial Officer and Executive Vice President since October 2000 and as a member of our Board of Directors since 1998. From February 1998 to October 2000, Mr. Gordon was President of Atlas Capital Partners, LLC, a private equity investment and consulting firm which provided investment banking consultation services to us. Prior to February 1998, he was Managing Director of Salomon Smith Barney Inc. and co-head of its Transportation Investment Banking Group from July 1993 to January 1998. From 1988 to 1993, Mr. Gordon was Senior Vice President of Furman Selz Inc., where he ran the firm's Transportation and Automotive Investment Banking groups. From 1984 to 1988, he was a Vice President of Needham & Company Inc. From 1981 to 1984, he held various positions at American Broadcasting Companies, Inc., including Manager of Strategic Planning. Mr. Gordon holds a bachelor's degree in business administration from Washington University and a master's degree in business administration from Harvard Business School.

           Arthur L. Burns has served as our General Counsel, Secretary and a Director since January 1990 and Secretary of Interpool Limited since 1986. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns served as Assistant General Counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor's degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

           Herbert Mertz has served as our Director of Information Systems since December 1988. In September 2000, he was appointed our Chief Administrative Officer, and Chief Operating Officer of Interpool Limited and Trac Lease. Prior to joining us, Mr. Mertz was an independent consultant in the computer industry. From 1980 to 1983, Mr. Mertz was President of Princeton Energy Partners, an international franchise company in the field of energy conservation. Mr. Mertz holds a bachelor's degree in engineering from Princeton University. He is an associate member of Sigma Xi, the North American Research Society.

           Ernst Baenziger has served as an employee of Interpool since 1977, serving as Senior Vice President and as a Director of Interpool Limited since 1991. Mr. Baenziger is responsible for operations in Europe, Far East, Australia and New Zealand. He also serves as Managing Director of Interpool Limited's Basel, Switzerland branch, handling sales and operations, and as Managing Director of CTC Equipment A.G. Mr. Baenziger holds a bachelor's degree in economics and business administration from Handelshochschule, St. Gallen.

           William Geoghan has served as Senior Vice President of each of Interpool, Interpool Limited and Trac Lease since 1998. Previously, Mr. Geoghan served as Controller of Interpool from 1992 to 1998 and Vice President and Controller of Interpool Limited from 1989 to 1998. Mr. Geoghan joined Interpool Limited in 1981 and served as Assistant Controller for Interpool Limited from 1985 to 1989. Mr. Geoghan is a Certified Public Accountant and holds a bachelor's degree in commerce from Rider University.

           Peter D. Halstead has served as a member of our Board of Directors since June 1994. Mr. Halstead is a retired Executive Vice President of Summit Bancorp where he worked in various capacities since 1971. He is now the Principal of P.D. Halstead Associates LLC, a firm consulting in corporate administration and finance. Mr. Halstead serves as a Trustee for numerous associations including McCarter Theatre and as Treasurer of the National Kidney Foundation of the Delaware Valley. Mr. Halstead holds a bachelor's degree from Colgate University and a master's degree in business administration from Fairleigh Dickinson University.

           Clifton H. W. Maloney has served as a member of our Board of Directors since February 2000. He has been President of C.H.W. Maloney & Co., Incorporated, a private investment firm, since 1981. He was a Vice President in investment banking at Goldman, Sachs & Co. from 1974 to 1981. Mr. Maloney is a Director of Chromium Industries, Inc., Liberty-Pittsburgh Systems Inc., and The Wall Street Fund. Mr. Maloney holds a bachelor's degree in Engineering from Princeton University and a master's degree in business administration from Harvard Business School.

           Warren L. Serenbetz has served as a member of our Board of Directors since February 1988 and served as Executive Consultant from February 1988 through January 1995. He has also been a Director of Trac Lease since its founding in November 1986. After co-founding Interpool Limited in 1968, Mr. Serenbetz served as Interpool Limited's President and Chief Executive Officer and as a Director until 1975, after which he was Director, Chairman of the Executive Committee and Chief Executive Officer until his retirement in 1986. Mr. Serenbetz rejoined the Board of Directors of Interpool Limited in 1988. Mr. Serenbetz is currently President of Radcliff Group, Inc. He has been active in industry affairs, serving as an officer, director and member of various world trade and shipping associations. Mr. Serenbetz holds a bachelor's degree in engineering from Columbia University and a master's degree in industrial engineering from Columbia University.

           Joseph J. Whalen has served as a member of our Board of Directors since April 1996. He originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen's New York and New Jersey offices for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants. Mr. Whalen also serves on the Board of Directors of Griffon Corporation. Mr. Whalen is a Certified Public Accountant in New Jersey and New York and holds a bachelor's degree from St. Peter's College.

Board Compensation

          Each member of the Board of Directors who is not an officer or executive consultant receives an annual service fee of $10,000 for serving on the Board plus $1,000 and reimbursement of expenses for each Board of Directors' or committee meeting attended.

Board Committees

          The Board of Directors has three standing committees: an audit committee, a compensation committee and a stock option committee. The audit committee's function is to review management's maintenance of systems of internal control, financial reporting and application of generally accepted accounting principles. In addition, the audit committee reviews the scope of the services of our independent auditors and may recommend the independent auditors for appointment by the Board of Directors subject to stockholder approval. The compensation committee's functions are to review our general compensation strategy, establish salaries, review benefit programs and approve certain employment contracts. The stock option committee's functions are to administer our stock option plans. Our Board of Directors may establish other committees from time to time to facilitate the management of our business and affairs.

Executive Compensation

          The following table sets forth information for the calendar years ended December 31, 2001, 2000 and 1999 concerning the annual compensation paid or accrued by us to our chief executive officer and our four other most highly compensated executive officers:

                                                                                                    Long Term
                                                            Annual Compensation                   Compensation
                                                                                    Other          # of Stock
Name and Principal Position                 Year       Salary         Bonus      Compensation        Options
Martin Tuchman                              2001      $814,447       $651,784      $62,742 (1)               0
   Chairman of the Board of Directors,      2000       775,664      1,221,100       28,990 (1)               0
   Chief Executive Officer and Director     1999       738,727      1,095,100       27,091 (1)               0

Raoul J. Witteveen                          2001       573,991        651,784       22,542 (1)               0
   President, Chief Operating Officer       2000       546,658      1,002,650       50,381 (1)               0
   and Director                             1999       520,627      1,095,100        7,717 (1)               0

Ernst Baenziger                             2001       183,901              0      776,045 (2)               0
   Sr. Vice President, Interpool            2000       190,074              0    1,306,278 (2)               0
   Limited                                  1999       198,033         15,000    1,294,820 (2)               0

Mitchell I. Gordon                          2001       240,000              0      550,000 (5)               0
   Executive Vice President,                2000        39,692 (3)          0      750,000 (4)(5)       50,000
   Chief Financial Officer                  1999             0              0      807,500 (4)               0

Herbert Mertz                               2001       240,000        150,000        7,046                   0
   Chief Administrative Officer,            2000        74,042 (3)    115,000      243,135 (4)          50,000
   Chief Operating Officer, Trac            1999             0              0      279,307 (4)               0
   Lease, Inc. and Interpool Limited

(1)	Amounts listed include payments made to or on behalf of the executive for certain company provided automobile and related expenses and medical expense reimbursement as provided for in the executive's employment agreement.

(2)	Amounts listed as "Other Compensation" include sales commissions.

(3)	Mr. Gordon and Mr. Mertz became employees in October 2000.

(4)	Amounts listed as "Other Compensation" include consulting fees paid prior to the individual becoming an executive officer of Interpool.

(5)	This amount includes one of three payments of $550,000 to be paid over three years commencing in 2000 as a bonus earned in connection with the acquisition of Transamerica Leasing, Inc. North American Intermodal Division.

Stock Option Activity During Fiscal Year 2001

          No stock options were granted or exercised during fiscal year 2001.

1993 Stock Option Plan

          Our 1993 Stock Option Plan for Executive Officers and Directors was adopted by our Board of Directors and approved by the stockholders in March 1993. A total of 6 million shares of common stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to executive officers and Directors of Interpool or a subsidiary (including any executive consultant of Interpool and its subsidiaries), whether or not they are employees. As of March 31, 2002, 4,451,501 options were issued and outstanding, of which 4,351,501 are exercisable. Options under the Stock Option Plan have been granted to 18 persons.

          The Stock Option Plan is administered by a committee of the Board of Directors consisting of at least two Directors. The Stock Option Plan does not require that the members of the Stock Option Committee be "disinterested persons" within the meaning of Rule 16b-3, as from time to time amended, under the Securities Exchange Act of 1934. The Stock Option Committee consists of Mr. Tuchman and Mr. Halstead. The Stock Option Committee has the authority, within limitations as set forth in the Stock Option Plan, to establish rules and regulations concerning the Stock Option Plan, and to determine the persons to whom options may be granted, the number of shares of common stock to be covered by each option and the terms and provisions of the option to be granted. The Stock Option Committee has the right to cancel any outstanding options and to issue new options on the terms and upon the conditions as may be consented to by the optionee affected. In addition, the Stock Option Committee has the authority, subject to the terms of the Stock Option Plan, to determine the appropriate adjustments in the terms of each outstanding option in the event of a change in the common stock or our capital structure.

           Options granted under the Stock Option Plan may be either incentive stock options ("ISO's") within the meaning of Section 422 of the Code, or non-qualified stock options ("NQSO's"), as the Stock Option Committee may determine. No option intended to qualify as an ISO may be granted to any individual who, at the time of grant, is not an employee of Interpool or a subsidiary. The exercise price of an option will be fixed by the Stock Option Committee on the date of grant, except that (1) the exercise price of an ISO granted to any individual who owns (directly or by attribution) shares of common stock possessing more than 10% of the total combined voting power of all our classes of outstanding stock must be at least equal to 110% of the fair market value of the common stock on the date of grant and (2) the exercise price of an ISO granted to any individual other than a 10% owner must be at least equal to the fair market value of the common stock on the date of the grant. Any options granted must expire within ten years from the date of grant (five years in the case of an ISO granted to a 10% owner). Shares subject to options granted under the Stock Option Plan which expire, terminate or are canceled without having been exercised in full become available again for option grants. No options shall be granted under the Stock Option Plan more than ten years after the adoption of the Stock Option Plan.

           Options are exercisable by the holder subject to terms fixed by the Stock Option Committee. No option can be exercised until at least six months after the date of grant. However, an option will be exercisable immediately upon the occurrence of any of the following (but in no event during the six-month period following the date of grant or subsequent to the expiration of the term of an option):

(1)	the holder's retirement on or after attainment of age 65;

(2)	the holder's disability or death; or

(3)	special circumstances or events as the Stock Option Committee determines merits special consideration.

           Under the Stock Option Plan, a holder may pay the exercise price in cash, by check, by delivery to us of shares of common stock already owned by the holder, or, with respect to NQSO's and subject to approval by the Stock Option Committee, in shares issuable in connection with the option, or by such other method as the Stock Option Committee may permit from time to time

.

           Options granted under the Stock Option Plan will be non-transferable and non-assignable; provided, however, that the estate of a deceased holder may exercise any options held by the decedent. If an option holder terminates employment with us and all subsidiaries or service as a director of Interpool or a subsidiary while holding an unexercised option, the option will terminate immediately, but the option holder will have until the end of the tenth business day following his termination of employment or service to exercise the option. However, all options held by an option holder will terminate immediately if the termination is for cause, including but not limited to a result of a violation of the holder's duties. If cessation of employment or service is due to retirement on or after attainment of age 65, disability or death, the option holder or the holder's successor-in-interest, as the case may be, is permitted to exercise any option within three months of retirement or disability or within six months of death.

          The Stock Option Plan may be terminated and may be modified or amended by the Stock Option Committee or the Board of Directors at any time; provided, however, that (1) no modification or amendment increasing the aggregate number of shares which may be issued under options, increasing materially the benefits accruing to participants under the Stock Option Plan, or materially modifying the requirements as to eligibility to receive options will be effective without stockholder approval within one year of the adoption of the amendment and (2) no such termination, modification or amendment of the Stock Option Plan will alter or affect the terms of any then outstanding options without the consent of the holders thereof. The Stock Option Committee may cancel or terminate an outstanding option with the consent of the holder and grant an option for the same number of shares to the individual based on the then fair market value of the common stock, which may be higher or lower than the exercise price of the canceled option.

Directors Plan

          Our Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors was adopted by our Board of Directors and approved by the stockholders in March 1993. The Directors' Plan provides for the automatic grant of non-qualified options to non-employee, non-consultant directors at the time the director first joins the Board. The Directors' Plan authorizes grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of our common stock on the date the person becomes a director. The options granted pursuant to the Directors' Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options' grant date, one-third of the shares on the second anniversary of the options' grant date and one-third of the shares on the third anniversary of the options' grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the Directors' Plan expire ten years from their grant date except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation. The Directors' Plan is administered by the Stock Option Committee of the Board of Directors. Pursuant to the Directors' Plan, an option to purchase 15,000 shares of common stock was granted to each of Peter D. Halstead in June 1994, Joseph J. Whalen in April 1996 and Clifton H.W. Maloney in February 2000. In addition, our directors may be granted options under the 1993 Stock Option Plan for Executive Officers and Directors as adopted by the Board of Directors and approved by the stockholders in March 1993. On September 16, 1998, pursuant to an option repricing program, 15,000 options held by each of Messrs. Halstead and Whalen were cancelled and replaced with newly issued options with an exercise price equal to the closing market price on September 16, 1998, the grant date, which vested six months from the grant date and expire ten years from the grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options. As of March 31, 2002, 45,000 options were issued and outstanding, of which 35,000 are exercisable.

401(k) Plan

          We have adopted a deferred savings plan which is intended to qualify under Section 401(k) of the Code. All our employees who complete three months of service are eligible to participate in the 401(k) Plan. Each participant may elect to defer the receipt of up to 15% of such participant's compensation on a pre-tax basis and have us contribute the deferred compensation to the 401(k) Plan on the participant's behalf, up to the annual statutory limitation in effect at the time of the contribution. Such salary deferral contributions are 100% vested at all times. Amounts credited to a participant's account are distributed to the participant at the earliest of (1) the termination of his or her employment with us, (2) a requested withdrawal after age 59 1/2 or upon evidence of disability or (3) a requested withdrawal due to financial hardship. The 401(k) Plan administrator may authorize loans from the 401(k) Plan to participants in a manner which is uniform and nondiscriminatory. Under the Code, salary deferral contributions are not taxable to the employee until the amounts are distributed to the employee, and all contributions are tax deductible to us. The 401(k) Plan provides for the making by us of any matching or profit sharing contributions to the 401(k) Plan, in the form of shares of common stock of Interpool.

Compensation Committee Interlocks and Insider Participation

           During fiscal year 2001, Mr. Tuchman participated in deliberations of our Board of Directors concerning executive officer compensation. Mr. Tuchman did not participate in discussions regarding his own compensation.

Employment Agreements With Named Executive Officers

          We have employment agreements with Martin Tuchman and Raoul J. Witteveen. Each employment agreement currently expires on December 31, 2008, except that on each January 1, the expiration date of each employment agreement is automatically extended for an additional year unless we or the employee party to the employment agreement has given written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

          As compensation for the services to be rendered under their employment agreements, Mr. Tuchman is currently paid an annual base salary of $855,169, Mr. Witteveen is currently paid an annual base salary of $602,691. The base salary under each employment agreement increases by a minimum of 5% each year. In addition, each of Messrs. Tuchman and Witteveen is entitled to receive an annual bonus equal to 2%, in the case of Mr. Tuchman, or 1%, in the case of Mr. Witteveen, of the amount of any increase in our net income during the year from its net income during the preceding year. Mr. Tuchman and Mr. Witteveen may each be entitled to receive discretionary additional bonuses as determined by our Compensation Committee. Each employment agreement (1) includes a non-competition provision; (2) provides that, in the event of the employee's death, the employee's base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and (3) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to our medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement. Mr. Tuchman and Mr. Witteveen may each be entitled to receive incentive bonuses as determined by our Compensation Committee.

          In January 2002, we entered into employment agreements with Mitchell I. Gordon, our Chief Financial Officer and Executive Vice President, and Herbert Mertz, the Chief Administrative Officer and Chief Operating Officer of Interpool Limited and Trac Lease (the "Employment Agreements"). Under the terms of the Employment Agreements, each of Messrs. Gordon and Mertz are paid an annual base salary and may be entitled to receive discretionary bonuses as determined by the Compensation Committee. The term of the Employment Agreements expire on December 31, 2002 except that on or before June 30, 2002, we must either notify each of Mr. Gordon and Mr. Mertz of our intention not to renew his Employment Agreement or provide the terms under which we will offer a new agreement. Each employment agreement (i) includes a non-competition provision; (ii) provides that, in the event of the employee's death, the employee's base salary will continue to be paid to his beneficiary for the remainder of the term and, (iii) provides for participation in all Interpool medical and dental insurance plans.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders' Agreement

           Martin Tuchman, Raoul J. Witteveen, Arthur L. Burns, Hickory Enterprises L.P., Warren L. Serenbetz Revocable Trust, Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz, Clay R. Serenbetz, and Chartres Limited Partnership, will collectively own directly or indirectly approximately 68% of our common stock, and are parties to an Amended and Restated Stockholders' Agreement dated May 3, 1994 pursuant to which they have agreed not to sell or transfer any shares of common stock beneficially owned by them to any person other than us or the other parties to the Stockholders' Agreement without the consent of the other parties to the Stockholders' Agreement, unless (1) the shares are first offered to us for purchase at a per share price equal to the price offered by any third party making a bona fide offer to buy the shares for cash, cash equivalents or marketable securities (or if no such bona fide offer has been received, at a price equal to the average closing price of a share of common stock on the New York Stock Exchange over a period of twenty prior trading days) and we do not elect to purchase the shares and (2) the shares are then offered to the other parties to the Stockholders' Agreement for purchase by them at the same per share price described in clause (1) and the other stockholders do not elect to purchase the shares. Notwithstanding the foregoing, the parties to the Stockholders' Agreement may transfer shares of common stock to one or more of certain members of their immediate families (or trusts for the benefit of such family members) so long as each transferee agrees to be bound by the terms of the Stockholders' Agreement. The Stockholders' Agreement further provides that if Interpool (which is not a party to the Stockholders' Agreement) elects to purchase any shares offered to it by a party to the Stockholders' Agreement and the shares offered represent greater than 10% of the shares held by the offeror, we shall have the right to pay the purchase price of the shares by delivery of a promissory note, payable in equal monthly installments (with interest at the prime rate) over the following year. Pursuant to the Stockholders' Agreement, each of the parties thereto has agreed to vote for the re-election of Messrs. Tuchman, Serenbetz, Witteveen and Burns as our directors. The Stockholders' Agreement continues in effect until May 4, 2003 and may be extended by the parties. Shared voting power with the other parties to the Stockholders' Agreement is acknowledged but the existence of a group or beneficial ownership of shares owned by other parties to the Stockholders' Agreement is disclaimed.

The Ivy Group Transactions

          The Ivy Group, a New Jersey general partnership composed directly or indirectly of Mr. Tuchman, Radcliff Group, Inc., Mr. Witteveen, Thomas P. Birnie and Graham K. Owen, has previously leased chassis to Trac Lease. As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2.9 million. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group and its principals were paid an aggregate lease payment of approximately $2.6 million through June 30, 2001. Effective as of July 1, 2001, we restructured our relationship with The Ivy Group and its principals to provide us with managerial control over these 6,047 chassis. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to our newly formed subsidiary, Chassis Holdings I LLC, in exchange for $26.0 million face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and $2,407 in cash to Chassis Holdings in exchange for $3.0 million face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms that were engaged by us in connection with our establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity's operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings may redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units. For the three months ended March 31, 2002, dividends paid on the common units and distributions on the preferred units owned by The Ivy Group, totaling $0.8 million, are included in lease operating and administrative expenses in the accompanying condensed consolidated statement of income.

          The terms of all arrangements between Chassis Holdings and Trac Lease, including rental rates, are, in the opinion of our management, comparable to terms that we would have obtained in arms' length transactions with unrelated third parties. The Ivy Group has entered into an agreement with us pursuant to which it has agreed not to engage in any business activities that are competitive with the business activities of Interpool or its subsidiaries without our prior written consent.

          Trac Lease previously leased an additional 983 chassis from The Ivy Group under a lease with buyout provisions expiring in 2000. In 2000 Trac Lease paid The Ivy Group lease payments of $252,000 under this agreement. Trac Lease exercised its buyout right under the lease during 2000 and purchased the chassis for $2,212,000.

           During 1992 through 1996, The Ivy Group borrowed $13.4 million from us. The aggregate loan balance of $13.4 million at June 30, 2001 bears interest at LIBOR plus 1.75% repayable on an interest only basis, subject to maintenance of fixed loan to collateral value ratios, and will mature in 2013. In connection therewith, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which we were granted a security interest in 4,364 chassis owned by The Ivy Group and we were granted an assignment of all rights to receive rental payments and proceeds related to the lease of these chassis. This Ivy Group collateral was contributed, subject to this debt to us, to Chassis Holdings as part of our July 1, 2001 restructuring with The Ivy Group.

Eurochassis L.P. Transactions

           Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen is one of the limited partners and the general partner, leases 100 chassis to Trac Lease for an annual lease payment of approximately $91,000. The annual lease term renews automatically unless canceled by either party prior to the first day of the renewal period. The terms of the lease agreement, in the opinion of our management, are comparable to terms that Trac Lease would have obtained in an arms' length transaction with an unrelated third party.

The Radcliff Consultation Services Agreement

          We entered into a Consultation Services Agreement with Radcliff Group, Inc. dated as of January 1, 1992, as amended and restated in February 1993, pursuant to which Radcliff Group appointed Warren L. Serenbetz, a stockholder and Director of Interpool, as Executive Consultant. The Consultation Services Agreement was terminated as of January 1, 1995. In accordance with the terms of the Consultation Services Agreement, Radcliff Group is entitled to receive its full annual consultation services fee in the amount of $492,000 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the Executive Consultant pursuant to our medical and dental insurance plans.

The Atlas Consulting Agreement

          In February 1998, we entered into a non-exclusive Consulting Agreement with Atlas Capital Partners, LLC pursuant to which Mitchell I. Gordon, a Director of Interpool since 1998 and Chief Financial Officer and Executive Vice President since October 2000, provided investment banking consultation services to us. Under the terms of the Consulting Agreement, Atlas was to have been paid $240,000 (plus reimbursement of reasonable expenses), additional compensation of $560,000 and a twenty percent carried interest in investments made with funds provided by Interpool. In addition, Atlas was contractually entitled to an annual bonus in an amount that is usual and customary in the investment banking business for investment opportunities actually completed by us subject to set-off of the $560,000 additional compensation. In 2000, other compensation in the amount of $1,650,000, to be paid over three years, was earned by Atlas in connection with the acquisition by us of the North American Intermodal Division of Transamerica. As of October 2000, Mitchell Gordon was named our Chief Financial Officer and Executive Vice President and the Consulting Agreement was terminated.

Executive Office Lease

           During 2001, we leased approximately 28,500 square feet of commercial space for our executive offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership. Martin Tuchman, a Director and the Chief Executive Officer of the Company, holds a direct or indirect equity interest of 42.76% and Radcliff Group holds a direct or indirect equity interest of 42.17% in 211 College Road Associates. The 2001 annual base rental for this property was approximately $557,000 under a triple net lease expiring in 2010. In the opinion of our management, rent being paid under this lease does not exceed rent that we would have paid in an arms' length transaction with an unrelated third party. On January 28, 2002, we executed a Purchase and Sale Agreement, pursuant to which, on May 1, 2002, we acquired the building which houses our corporate offices. The fair market value purchase price of the approximately 39,000 square feet building was $6,250,000 as determined by an independent property appraisal firm and approved by our Board of Directors.

PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 20, 2002 by certain beneficial owners, each of our directors, certain executive officers and all executive officers and directors as a group.

                                NUMBER OF SHARES
                                  AND OPTIONS         OPTIONS
 NAME OF BENEFICIAL             EXERCISABLE WITHIN   EXERCISABLE     PERCENTAGE OF
OWNER(1)                            60 DAYS(2)      WITHIN 60 DAYS       CLASS(2)

Martin Tuchman (3)(4)......          9,738,039          2,280,000          32.85%
Raoul J. Witteveen (3)(5)..          4,826,616          1,140,000          16.93%
Warren L. Serenbetz (3)(6)(7)        1,742,127            668,438           6.21%
Arthur L. Burns ...........            205,408             96,563               *
Mitchell I. Gordon.........             15,000                  0               *
Peter D. Halstead..........             67,500             60,000               *
Clifton H. W. Maloney......             10,000             10,000               *
Joseph J. Whalen...........             37,500             37,500               *
Ernst Baenziger............              7,250                  0               *
William Geoghan............              9,300              7,500               *
Herbert Mertz..............              9,250              7,500               *
Executive officers and
 directors as a group
 (eleven persons)..........         16,667,990          4,307,501          52.63%

Other Stockholders:
Hickory Enterprises, L.P.(8)
 165 Signal Hill North
 Wilson, Connecticut
 06897-1933................          5,088,911                  0          18.60%
Warren L. Serenbetz Jr.
 (9)(10)
 c/o American National Can
 Co. 101 Merritt 7, 3rd
 Floor
 Norwalk, CT 06856.........            283,646                  0           1.04%
Paul H. Serenbetz (9)(10)
 c/o
 The Morgan School Route 81
 Clinton, CT 06413.........            283,646                  0           1.04%
Stuart W. Serenbetz (9)(10)
 c/o
 Turner Development Corp.
 375 Hudson Street, 6th Floor
 New York, NY 10014........            283,646                  0           1.04%
Clay R. Serenbetz (9)(10)
 c/o
 Radcliff Group, Inc. 695
 West Street
 Harrison, NY 10528........            283,646                  0           1.04%
The Chartres Limited
 Partnership
 (11) c/o Interpool, Inc.
 633 Third Avenue
 New York, NY 10017........             90,000                  0               *

*	Less than 1%

(1)	Beneficial ownership includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in this table has sole voting power and investment power, or shares voting power and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person. Shares issuable upon exercise of options if exercisable within 60 days are considered outstanding for the purpose of calculating the percentage of outstanding shares held by a person, but not for the purpose of calculating the percentage of outstanding shares held by any other person.

(2)	Includes shares subject to options which are exercisable within 60 days. In the event that all said options were exercised, the total outstanding number of the shares of our common stock would be 31,670,853. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days: Clifton H. W. Maloney; 5,000 shares, Herbert Mertz; 50,000 shares and Mitchell I. Gordon; 50,000 shares.

(3)	The business address of Mr. Tuchman and Mr. Witteveen is 211 College Road East, Princeton, New Jersey 08540 and the business address for Mr. Serenbetz is 695 West Street, Harrison, New York 10528.

(4)	Includes 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 96,619 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman's brother is the beneficiary; 7,000 held by the Tuchman Foundation; 513 shares representing Mr. Tuchman's 51.3% interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company; 1,500 shares held by a pension plan f/b/o Mr. Tuchman's wife and 182,381 shares held by Princeton International Properties, Inc., a New Jersey corporation owned by Mr. Tuchman and his wife.

(5)	Includes 1,500 shares of which Mr. Witteveen's wife is the record owner and 176 shares representing Mr. Witteveen's interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company.

(6)	Includes 182,381 shares representing the Radcliff Group, Inc.'s interest in shares held by The Ivy Group, a New Jersey general partnership.

(7)	The Warren L. Serenbetz Revocable Trust, of which Warren L. Serenbetz is the trustee, is the record owner of these shares of our common stock. The beneficiaries of the Warren L. Serenbetz Revocable Trust are members of the immediate family of Warren L. Serenbetz.

(8)	In 1994, Hickory Enterprises, L.P., a Delaware limited partnership ("Hickory") was formed. Warren L. Serenbetz contributed shares of our common stock in exchange for a limited partnership interest in Hickory. One half of that interest was assigned to the Warren L. Serenbetz Retained Annuity Trust, Warren L. Serenbetz, Jr., Trustee. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed shares of our common stock in exchange for a general partnership and limited partnership interest in Hickory. Each of the four general partners in Hickory has one vote in matters before Hickory. Warren L. Serenbetz, as solely a limited partner, does not have any voting rights to participate in the management or operations of Hickory.

(9)	Each of Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a son of Warren L. Serenbetz. None of Mr. Serenbetz's sons are minors.

(10)	Does not include Mr. Serenbetz's interest in shares held by Hickory described in footnote (8) above.

(11)	On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership ("Chartres"), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Burns, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.

DESCRIPTION OF DEBENTURES

          The Debentures are to be issued under an Indenture, as supplemented from time to time (as so supplemented, the "Indenture"), between Interpool and _______________, as trustee. The Indenture will be qualified under the Trust Indenture Act of 1939, as amended, and the Indenture will be subject to and governed by the Trust Indenture Act. The following description is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture nor does it restate the Indenture in its entirety. We urge you to read the Indenture because it defines your rights. The terms of the Debentures will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. A copy of the Indenture is available as indicated below under "Available Information."

Interest

          The Debentures will bear interest at the annual rate of 9.25% of the principal amount thereof, payable monthly in arrears on the first day of each calendar month (each, an "Interest Payment Date"), commencing the first day of the month following issuance, to the person in whose name each Debenture is registered, subject to certain exceptions, at the close of business on the 15th day of the calendar month preceding each Interest Payment Date. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). Accrued interest that is not paid on the applicable Interest Payment Date will bear interest on the amount thereof (to the extent permitted by law) at the rate per annum of 9.25% thereof, compounded monthly. The term "interest," as used herein, shall include monthly interest payments and interest on monthly interest payments not paid on the applicable Interest Payment Date. A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

          The Debentures will be issued in denominations of $25 and integral multiples thereof. The Debentures will mature on the twentieth anniversary of their issuance (the "Stated Maturity Date").

          The Debentures will be unsecured and subordinate and rank junior in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness. See "--Subordination."

          We are a legal entity separate and distinct from our subsidiaries. Our subsidiaries include, among others, Interpool Limited and Trac Lease. Our right to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, the Debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries. The Indenture does not limit our ability to incur or issue other secured or unsecured debt, including Senior Indebtedness, or the incurrence of liabilities by our subsidiaries. See "--Subordination."

Payment and Paying Agents

           Payment of principal of and premium, if any, and any interest on the Debentures will be made at the office of the trustee in [New York, New York] or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, by check mailed to the address of the person entitled thereto as such address shall appear in the register for the Debentures at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however, we will at all times be required to maintain a paying agent in each place of payment for the Debentures.

          Any monies deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal or interest on any Debenture and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us and the holder of such Debenture shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

Option to Extend Interest Payment Date

          So long as no Debenture Event of Default has occurred and is continuing, we will have the right under the Indenture at any time during the term of the Debentures to defer the payment of interest from time to time for a period not exceeding 60 consecutive monthly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity Date. At the end of an Extension Period (including any extension thereof), we must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 9.25%, compounded monthly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of the Debentures will be required to accrue interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

           During any such Extension Period, we may not:

(1)	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock),

(2)	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with or junior in right of payment to the Debentures, or

(3)	make any guarantee payments with respect to any guarantee by us of the debt securities of any our subsidiaries if such guarantee ranks equally with or junior in right of payment to the Debentures other than:

(a)	dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

(b)	any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

(c)	the purchase of fractional shares resulting from a reclassification of our capital stock,

(d)	the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

(e)	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and

(f)	purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for its directors, officers or employees or any of our dividend reinvestment plans.

           Prior to the termination of any such Extension Period (including any extension thereof), we may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 60 consecutive monthly periods or to extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period (including any extension thereof) and the payment of all amounts then due on any Interest Payment Date, we may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. We must give the Trustee notice of our election of any Extension Period (or an extension thereof) at least five Business Days prior to the record date for payment of interest. The Trustee shall give notice to the holders of the Debentures of our election to begin or extend an Extension Period. There is no limitation on the number of times we may elect to begin an Extension Period.

           Although we may in the future exercise our option to defer payments of interest on the Debentures, we have no current intention to do so.

Conversion of the Debentures

           Principal and accrued interest on the Debentures will be convertible into our common stock at the option of the holders of the Debentures at any time prior to 5:00 P.M., New York City time, on the Business Day immediately preceding the date of repayment of such Debentures, whether at maturity or upon redemption, at the option of each holder thereof and in the manner described below, into shares of our common stock at a per share conversion price equal to the greater of (a) $25.00 or (b) 135% of the average closing price of our common stock for the five consecutive trading days ending on the Expiration Date, subject to adjustment as described under "--Conversion Price Adjustments" below. Upon surrender of a Debenture for conversion, the Trustee, as conversion agent, will convert such Debentures to common stock on behalf of such holder. Our delivery to the holders of the Debentures of the fixed number of shares of common stock into which the Debentures are convertible (together with the cash payment if any, in lieu of fractional shares) will be deemed to satisfy our obligation to pay the principal amount of the Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Debenture is converted after a record date for payment of interest, the interest payable on the related interest payment date with respect to such Debenture shall be paid to the holder of such Debentures on the record date despite such conversion; provided, further that if any Debentures are delivered for conversion during an Extension Period, the Company shall be required to pay to such holders all accrued and unpaid interest, if any, relating to such Debentures through the date of conversion which amount shall be distributed to the holders of the Debentures. See "-- Optional Redemption," "-- Conversion Rights" and "-- Mandatory Redemption."

           Shares of common stock of Interpool issued upon conversion of Debentures will be validly issued, fully paid and nonassessable. No fractional shares of common stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by Interpool in cash based on the last reported sale price of our common stock on the date such Debentures are surrendered for conversion.

           Conversion Price Adjustments -- General. The conversion price is subject to adjustment in certain events, including: (1) the issuance of shares of common stock as a dividend or a distribution with respect to common stock, (2) subdivisions, combinations and reclassification of common stock, (3) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for shares of common stock at less than the then Current Market Price (as defined below) of the common stock, (4) the distribution to holders of common stock of evidences of indebtedness of Interpool, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash). "Current Market Price" means the average of the daily closing prices for the ten consecutive trading days selected by us commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the record date with respect to the issuance or distribution in question.

          We from time to time may reduce the conversion price of the Debentures by any amount selected by us for any period of at least 20 days, in which case we will give at least 15 days' notice of such reduction. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our Board of Directors deem advisable to avoid or diminish any income tax to holders of common stock of Interpool resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Consequences -- Adjustment of Conversion Price."

          No adjustment of the conversion price will be made upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Interpool and the investment of additional optional amounts in shares of common stock under any such plan. No adjustment in the conversion price will be required unless adjustment would require a change of at least 1% in the price then in effect; provided, however, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any event would required adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the Debentures.

           Conversion Price Adjustments -- Merger, Consolidation or Sale of Assets of the Company. In the event that Interpool shall be a party to any transaction, including, without limitation, and with certain exceptions,

(1)	a recapitalization or reclassification of the common stock of Interpool,

(2)	consolidation of Interpool with, or merger of Interpool into, any other Person, or any merger of another Person into Interpool,

(3)	any sale, transfer or lease of all or substantially all of the assets of Interpool or

(4)	any compulsory share exchange pursuant to which the common stock of Interpool is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "Transaction")

then the holders of Debentures then outstanding shall have the right to convert the Debentures into the kind and amount of securities, cash or other property receivable upon the consummation of such Transaction by a holder of the number of shares of common stock issuable upon conversion of such Debentures immediately prior to such Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Debentures in the future. For example, if Interpool were acquired in a cash merger, each Debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of Interpool and other factors.

           Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of Debentures or to the holders of common stock of Interpool. See "Certain Federal Income Tax Consequences -- Adjustment of Conversion Price."

Optional Redemption

          The Debentures will be redeemable, in whole or in part, at our option on or any time after the third anniversary of the date of issuance of the Debentures, for cash at a redemption price equal to 100% of the outstanding principal amount of the Debentures, plus accrued interest thereon to the date of prepayment.

Special Redemption

          We may, between the fourth anniversary and the fifth anniversary of the issuance of the Debentures, redeem the Debentures (in whole but not in part) by issuing shares of our common stock having an aggregate value (determined as provided in the next sentence) equal to 100% of the principal amount of the outstanding Debentures, plus accrued but unpaid interest thereon to the date of redemption, if the average closing price of our common stock for any period of 5 consecutive trading days is equal to or greater than the greater of (a) $25.50 per share or (b) 140% of the average closing price of our common stock for the five consecutive trading days ending on the Expiration Date (the "Special Redemption Price"). The Special Redemption Price will be subject to adjustment in a manner similar to the Conversion Price. Common stock issued in a special redemption will be deemed to have a value of the Special Redemption Price per share. We will give notice of a special redemption to holders of the Debentures within 5 business days following the end of such a 5 consecutive trading day period and the special redemption shall take effect not less than fifteen (15) days but not more than sixty (60) days thereafter. Holders of the Debentures will be able to exercise their conversion rights until 5:00 p.m., New York City time, the day before a special redemption takes effect.

Mandatory Redemption

          We will redeem all Debentures not previously redeemed by us or converted into common stock by their holders upon the maturity date of the Debentures on the twentieth anniversary of the issuance of the Debentures or, if earlier, upon the happening of a certain occurrence constituting a change of control. An event will be deemed to have triggered a change of control if: (i) any person or group within the meaning of Section 13(d)(3) of the Exchange Act together with any affiliates and associates of any thereof, other than our existing management group immediately prior to the event, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) at least a majority of the total voting power of all classes of capital stock of Interpool entitled to vote generally in the election of directors of Interpool, or (ii) Interpool is liquidated or dissolved or the stockholders of Interpool adopt a plan for the liquidation or dissolution of Interpool.

          Upon the occurrence of a change of control Interpool shall repurchase all of the Debentures outstanding within 60 days after such change of control at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, on the repurchase date.

          In the case of a mandatory redemption the redemption amount will be paid in cash. Any mandatory redemption will comply with the procedures described below in "Description of Debenture -- Procedures."

           Notice of any optional redemption or mandatory redemption will be mailed at least fifteen (15) days but not more than 60 days before the redemption date to each holder of the Debentures to be prepaid at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Debentures called for redemption.

Certain Covenants

          We will also covenant that we will not,

(1)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock),

(2)	make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of our debt securities that rank equally with or junior in right of payment to the Debentures, or

(3)	make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if such guarantee ranks equally or junior in right of payment to the Debentures other than:

(a)	dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of our common stock,

(b)	any declaration of a dividend in connection with the implementation of a stockholder's rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

(c)	the purchase of fractional shares resulting from a reclassification of our capital stock,

(d)	the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

(e)	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and

(f)	purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for its directors, officers or employees or any of our dividend reinvestment plans)

if at such time (1) there shall have occurred any event of which we have actual knowledge that (a) is, or with the giving of notice or the lapse of time, or both, would be, a Debenture Event of Default and (b) in respect of any nonpayment default, which we shall not have taken reasonable steps to cure, and in respect of any payment default, which has not been cured, or (2) we shall have given notice of its election of an Extension Period, or any extension thereof, as provided in the Indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall have commenced.

Debenture Events of Default

          The Indenture provides that any one or more of the following described events with respect to the Debentures constitutes a "Debenture Event of Default" (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)	failure for 30 days to pay any interest on the Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

(ii)	failure to pay any principal or premium, if any, on the Debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

(iii)	failure to observe or perform in any material respect certain other covenants contained in the Indenture which continues for 90 days after written notice to us from the trustee or the holders of at least 25% in aggregate outstanding principal amount of the Debentures; or

(iv)	certain events of bankruptcy, insolvency or reorganization of the Company; or

(v)	the dissolution, winding up or termination of the Company.

          The holders of a majority in aggregate outstanding principal amount of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Debentures may annul such declaration and waive the default if the default (other than the nonpayment of the principal of the Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee.

          The holders of a majority in aggregate outstanding principal amount of the Debentures affected thereby may, on behalf of the holders of all the Debentures, waive any past default except a default in the payment of principal of or premium, if any, on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debenture.

          The Indenture requires that we file annually with the trustee a certificate as to the absence of certain defaults under the Indenture.

Consolidation, Merger, Sale of Assets and Other Transactions

          The Indenture provides that we shall not consolidate with or merge into any other Person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into us or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless:

(1)	we consolidate with or merge into another Person or convey or transfer our properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes our obligations on the Debentures; and

(2)	immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing.

          The general provisions of the Indenture do not afford holders of the Debentures protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders of the Debentures.

Modification of the Indenture

          From time to time we and the trustee may, without the consent of the holders of the Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of Debentures), making any other change that does not adversely affect the rights of any holder of Debentures and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in principal amount of the Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Debentures; provided that no such modification may, without the consent of the holders of each outstanding Debenture so affected, (i) change the Stated Maturity or reduce the principal amount of the Debentures or reduce the rate or extend the time of payment of interest thereon or reduce any amount payable upon redemption thereof or change any date on which the Debentures may be redeemed or (ii) reduce the percentage of principal amount of Debentures, the holders of which are required to consent to any such modification of the Indenture.

Satisfaction and Discharge

          The Indenture provides that when, among other things, all the Debentures not previously delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity within one year, and we deposit or cause to be deposited with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Debentures not previously delivered to the trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the Stated Maturity Date, as the case may be, then the Indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the Indenture.

Subordination

          The Indenture provides that the Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. No payments on account of principal or premium, if any, or interest, if any, in respect of the Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

          Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full before the holders of the Debentures will be entitled to receive or retain any payment in respect thereof.

          In the event of the acceleration of the maturity of the Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full before the holders of the Debentures will be entitled to receive or retain any payment in respect of the Debentures.

          The term "Senior Indebtedness" means:

(i)	the principal, premium, if any, and interest in respect of (A) indebtedness of the Company for money borrowed, whether outstanding on the date of the Indenture or thereafter created, and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by the Company,

(ii)	all capital lease obligations of the Company,

(iii)	all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

(iv)	all obligations of the Company for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transactions,

(v)	all obligations of the Company arising from off-balance sheet guarantees by the Company and direct credit substitutes and obligations of the Company associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts, swap agreements (including interest rate and foreign exchange swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts and commodity option contracts;

(vi)	all obligations of the types referred to in clauses (i) through (v) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, and

(vii)	all obligations of the types referred to in clauses (i) through (vi) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by Interpool), except for (1) any such indebtedness that is by its terms subordinated to or ranks equally with the Debentures and (2) any indebtedness between or among the Company or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of preferred securities or other securities that rank equally with, or junior to, the Debentures.

          Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

          Our right to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, the Debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries.

          As of March 31, 2002, our Senior Indebtedness totaled $1,335.3 million. We expect from time to time to incur additional indebtedness constituting Senior Indebtedness. The Indenture places no limitation on the amount of additional Senior Indebtedness that we may incur or the amount of liabilities our subsidiaries may incur.

Governing Law

          The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

           Following the qualification of the Indenture under the Trust Indenture Act, the trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          In the opinion of Stroock & Stroock & Lavan LLP, counsel to Interpool, the following is a summary of certain of the material United States federal income tax consequences of the receipt, exercise and/or lapse of the subscription rights to acquire Debentures, and of the purchase, ownership and disposition of the Debentures. Unless otherwise stated, this summary deals only with subscription rights and/or Debentures held as capital assets by holders who acquire the subscription rights in the subscription rights offering or who purchase the Debentures upon original issuance at the original offering price. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign persons engaged in a trade or business within the United States or persons that will hold the Debentures as a position in a "straddle," as part of a "synthetic security" or "hedge," or as part of a "conversion transaction" or other integrated investment. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Debentures. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change possibly on a retroactive basis. No rulings will be obtained from the Internal Revenue Service (the "IRS") with respect to any of the federal income tax consequences described herein. Thus, there can be no assurances that the IRS will not take a position contrary to the views or opinions expressed herein and that such position might not ultimately be sustained by the courts.

Classification of the Debentures

           Interpool intends to take the position that the Debentures will be classified for United States federal income tax purposes as indebtedness of Interpool under current law. Moreover, each holder agrees to treat the Debentures as indebtedness for United States federal income tax purposes. The remainder of this discussion assumes that the Debentures will be classified as indebtedness of Interpool for United States federal income tax purposes. However, there is no assurance that an IRS challenge or a subsequent change in the tax laws would not affect such classification.

Receipt, Exercise and/or Lapse of Subscription Rights to Acquire Debentures

          It is not expected that the holders of our common stock will recognize taxable income or loss upon the receipt, exercise and/or lapse of the subscription rights to acquire Debentures, although there is no specific authority governing the tax treatment of such rights issued to common stock holders. Upon the acquisition of Debentures pursuant to the exercise of such rights, a holder's initial tax basis for the Debentures generally will be equal to the amount paid for such Debentures and the holding period for such Debentures generally will begin on the date the rights are exercised.

Interest Income and Original Issue Discount

           Holders (including cash basis holders) of debt instruments issued with OID must generally include such OID in income as it accrues on a constant yield method even if there is not a corresponding receipt of cash attributable to such income. Under Treasury regulations, a debt instrument will be deemed to be issued with OID if the instrument does not provide for periodic interest payments that are unconditionally payable at least annually at a single fixed rate or there is more than a "remote" contingency that such periodic stated interest payments due on the instrument will not be timely paid. In the case of the Debentures, Interpool has concluded that the likelihood of its exercising its option to defer payments of interest by extending the interest payment period is remote because the exercise of such option would prevent Interpool from, among other things, declaring dividends on any class of its stock. Accordingly, Interpool intends to treat the Debentures as having been issued without OID and, therefore, holders of Debentures will accrue interest income under their particular methods of accounting (e.g., cash or accrual) rather than accruing OID on a constant yield method.

          If the option to defer the payment of interest were determined not to be "remote" or if Interpool exercised such option, the Debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest on the Debentures would thereafter be treated as OID as long as the Debentures remained outstanding. A holder of Debentures would be required to include such OID in gross income on a current basis over the term or remaining term of the instrument, even though if Interpool elected to defer payments, it would not make any actual cash payments during an Extension Period. The amount of interest income includible in the taxable income of a holder of the Debentures would be determined on the basis of a constant yield method over the term or remaining term of the instrument, and the actual receipt of payments of stated interest on the Debentures would no longer be separately reported as taxable income. The amount of OID that would accrue, in the aggregate, during an Extension Period would be approximately equal to the amount of the cash payment due at the end of the period. Any OID included in income would increase the holder's adjusted tax basis in the Debentures and the holder's actual receipt of interest payments would reduce such basis.

           Corporate holders of the Debentures will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Debentures.

Disposition of the Debentures

          Upon a sale, exchange or other disposition of the Debentures (including a distribution of cash in redemption of a holder's Debentures, a holder of Debentures will recognize gain or loss in an amount equal to the difference between the amount realized (excluding amounts attributable to accrued and unpaid interest which the holder has not yet included in income and which will be treated separately as ordinary income) and the holder's adjusted tax basis in the Debentures disposed of. A holder's adjusted tax basis in the Debentures generally will be the holder's initial purchase price increased by OID (if any) previously includible in such holder's gross income to the date of the disposition and decreased by payments received on the Debentures (other than payments attributable to "qualified stated interest" as discussed above under "--Interest Income and Original Issue Discount"). Gain or loss recognized by a holder on Debentures held for more than one year will generally be taxable as long-term capital gain or loss.

          The Debentures may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to such Debentures. A holder of Debentures who disposes of such holder's Debentures between record dates for payments of interest thereon will nevertheless be required to include accrued but unpaid interest (including OID, if any) on the Debentures through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in the Debentures deemed disposed of. Accordingly, such a holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Conversion or Special Redemption of the Debentures

          A holder generally will not recognize income, gain or loss upon the conversion, through the conversion agent, of its Debentures into common stock, or upon the redemption of the Debentures pursuant to the Special Redemption. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of common stock equal to the amount of cash received less the holder's tax basis in such fractional share and may recognize income to the extent of any common stock received in exchange for accrued and unpaid interest. A holder's tax basis in the common stock received upon exchange and conversion should generally be equal to the holder's tax basis in the Debentures delivered to the conversion agent for exchange less the basis allocated to any fractional share for which cash is received, and a holder's holding period in the common stock received upon exchange and conversion should generally begin on the date the holder acquired the Debentures delivered to the conversion agent for exchange.

Ownership of Common Stock Acquired in Conversion

           Dividends, whether paid in cash or in property (other than with additional shares of common stock), that are paid out of Interpool's current or accumulated earnings and profits (as determined for United States federal income tax purposes) generally will be included in income by a holder of common stock when received or accrued in accordance with such holder's method of accounting. The amount of each such dividend will equal the sum of the amount of cash and the fair market value of property received by the holder. To the extent a holder receives a dividend that exceeds Interpool's current or accumulated earnings and profits, the excess will be treated first as a non-taxable return of capital that reduces the holder's basis in the common stock to the extent of such basis and thereafter as taxable gain from the sale or exchange of the common stock. In addition, such dividend generally will be eligible for the dividends received deduction if received by an otherwise qualifying corporate holder.

          Upon a sale, exchange or other disposition of the common stock, a holder of common stock will recognize gain or loss in an amount equal to the difference between the amount realized and such holder's adjusted tax basis in the common stock. As described above under the caption "--Conversion or Special Redemption of the Debentures," a holder's tax basis in the common stock generally should be equal to the holder's tax basis in the Debentures delivered to the conversion agent less the basis allocated to any fractional shares for which cash is received. Gain or loss recognized by a holder on common stock held for more than one year will generally be taxable as long-term capital gain or loss.

Adjustment of Conversion Price

           Treasury Regulation promulgated under Section 305 of the Code would treat holders of Debentures as having received a constructive distribution from Interpool in the event the conversion ratio of the Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of common stock into or for which the Debentures are convertible or exchangeable) of the holders of the Debentures in the assets or earnings and profits of Interpool were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of Interpool. Holders of the Debentures would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

United States Alien Holders

          For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for United States federal income tax purposes (as described below).

          A "U.S. Holder" is a holder of Debentures who or which is a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for federal income tax purposes, a corporation or partnership created or organized (or treated as created or organized for federal income tax purposes) in or under the laws of the United States or any political subdivision thereof, an estate the income of which is includible in its gross income for federal income tax purposes without regard to its source or a trust generally if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

           Under present United States federal income tax law: (i) payments by Interpool or any of its paying agents to any holder of Debentures who or which is a United States Alien Holder will not be subject to withholding of United States federal income tax; provided that, (a) the beneficial owner of the Debentures does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Interpool entitled to vote, (b) the beneficial owner of the Debentures is not a controlled foreign corporation that is related to Interpool through stock ownership, and (c) either (A) the beneficial owner of the Debentures certifies to Interpool or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address, (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Debentures in such capacity, certifies to Interpool or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes Interpool or its agent with a copy thereof or (C) if the beneficial owner of the Debentures is neither an individual nor a corporation for United States federal income tax purposes, certain other reporting requirements are satisfied; (ii) a United States Alien Holder of Debentures or common stock will not be subject to withholding of United States federal income tax on any capital gain realized upon the sale or other disposition of such Debentures or common stock, unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale or other disposition; and (iii) any dividends payable to a United States Alien Holder with respect to the common stock will be subject to withholding of United States federal income tax at a rate of 30 percent. Special rules, including a reduced rate of withholding, may apply to a United States Alien Holder that is a qualified resident of a country with which the United States has an income tax treaty in effect.

Information Reporting to Holders

           Interpool will report income on the Debentures, and any gross proceeds paid on the retirement or redemption of the Debentures, annually to the holders of record of the Debentures and the IRS. Interpool currently intends to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold Debentures as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

Backup Withholding

           Payments made on, and proceeds from the sale of, the Debentures or common stock may be subject to a "backup" withholding tax unless the holder complies with certain identification requirements. Any such backup withholding tax will be imposed at a rate of 30 percent for the 2002 and 2003 calendar year, reduced to 29 percent for the 2004 and 2005 calendar years and further reduced to 28 percent for the calendar years 2006 - 2010. For the 2011 calendar year and thereafter, the backup withholding tax rate is scheduled to increase to 31 percent. Any withheld amounts will generally be allowed as a credit against the holder's United States federal income tax, provided the required information is timely filed with the Internal Revenue Service.

          THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

General

          As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

          The following descriptions are summaries of material terms of our Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and provisions of applicable law.

Common Stock

          As of May 13, 2002, there were 27,361,252 shares of common stock outstanding held of record by approximately 71 stockholders.

           Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose.

           Voting Rights. Each holder of common stock is entitled to one vote per share on each matter to be voted on by stockholders. Because there is no cumulative voting of shares, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so.

           Liquidation Rights. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to a pro rata share in any distribution to stockholders.

           Other Terms. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

          Our Board of Directors is authorized, without approval of our stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and our board of directors may fix the designations, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

          The specific matters that our Board of Directors may determine include the following:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of any dividends;

•	whether any dividends shall be cumulative or non-cumulative;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company;

•	the terms of any redemption;

•	rights and terms of any conversion or exchange; and

•	any voting rights.

           Although no shares of preferred stock are currently outstanding, and we have no current plans to issue preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock. Although our Board of Directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our Board of Directors does not presently intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

Delaware Anti-Takeover Laws and Certain Certificate of Incorporation and Bylaw Provisions

           Anti-Takeover Provisions. Some provisions of Delaware law and our Certificate of Incorporation and By-laws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

          Our Certificate of Incorporation or By-laws include the following restrictions:

•	a classified Board of Directors, with each class containing as nearly as possible one-third of the total number of members of the Board of Directors and the members of each class serving for staggered three year terms;

•	a vote of at least 75% of our voting securities to amend certain provisions of the Certificate of Incorporation and By-laws;

•	advance notice procedures with respect to nominations of directors or other matters to be voted on by stockholders other than by or at the direction of the Board of Directors; the filling of vacancies on the board of directors only by a vote of a majority of the directors then in office;

•	the taking of any action by our stockholders only at a duly called annual or special meeting, which may only be called by the chairman of the Board of Directors or a majority of the directors; and

•	removal of a director only for cause upon the vote of the holders of a majority of our outstanding voting securities.

           These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

           Delaware Business Combination Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Because certain of our stockholders owned more than 15% of our voting stock before we became a public company, Section 203 by its terms is currently not applicable to business combinations with these stockholders even though these stockholders each own more than 15% of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

           Limitation on Liability of Directors. Our Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director's duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

          Our Amended and Restated By-laws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or served at our request for any other enterprise as a director or officer. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Transfer Agent and Registrar

          The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

          We have outstanding 27,361,252 shares of common stock, assuming no exercise of outstanding options. 8,738,061 of these shares of common stock are freely tradable without restriction or further registration under the Securities Act. Generally, the balance of our outstanding shares of common stock are "restricted securities" under the Securities Act, subject to the limitations and restrictions that are described below.

Rule 144

          In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, equal to approximately 273,613 shares; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

           Sales under Rule 144 also are subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

           Under Rule 144(k), any person who is not our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period includes the holding period of any prior owner who is not our affiliate.

LEGAL MATTERS

          The validity of the Debentures offered hereby will be passed on for us by Stroock & Stroock & Lavan LLP, New York, New York.

EXPERTS

          The consolidated financial statements for Interpool, Inc. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

AVAILABLE INFORMATION

          We have filed with the Securities and Exchange Commission (SEC), a registration statement on Form S-1 under the Securities Act with respect to the securities to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document are summaries of the material terms of the documents referenced. You should refer in each instance to the copy of the agreement filed or incorporated by reference as an exhibit to the registration statement. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

          You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents from these offices upon payment of the prescribed fees. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, the SEC maintains a web site that contains reports, proxy and information statement and other information regarding registrants (including us) that file electronically with the SEC, which you can access at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

PAGE

Consolidated Financial Statements of Interpool, Inc.:
Report of Independent Public Accountants
Consolidated Balance Sheets as of December 31, 2000 and 2001
Consolidated Statements of Income for the Years Ended December 31, 1999, 2000 and 2001
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1999, 2000 and 2001
Consolidated Statements of Cash Flows for the Years Ended December 31, 1999, 2000 and 2001
Notes to Consolidated Financial Statements
Unaudited Condensed Consolidated Fianancial Statements of Interpool, Inc.:
Condensed Consolidated Balance Sheets as of December 31, 2001 and March 31, 2002
Condensed Consolidated Statements of Income for the Three Months Ended March 31, 2001 and 2002
Condensed Consolidated Statements of Changes in Stockholders' Equity for the Year Ended December 31, 2001 and the Three Months Ended March 31, 2002.
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2001 and 2002
Notes to Condensed Consolidated Financial Statements	F-2 F-3 F-4 F-5 F-6 F-7 F-30 F-31 F-32 F-33 F-34

Report of Independent Public Accountants

To the Stockholders of Interpool, Inc.:

We have audited the accompanying consolidated balance sheets of Interpool, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interpool, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Arthur Andersen LLP ARTHUR ANDERSEN LLP

New York, New York
February 26, 2002

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At December 31, 2000 and 2001
(dollars in thousands, except share and per share amounts)

                                                                                          2000           2001
                                                                                     ------------   -------------
ASSETS
Cash and short-term investments..................................................     $   155,553   $    102,189
Marketable securities, at fair value.............................................             136            638
Accounts and notes receivable, less allowance of $14,271 and $5,862, respectively          63,470         64,891
Assets held for sale.............................................................         348,389             --
Net investment in direct financing leases........................................         151,386        229,239
Other receivables, net, including amounts from related parties of $13,433
  and $-0-, respectively.........................................................          53,354         43,434
Leasing equipment, net of accumulated depreciation and amortization of
  $275,405 and $322,702, respectively............................................       1,254,935      1,372,326
Other investment securities, at fair value.......................................          30,454         15,970
Other assets.....................................................................          99,111         79,078
Assets related to discontinued operations........................................          38,043         10,020
                                                                                           ------         ------
         Total Assets............................................................     $ 2,194,831    $ 1,917,785
                                                                                      ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable and Accrued Expenses............................................     $   122,673   $     80,683
Income Taxes:
  Current........................................................................           1,075            353
  Deferred.......................................................................          28,892         29,890
                                                                                            ------        ------
                                                                                           29,967         30,243
Deferred Income..................................................................             911            766
Debt and capital lease obligations
  Due within one year............................................................         199,487        179,664
  Due after one year.............................................................       1,396,788      1,155,646
                                                                                        ---------      ---------
                                                                                        1,596,275      1,335,310
                                                                                        ---------      ---------
Liabilities related to discontinued operations...................................          25,823          6,072
Company-Obligated mandatorily redeemable preferred securities in subsidiary grantor trusts (holding solely junior Subordinated Deferrable interest debentures of the Company) (75,000 shares 9 7/8% Capital
  Securities outstanding, liquidation preference $75,000)........................          75,000         75,000
Minority interest in equity of subsidiaries......................................           1,951         27,427
Stockholders' equity:
  Preferred stock, par value $.001 per share; 1,000,000 authorized, none
    Issued.......................................................................             ---            ---
  Common stock, par value $.001 per share; 100,000,000 shares authorized,
    27,579,952 issued at December 31, 2000 and 2001..............................              28             28
  Additional paid-in capital.....................................................         124,184        124,184
  Treasury stock, at cost, 158,500 and 216,600 shares at December 31, 2000 and            (1,170)        (2,099)
    2001, respectively...........................................................
  Retained earnings..............................................................         217,955        255,154
  Accumulated other comprehensive income (loss)..................................           1,234       (14,803)
                                                                                            -----       -------
         Total stockholders' equity..............................................         342,231        362,464
                                                                                          -------        -------
         Total liabilities and stockholders' equity..............................      $2,194,831     $1,917,785
                                                                                       ==========     ==========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
for the Years Ended December 31, 1999, 2000 and 2001
(dollars in thousands, except share and per share amounts)

                                                                                  1999          2000             2001
                                                                              ------------  ------------      --------
Revenues...........................................................               $189,788     $242,255      $305,133
Cost and expenses:
  Lease operating expenses.........................................                 28,391       36,865        63,870
  Administrative expenses..........................................                 19,910       21,862        26,170
  Provision for doubtful accounts..................................                  6,925        2,192         2,302
  Market value adjustment for derivative instruments...............                    ---          ---         2,647
  Depreciation and amortization of leasing equipment...............                 55,635       60,767        74,311
  Other expense, net...............................................                  2,822        2,509           466
  Interest expense.................................................                 64,429       84,596        95,044
  Interest income..................................................               (12,049)     (16,511)       (9,400)
                                                                                ----------   ----------    ----------
                                                                                   166,063      192,280       255,410
                                                                                ----------   ----------    ----------
Income from continuing operations before provision for income taxes, results from discontinued operations, cumulative effect of change in
  accounting principle and extraordinary gain......................                 23,725      49,975        49,723
Provision for income taxes.........................................                  2,800       8,175         6,725
                                                                                ----------   ----------    ----------
Income from continuing operations before results from discontinued
  operations, cumulative effect of change in accounting principle and
  extraordinary gain...............................................                 20,925      41,800        42,998
(Loss) income from discontinued operations, net of applicable taxes
  of $600, $450 and $29............................................                    946       1,156        (1,909)

Gain (Loss) from disposal of discontinued operations...............                    ---         ---           ---
Cumulative effect of change in accounting principle, net
  of applicable taxes of $440 and $44..............................                    ---         660          833
Extraordinary gain of debt retirement, net of applicable
  taxes of $494, $560 and $372.....................................                    740         840          558
                                                                                ----------   ----------    ----------
Net income.........................................................              $  22,611    $  44,456     $  42,480
                                                                                ==========   ==========    ==========
Income per share from continuing operations before results from discontinued operations, cumulative effect of change in accounting principle and extraordinary gain:
      Basic........................................................              $    0.76    $    1.52     $    1.57
      Diluted......................................................              $    0.74    $    1.50     $    1.48
(Loss) income from discontinued operations:
      Basic........................................................              $    0.03    $    0.04     $   (0.07)
      Diluted......................................................              $    0.03    $    0.04     $   (0.06)
Cumulative effect of change in accounting principle:
      Basic........................................................                     NA    $    0.02     $    0.03
      Diluted......................................................                     NA    $    0.02     $    0.03
Extraordinary gain:
      Basic........................................................              $    0.03    $    0.03     $    0.02
      Diluted......................................................              $    0.03    $    0.03     $    0.02
Net income per share:
      Basic........................................................              $    0.82    $    1.62     $    1.55
      Diluted......................................................              $    0.80    $    1.60     $    1.47
Weighted average shares outstanding (in thousands):
      Basic........................................................                 27,571       27,421        27,417
      Diluted......................................................                 28,234       27,834        28,965

       The accompanying notes to consolidated financial statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
for the Years Ended December 31, 1999, 2000 and 2001
(dollars and shares in thousands)

                                 Preferred Stock        Common Stock
                                 ---------------        ------------

                                                                   Additional                        Accum.
                                                                    Paid-in   Treasury  Retained   Other Comp.  Comp.
                               Shares Par Value   Shares  Par Value  Capital    Stock    Earnings  Income(Loss) Income
                               ------  --------  ------   --------  -------    --------- --------  ------------ ------
Balance, December 31, 1998...     --    $  --     27,566     $28    $124,046   $   --  $159,138     $  3
Net income...................     --       --         --      --          --       --    22,611       --     $22,611
Other comprehensive income...     --       --         --      --          --       --        --      710         710
                                                                                                             -------
Comprehensive income.........     --       --         --      --          --       --        --       --     $23,321
                                                                                                             ========
Shares issued on exercise of
   stock Option..............     --       --         14      --         138       --        --       --
Purchase of 158,500 shares of
   treasury stock............     --       --         --      --          --   (1,170)       --       --
Cash dividends declared:
   Common Stock, $0.15 per share  --       --         --       --         --       --    (4,137)     --
                               ------- --------   -------   ------- ---------- --------- ---------  -----

Balance, December 31, 1999...     --       --     27,580      28     124,184   (1,170)   177,612      713
Net income...................     --       --         --      --          --       --    44,456       --     $44,456
Other comprehensive income...     --       --         --      --          --       --        --      521         521
                                                                                                             -------
Comprehensive income.........     --       --         --      --          --       --        --       --     $44,977
                                                                                                             =======
Cash dividends declared:
   Common stock, $0.15 per Share  --       --         --      --          --       --    (4,113)     --
                                ------ --------   -------   ------- ---------- -------- ----------  -----

Balance, December 31, 2000...     --       --     27,580      28     124,184   (1,170)   217,955    1,234
Net income...................     --       --         --      --          --       --    42,480       --     $42,480
Adoption of FAS 133- Cumulative
   effect through December 31,
   2000......................     --       --         --      --          --       --        --    (7,411)    (7,411)
Other comprehensive loss.....     --       --         --      --          --       --        --    (8,626)    (8,626)
                                                                                                              -------
Comprehensive income.........     --       --         --      --          --       --        --       --     $26,443
                                                                                                              =======
Purchase of 58,100 shares of
   treasury stock............     --       --         --      --          --     (929)        --       --
Cash dividends declared:
   Common stock, $0.1925
   per share.................     --       --         --      --            --     --    (5,281)     --
                               ------- --------   -------   ------- ---------- -------- ----------  -----
Balance, December 31, 2001...     --   $   --     27,580     $28    $124,184  $(2,099)  $255,154   $(14,803)
                               ======= ========   =======   ======= ========== ========= ==========  =====

       The accompanying notes to consolidated financial statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the Years Ended December 31, 1999, 2000 and 2001
(dollars in thousands)

                                                                              1999           2000          2001
                                                                            --------     ----------      ----------
Cash flows from operating activities:
Net income......................................................          $    22,611    $    44,456      $ 42,480
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Loss (Gain) from discontinued operations, net of tax                         (946)        (1,156)         1,909
   Depreciation and amortization................................              50,954         66,694         79,044
   Loss on sale of leasing equipment............................                 470          1,520          1,659

   Gain on sale of assets held for sale.........................                  ---            ---        (1,774)
   Provision for uncollectible accounts.........................                6,925          2,192         2,302
   Gain on securitized lease receivables........................               (7,942)           ---           ---
   Gain on retirement of debt, net of tax.......................                 (740)          (840)         (558)
   Cumulative effect of change in accounting principle,
    net of tax..................................................                  ---           (660)         (833)
   Loss on market value adjustment for derivative instruments...                  ---            ---         2,647
   Changes in assets and liabilities:
      Accounts and notes receivable.............................               (5,005)        (4,287)       (7,555)
      Other receivables.........................................                4,321           (917)       (3,513)
      Other assets..............................................               10,562        (11,002)       10,542
      Accounts payable and accrued expenses.....................               (9,172)         9,061       (18,016)
      Income taxes payable......................................                1,172          9,373         4,377
      Deferred income...........................................                (950)            330          (145)
     Minority interest in equity of subsidiaries................                 520             807        (1,030)
                                                                          -------------    ------------    -----------
         Net cash provided by operating activities..............              72,780         115,571       111,536
                                                                          -------------    ------------    -----------
Cash flows from investing activities:
         Acquisition of leasing equipment.......................            (196,234)       (245,756)     (157,116)
         Proceeds from dispositions of leasing equipment........              22,921          84,419        30,948
         Proceeds from disposition of assets held for sale......                  ---            ---       299,105
         Investment in direct financing leases..................            (100,092)        (47,717)     (123,728)
         Cash collections on direct financing leases, net of
            income recognized...................................               53,025         49,074        43,014
         Changes in marketable securities and other investing
            activities..........................................                4,818            112          (512)
         Investment in and advances to subsidiary...............               (3,500)           ---           ---
         Change in accrued equipment purchases..................                2,661         48,857       (44,033)
         Changes in assets and liabilities related to discontinued
            operations..........................................                (530)        (4,334)         6,363
         Acquisitions, net of cash acquired.....................                  ---      (673,369)           ---
                                                                          -------------    ------------    -----------
             Net cash provided by (used for) investing activities           (216,931)      (788,714)         54,041
                                                                          -------------    ------------    -----------
Cash flows from financing activities:
          Proceeds from issuance of debt........................              134,570        570,742        145,200
          Payment of long-term debt and capital lease
             obligations........................................              (53,749)       (96,373)       (244,930)
          Borrowings of revolving credit lines..................              240,190        304,814         165,384
          Repayment of revolving credit lines...................             (260,974)      (153,138)       (278,867)
          Proceeds from issuance of common stock................                  136            ---           ---
          Proceeds from securitized lease receivables...........              189,087            ---           ---
          Purchase of treasury stock............................               (1,170)           ---            (929)
          Dividends paid........................................               (4,136)        (4,113)          (4,799)
                                                                          -------------    ------------    -----------
             Net cash provided by (used for) financing activities             243,954        621,932        (218,941)
                                                                          -------------    ------------    -----------
             Net increase (decrease) in cash and short-term
                investments.....................................              $99,803      $(51,211)        $(53,364)
Cash and short-term investments, beginning of period............              106,961       206,764          155,553
                                                                          -------------    ------------    -----------
Cash and short-term investments, end of period..................          $   206,764      $155,553         $102,189
                                                                          =============    ============    ===========
Supplemental schedule of non-cash financing activities:
Assumption of debt in connection with Assets Held for Sale                        ---            ---         $52,551
                                                                          =============    ============    ===========
Increase in minority interest in consolidated subsidiary from
   contribution of equipment....................................                  ---            ---         $26,326
                                                                          =============    ============    ===========
Liability on unrealized loss on swap agreements.................                  ---            ---         $19,798
                                                                          =============    ============    ===========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars In Thousands, Except Per Share Amounts)

Note 1 -- Nature of operations and significant accounting policies:

           The nature of operations and the significant accounting policies used by Interpool, Inc. and subsidiaries (the "Company" or "Interpool") in the preparation of the accompanying consolidated financial statements are summarized below. The Company's accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States.

          A.     Nature of operations--

           The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the Company has two reportable segments: container leasing and domestic intermodal equipment leasing. The container-leasing segment specializes in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes in the leasing of intermodal container chassis and freight rail cars. The Company leases its containers principally to international container shipping lines located throughout the world. The customers for the Company's chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines, as well as major U.S. railroads. Equipment is purchased directly or acquired through conditional sales contracts and lease agreements, many of which qualify as capital leases.

           The Company had formerly operated in a third reportable segment, computer equipment leasing. The Company operated in this segment through two majority owned subsidiaries, Microtech Leasing Corporation (Microtech) and Personal Computer Rentals (PCR). Microtech Leasing Corporation specializes in leasing microcomputers and related equipment to venture capital backed and emerging growth companies. PCR Corporation focuses on the computer and audio/visual (AV) equipment needs of companies for trade shows, conferences, training classes, meetings and events. During the third quarter of 2001, management, having the authority to do so, adopted a formal plan to exit this segment through the sale of PCR and liquidation of Microtech. See Note 9 to the 2001 consolidated financial statements for further information regarding the sale of PCR and discontinued operations of the computer leasing segment.

          B.     Basis of consolidation--

           The consolidated financial statements include the accounts of the Company and subsidiaries more than 50% owned. All significant intercompany transactions have been eliminated. Minority interest in equity of subsidiaries represents the minority stockholders' proportionate share of the equity in the income of the subsidiaries. In connection with acquisitions in 1988 and 1993 of certain consolidated subsidiaries, the excess of fair value of assets acquired over the acquisition cost was allocated proportionately to certain assets to reduce the value assigned to those assets. For accounting purposes this allocation has only been recorded in the consolidation of the Company and its subsidiaries.

           In connection with certain investments in which the Company does not own a majority interest, these investments are accounted for using the equity method of accounting. The excess of costs over the fair value of net assets acquired is being amortized on a straight-line basis over twenty years. In addition, the Company's equity in the income and/or loss from such equity investments is included in other (income)/expense, net. The Company's investment in its equity method investees is included in other assets.

           The Company's equity in the income and/or loss from such equity investments, net of goodwill amortization, is included in other (income)/expense, net and was approximately $1,315, $835 and $426 for the years ended December 31, 1999, 2000 and 2001, respectively.

          C.     Goodwill--

           Goodwill represents the excess of costs over the fair value of net assets acquired and is being amortized on a straight-line basis over twenty years and is included in other assets.

          D.     Translation of foreign currencies--

           The Company considers the U.S. dollar its functional currency and therefore, translates foreign currency statements using an average exchange rate for revenue and expense accounts and the rate of exchange in effect at the balance sheet date for assets and liabilities. Substantially all transactions are U.S. dollar denominated.

          E.     Revenues--

           Equipment leasing revenues include revenue from operating leases and income on direct financing leases, which is recognized over the term of the lease using the effective interest method. Rental income on operating leases is recognized on the accrual basis based on the contractual agreement with the leased customer.

          F.     Leasing equipment--

           As of December 31, 2001, in excess of 94% of leasing equipment is on lease to customers. The net value of equipment available for hire is not material.

           Depreciation and amortization of leasing equipment (both equipment currently on-lease to customers and available for hire) are provided under the straight-line method based on the following estimated useful lives:

               Dry freight standard containers...............    12.5 to 15 years

               Chassis.......................................    17.5 years

               Other.........................................    3 to 25 years

           Effective October 1, 2000, the Company revised its estimate of the depreciation life of chassis from 15 years to 17.5 years. The effect of this change was to decrease depreciation expense by $955 for the three months ended December 31, 2000. For the year ended December 31, 2001, the effect of this change was to decrease depreciation expense by $3,736.

           Gains or losses resulting from the disposition of leasing equipment are recorded in the year of disposition.

           The residual value of leasing equipment is estimated based on the projections for the economic value and market value of intermodal equipment as well as the Company's experience in leasing and selling similarly aged equipment. Such projected values are reviewed and updated when market and/or economic conditions change. The Company continually reviews leasing equipment and other long-lived assets to evaluate whether changes have occurred that would suggest these assets may be impaired based on the estimated cash flows of the assets over the remaining amortization period. If this review indicates that the remaining estimated useful life requires revision or that the asset is not recoverable, the carrying amount of the asset is reduced to its fair value.

          G.     Marketable and other investment securities--

           Management has determined that all securities are to be held for an indefinite period of time and classified as securities available-for-sale carried at market value. Unrealized holding gains and losses for available-for-sale securities are credited (charged) to a component of stockholders' equity net of related income taxes. Management determines the appropriate classifications of securities at the time of purchase.

           Premium and discount on securities are included in interest income over the period from acquisition to maturity using the level-yield method. The specific identification method is used to record gains and losses on security transactions.

           The Company classified the retained interest in securitized direct finance lease receivables as an available for sale security, which is included in "Other Investment Securities" in the accompanying consolidated balance sheets.

           During the year ended December 31, 2001, no sales of available-for-sale securities took place.

           Sales of available-for-sale securities for the twelve months ended December 31, 1999 and 2000, respectively, resulted in proceeds of $642 and $107, gross gains of $88 and $11, and gross losses of $131 and $0.

           The amortized cost and estimated fair value of available for sale securities as of December 31, 2000 and 2001 are as follows:

                                                                         Gross Unrealized
                                                                         ----------------

                                                  Amortized          Holding          Holding           Estimated
                                                     Cost             Gains            Losses          Fair Value
                                                     ----             -----            ------          ----------

2000
----
   Other Investment Securities...........          $29,140           $1,314              $---            $30,454
   Equity and Other Securities...........              193               10              (67)                136
                                                       ---               --              ----                ---
                                                   $29,333           $1,324             $(67)            $30,590
                                                   =======           ======             =====            =======
2001
----
   Other Investment Securities...........          $15,314             $656              $---            $15,970
   Equity and Other Securities...........              663               42              (67)                638
                                                       ---               --              ----                ---

                                                   $15,977             $698             $(67)            $16,608

                                                   =======             ====             =====            =======

          The amortized cost and estimated fair value of other investment securities, by contractual maturity, are shown below:

                                                                   Amortized                Estimated Fair
                                                                   ---------                --------------
                                                                     Cost                        Value
                                                                     ----                        -----
         Due in one year..................................           $7,887                       $8,225
         Due after one year through five years............            7,427                        7,745

          H.     Comprehensive income--

           Comprehensive income consists of net income or loss for the current period and losses that have been previously excluded from the income statement and were only reported as a component of equity. All prior periods have been restated.

           The tax effect of other comprehensive income (loss) is as follows:

                                                            Before Tax              Tax                 Net of
Year Ended December 31, 1999                                  Amount               Effect             Tax Amount
                                                              ------               ------             ----------
Unrealized holding gains (losses) arising during the
period:
          Marketable securities......................            $(34)                $12                  $(22)
          Other investment securities................              771               (39)                    732
                                                                   ---               ----                    ---
                                                                  $737              $(27)                   $710
                                                                  ====              =====                   ====

Year Ended December 31, 2000
Unrealized holding gains arising during the
period:
          Marketable securities......................              $14               $(5)                     $9
          Other investment securities................              539               (27)                    512
                                                                   ---                --                     ---
                                                                  $553              $(32)                   $521
                                                                  ====              =====                   ====

Year Ended December 31, 2001
Unrealized holding losses arising during the period:
          Marketable securities......................            $(28)                $10                  $(18)
          Other investment securities................            (658)                 33                  (625)
          Swap agreements............................          (9,911)              1,928                (7,983)
                                                               -------              -----                -------
                                                             $(10,597)             $1,971               $(8,626)
                                                             =========             ======               ========

          I.     Fair value of financial instruments--

           The carrying amount of cash and short-term investments, trade receivables and payables, accrued interest receivable and payable approximate fair value. The carrying amount and estimated fair value of the Company's debt and capital securities is $1,410,310 and $1,366,077, respectively, at December 31, 2001. The carrying amount and estimated fair value of the Company's debt and capital securities is $1,671,275 and $1,580,711, respectively, at December 31, 2000.

           On January 1, 2001, the Company adopted Statement 133, and as a result the carrying amount of the interest rate swap contracts approximated fair value as of December 31, 2001.

           The following table summarizes the carrying and fair values of the interest rate swap contracts in place at December 31, 2000:

                                                         December 31, 2000
                                                         -----------------
                                                Carrying
                                                 Amount                Fair Value
                                                ------                ----------
     Interest rate swap agreements..........       $133                 ($9,012)

          J.     Concentration of credit risk--

           The Company extends credit to its customers after extensive credit evaluation. At December 31, 2001 approximately 32% of accounts receivable and notes receivable and 74% of the net investment in direct financing leases were from customers outside of the United States. At December 31, 2000, approximately 19% of accounts receivable and notes receivable and 73% of the net investment in direct financing leases were from customers outside of the United States.

           The Company's credit exposure to Korean, South American and Indonesian customers at December 31, 2000 and 2001 represented 6% and 3%, respectively, of accounts receivable and notes receivable and 16% and 14%, respectively, of the net investment in direct financing leases. During 1999, 2000 and 2001 respectively, 4%, 6% and 3% of the Company's consolidated revenues were from these customers.

           In 1999, 2000 and 2001 the Company's top 25 customers represented approximately 67%, 67% and 69%, respectively, of its consolidated revenues, with no single customer accounting for more than 6%.

          K.     Net income per share--

           Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period (which is net of treasury shares). Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options have been added to the weighted shares outstanding in the diluted earnings per share computation.

           A reconciliation of weighted average common shares outstanding to weighted average common shares outstanding assuming dilution follows:

                                                                               1999           2000          2001
                                                                               ----           ----          ----
     Average common shares outstanding.................................       27,571        27,421        27,417
     Common shares issuable(1).........................................          663           413         1,548
                                                                             -------      --------        ------
     Average common shares outstanding assuming dilution...............       28,234        27,834        28,965
                                                                              ======        ======        ======
     ---------------
     (1)  Issuable primarily under stock option plans.

           The Company authorized a stock repurchase plan on November 9, 1999. See Note 17 to the 2001 consolidated financial statements for further information.

          L.     Adoption of New Accounting Standard--

           Prior to the adoption of Statement 133, interest differentials paid or received under these contracts are recognized as yield adjustments to the effective yield of the underlying debt instruments hedged. Interest rate swap contracts would only be recognized at fair value if the hedged relationship is terminated. Gains or losses accumulated prior to termination of the relationship would be amortized as a yield adjustment over the shorter of the remaining life of the contract, or the remaining period to maturity of the underlying debt instrument hedged. If the contract remained outstanding after termination of the hedged relationship, subsequent changes in market value of the contract would be recognized in earnings. The Company does not use leveraged swaps and does not use leverage in any of its investment activities that would put principal capital at risk.

           In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133. In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

           Statement 133, as amended, is effective for fiscal years beginning after June 15, 2000. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998, and thereafter). Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid instruments. The Company does not hold any such hybrid instruments.

           On January 1, 2001, the Company adopted Statement 133. Statement 133, in part, allows special hedge accounting for fair value and cash flow hedges. Statement 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedging instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized currently in earnings in the same accounting period. Statement 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. (The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings.)

           As of December 31, 2000, the Company had entered into 13 interest rate swap agreements with various financial institutions. The aggregate notional balance of the swaps was $389,500 as of December 31, 2000. These agreements are used by the Company to manage interest rate risks created by loans indexed to a floating rate index, primarily LIBOR and contractually terminate at various dates between 2001 and 2007. Under previous generally accepted accounting principals (GAAP), the interest differential payable or receivable by the Company on its interest rate swaps is accrued by the Company as interest rates change, and is recognized by the Company over the life of the swap agreement as an adjustment of interest expense. In contrast Statement 133 effectively requires that changes in the fair value of the swap agreements which are designated as effective cash flow hedges, be reported as a component of other comprehensive income and changes in the fair value of the swap agreements that do not qualify for hedge accounting to be reported in earnings. Upon adoption of Statement 133 on January 1, 2001, the Company recorded the swap contracts at their fair value resulting in an increase in liabilities of approximately $9,012, with offsetting amounts recorded as decreases to deferred tax liabilities of $2,435 and accumulated other comprehensive income of $7,411 and an increase to earnings (net of tax) of $833.

          M.     Prospective accounting pronouncements--

           On June 29, 2001, the Financial Accounting Standards Board approved its proposed Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

           Statement 142 will apply to all acquired intangible assets whether acquired singly, as part of a group, or in a business combination. The statement will supersede Accounting Principals Board, or APB, Opinion No. 17, "Intangible Assets," and will carry forward provisions in APB Opinion No 17 related to internally developed intangible assets. Adoption of Statement 142 will result in ceasing amortization of goodwill. All of the provisions of the statement should be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized.

           The Company is currently evaluating its goodwill of $9,653 as prescribed by Statement 142 and does not expect the adoption of this statement to result in an adjustment to recorded goodwill.

           In August 2001, the Financial Accounting Standards Board (FASB) approved its proposed Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Disposal of Long Lived Assets. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. All the provisions of the statement should be applied to fiscal years beginning after December 15, 2001. The Company is currently evaluating the carrying value of its long lived assets as prescribed by Statement 144 and does not expect the adoption of this statement in the first quarter of 2002 to have a material effect on our consolidated financial statements.

          N.     Use of estimates--

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           Certain prior year amounts have been reclassified to conform to the current year presentation.

          O.     Reclassifications--

           Certain reclassifications have been made to the 2000 amounts in order to conform to the 2001 presentation.

Note 2 -- Income taxes:

           Significant components of deferred tax assets and liabilities as of December 31, 2000 and 2001 were as follows:

                                                             2000                 2001
                                                             ----                 ----
         Deferred tax assets:
                Loss carry forwards..................     $75,844               $105,662
                Finance leases receivable............       3,392                  3,704
                Other, primarily operating reserves..       4,934                  8,617
                                                           ------                  -----
                   Total deferred tax assets.........      84,170                117,983
                                                           ------                -------

         Deferred tax liabilities:
                Operating property, net..............     103,603                135,765
                Other................................       9,459                 12,108
                                                          -------               --------
                   Total deferred tax liabilities....     113,062                147,873
                                                          -------                -------
                   Net deferred tax liability........     $28,892                $29,890
                                                          =======                =======

           One of the Company's subsidiaries has tax net operating loss carryforwards (NOLs) for Federal income tax purposes totaling approximately $15,602, which may be used only to offset that subsidiary's income. These NOLs, if not utilized, will expire between 2005 and 2006. In addition, NOLs of approximately $286,288 have been granted as a result of certain losses from leasing activities that are characterized as suspended passive losses. These losses can be carried forward indefinitely to offset income from future leasing activities.

           A significant subsidiary of the Company is a Barbados corporation. Under the terms of a protocol between the United States and Barbados, the subsidiary's leasing income is fully taxable by Barbados, but exempt from U.S. Federal taxation. Since 1991, the Barbados tax rate was a maximum of 2 1/2% of income earned in Barbados. No deferred U.S. Federal income taxes have been provided on the unremitted earnings of the subsidiary since it is the Company's intention to indefinitely reinvest such earnings. At December 31, 2001 unremitted earnings of this subsidiary were approximately $236,600. The deferred U.S. Federal income taxes related to the unremitted earnings of this subsidiary would be approximately $82,800, assuming these earnings are taxable at the U.S. statutory rate, net of foreign tax credits.

           A reconciliation of the U.S. statutory tax rate to the actual tax rate follows:

                                                                     1999              2000             2001
                                                                     ----              ----             ----
   U.S.  statutory rate...................................          35.0%             35.0%            35.0%
   Difference due to operation of subsidiary in
      Barbados............................................         (25.7)            (23.1)           (23.6)
   Federal taxes on foreign income........................            1.3               0.9              1.0
   State taxes............................................            0.9               3.1              0.6
   Other..................................................            0.3               0.5              0.5

           Actual tax rate..................................        11.8%             16.4%            13.5%
                                                                    -----             -----            -----

           The provision for income taxes reflected in the accompanying consolidated statements of income is as follows:

                                                               1999           2000            2001
                                                               ----           ----            ----
                  U.S.................................         $2,400         $7,459          $5,981
                  Other...............................            400            716             744
                                                                  ---            ---             ---
                                                               $2,800         $8,175          $6,725
                                                               ======         ======          ======

                  Current.............................         $2,248         $2,691          $2,144
                  Deferred............................            552          5,484           4,581
                                                                  ---          -----           -----
                                                               $2,800         $8,175          $6,725
                                                               ======         ======          ======

           For further information regarding the Company's tax structure reference is made to Item 7 of this Form 10-K.

Note 3.-- Leasing activities:

          A.     As lessee--

           The net book value of assets acquired through capital leases was $351,040 at December 31, 2001. The aggregate capital lease obligations, secured by equipment, with installments payable in varying amounts through 2011, were $355,252 at December 31, 2001.

           As of December 31, 2001, the annual maturities of capital leases and related interest were as follows:

                                                Payment               Interest               Principal
                                                -------               --------               ---------
           2002......................            $54,128                $15,482                 $38,646
           2003......................             69,741                 13,767                  55,974
           2004......................             60,226                 10,658                  49,568
           2005......................             67,797                  8,662                  59,135
           2006......................             40,989                  6,084                  34,905
           Thereafter................            124,988                  7,964                 117,024
                                               ---------              ---------               ---------
                                                $417,869                $62,617                $355,252
                                                ========                =======                ========

           The Company leases office space and certain leasing equipment under operating leases expiring at various dates through 2010. Rental expense under operating leases aggregated $4,226, $7,581 and $16,902 for the periods ended December 31, 1999, 2000 and 2001, respectively.

           As of December 31, 2001, the aggregate minimum rental commitment under operating leases having initial or remaining noncancellable lease terms in excess of one year was as follows:

                    2002................................       $ 11,625
                    2003................................          9,411
                    2004................................          9,388
                    2005................................          9,397
                    2006................................          8,966
                    Thereafter..........................         44,910

          B.     As lessor--

           The Company has entered into various leases of equipment that qualify as direct financing leases. At the inception of a direct finance lease, the Company records a net investment based on the gross investment (representing the total future minimum lease payments plus unguaranteed residual value), net of unearned lease income. The unguaranteed residual value is generally equal to the purchase option of the lessee, which in the case of the Company's lease contracts is insignificant and is included in total lease receivables. Unearned income represents the excess of gross investment over equipment cost. Receivables under these direct financing leases, net of unearned income, are collectible through 2011 as follows:

                                                                 December 31, 2001
                                                                 -----------------
                                              Total Lease               Unearned              Net Lease
                                              Receivable              Lease Income            Receivable
                                              ----------              ------------            ----------

2002................................            $69,732                  $23,376               $46,356
2003................................             59,776                   18,551                41,225
2004................................             55,521                   13,699                41,822
2005................................             42,258                    9,295                32,963
2006................................             33,355                    6,213                27,142
Thereafter..........................             48,000                    8,269                39,731
                                                 ------                    -----                ------
                                               $308,642                  $79,403              $229,239
                                               ========                  =======              ========

           As of December 31, 2000, the Company had total lease receivable, unearned lease income and net lease receivable of $189,989, $38,603 and $151,386 respectively.

           As of December 31, 2001 the Company also had noncancelable operating leases, under which it will receive future minimum rental payments as follows:

                 2002.......................................       $70,402
                 2003.......................................        62,194
                 2004.......................................        40,689
                 2005.......................................        23,314
                 2006.......................................         6,735
                 Thereafter.................................         3,928

           Effective January 1, 1995, the Company began capitalizing lease commissions and amortizing this cost over the average life of the related lease contract. At December 31, 2000 and 2001, $3,801 and $3,268 of these commissions were included in other assets.

           During the three months ended June 30, 2001, the Company initiated a bankruptcy claim against a customer and sought to collect receivables and to recover equipment values through its insurance policies. The Company has demanded the return of approximately $48,588 of equipment, including $8,482 of direct finance leases which were reclassified to leasing equipment. The total net book value of equipment leased to this customer as of December 31, 2001 was approximately $10,651. The Company anticipates that approximately $8,500 of this equipment will not be recovered from the customer. In addition, the outstanding receivables from this customer as of December 31, 2001 totaled approximately $19,735 of which $18,785 is covered by insurance, with the balance reserved for in the allowance for doubtful accounts.

           At this time, the Company has estimated no impairment upon the liquidation and/or re-lease of these assets after considering anticipated insurance proceeds. The maximum insurance coverage related to this claim is $35,000. The overall recovery of the asset values has been evaluated taking into consideration the equipment book value, the cost to recover and re-lease the equipment, and the total outstanding receivables, as well as the likelihood to collect through the recovery and sale of the equipment or the stipulated equipment values within the insurance policy. The Company continued to record revenue from these leases through August 20, 2001 at which time, revenue recognition was discontinued, as lease payments through August 20, 2001 were covered by the insurance policies.

           The Company will continue to assess the overall recovery of the asset values and adjust the assumptions used in evaluating the total insurance claim with respect to this customer's bankruptcy. As additional information becomes available, reserves for the impairment of the asset values may be necessary based upon changes in economic conditions and the assumptions used in evaluating the total insurance claim.

          C.     Allowance for doubtful accounts--

          The following summarizes the activity in the allowance for doubtful accounts:

                                                                  1999            2000            2001
                                                                  ----            ----            ----
Balance, beginning of year..............................         $4,632         $10,260         $14,271
Provision charged to expense............................          6,925           2,192           2,302
Acquired................................................            ---           1,281             ---
Write-offs, net of recoveries...........................        (1,297)             538        (10,711)
                                                                 -----       ----------         ------
Balance, end of year....................................        $10,260         $14,271          $5,862
                                                                =======         =======          ======

           The allowance for doubtful accounts includes the Company's estimate of allowances necessary for receivables on both operating and finance lease receivables. Once a finance lease is determined to be non-performing, Company procedures provide for the following events to take place in order to evaluate collectibility:

•	The past due amounts are reclassified to accounts and notes receivable,

•	The equipment value supporting such financing lease is reclassified to leasing equipment, and

•	Collectibility is evaluated taking into consideration equipment book value, the total outstanding receivable, as well as the likelihood to collect through the recovery of equipment and the Company’s insurance policies.

           As of December 31, 2000 and 2001, included in accounts and notes receivable are non-performing receivables of $10,034 and $4,887, respectively.

           As all outstanding amounts due for non-performing finance lease accounts are reclassified to accounts and notes receivable, an allowance for doubtful accounts for the net investment in direct financing leases is not required.

Note 4 -- Debt:

           Debt consists of notes and loans with installments payable in varying amounts through 2008, with effective interest rates of approximately 3.9% to 7.9% and a weighted average rate of 5.78% in 2001. The principal amount of debt payable under fixed rate contracts is $309,298. Remaining debt is payable under floating rate arrangements. Approximately $397,028 of floating rate debt outstanding has been converted to fixed rate debt through the use of interest rate swaps as described below. The agreements contain certain covenants, which, among other things, provide for the maintenance of specified levels of tangible net worth (as defined) and a maximum debt to net worth ratio. At December 31, 2001, under covenants in the Company's loan agreement approximately $177,500 of retained earnings were available for dividends. The Company was in compliance with its debt covenants at December 31, 2001.

           As of December 31, 2001, the annual maturities of notes and loans, net of interest thereon were as follows:

                      2002................................      $141,018
                      2003................................        95,561
                      2004................................        56,357
                      2005................................       219,804
                      2006................................        19,365
                      Thereafter..........................       447,953
                                                                 -------
                                                                $980,058
                                                                ========

           The Company has a $215,000 revolving credit facility with a group of commercial banks; on December 31, 2001, $215,000 was outstanding, with an interest rate of 6.21%, including the effect of interest rate swap contracts in place as of December 31, 2001. In July 2000, this facility was renewed and amended with the term extended to July 31, 2005. The credit limit remains at $215,000 through July 31, 2003; thereafter the credit limit declines to $193,500 through July 31, 2004 and $172,000 through July 31, 2005. In addition, as of December 31, 2001, the Company had an available line of credit of $10,000 under one facility, under which $3,246 was outstanding. The interest rate under this facility as of December 31, 2001 was 4.3%. Subsequent to December 31, 2001 the Company has continued to incur and repay debt obligations in connection with financing its equipment leasing activities. Under our revolving credit facility and most of our other debt instruments, the Company is required to maintain a tangible net worth (as defined) of $125,000, a fixed charge coverage ratio of 1.5 to 1 and a funded debt to net worth ratio of 4.0 to 1. At December 31, 2001, the Company was in compliance with these requirements.

           In October 2000, the Company established a secured financing facility in the amount of $300,000, to fund the TA transaction. At December 31, 2001, $97,656 of this facility was outstanding with an interest rate of 3.94%. The principal balance is payable in quarterly installments of $500, with a balloon payment due in October 2002.

           In July 2001, the container securitization facility, which was originally established as an off-balance sheet source of financing in March 1999, was amended allowing additional financings to be accounted for as on-balance sheet secured debt financing. At December 31, 2001, $44,089 of the on-balance sheet container securitization facility was outstanding with an interest rate of 5.10%, including the effect of interest rate swap contracts in place as of December 31, 2001.

           In July 2000, the Company established a chassis securitization facility of $280,000. In October 2000, this chassis securitization facility was increased to $300,000. At December 31, 2001, $277,410 of this facility was outstanding with an interest rate of 4.75%, including the effect of interest rate swap contracts in place as of December 31, 2001. This facility provides the Company an additional source of funding and is accounted for as on-balance sheet secured debt financing.

           In February 1998, the Company issued $100,000 principal amount of 6-5/8% Notes due 2003 (the "6-5/8% Notes"). The net proceeds were used to repay $83,000 in borrowings under the revolving credit agreement and for other general corporate purposes. During the fourth quarter of 1999, the Company retired $17,000 of the 6-5/8% Notes and recognized an extraordinary gain of $740 net of tax expense of $494. During the first quarter of 2000, the Company retired $8,200 of the 6-5/8% Notes and recognized an extraordinary gain of $471 net of tax expense of $314. During 2001, the Company retired $27,174 of the 6-5/8% Notes and recognized an extraordinary gain of $435 net of tax expense of $290. As of December 31, 2001, $47,626 principal amount of the 6-5/8% Notes remains outstanding.

           In July and August, 1997, the Company issued $225,000 of ten year notes, comprised of $150,000 of 7.35% Notes due 2007 and $75,000 of 7.20% Notes due 2007. The net proceeds from these offerings were used to repay secured indebtedness, to purchase equipment and for other investments. During the first quarter of 2000, the Company retired $3,000 of the 7.35% Notes and recognized an extraordinary gain of $369 net of tax expense of $246. During 2001, the Company retired $2,075 of the 7.20% Notes and recognized an extraordinary gain of $123 net of tax expense of $82. As of December 31, 2001, $72,925 and $147,000 principal amount of the 7.20% and 7.35% Notes, respectively, remains outstanding.

           In addition to the debt specifically identified above, the Company has additional notes and loan outstanding with various financial institutions totaling $75,106, as of December 31, 2001, with installments payable in varying amounts through 2008 with interest rates of approximately 4.2% to 7.9%.

           In 2001, the Company entered into an interest rate swap contract with notional amounts totaling $51,467. These amounts relate to on and off balance sheet financing, of which the notional amounts are $43,330 and $8,137, respectively. The terms of the interest rate swap contract are for six years. The interest rate swap contracts convert variable rate debt into fixed rate debt. The maturity of the contract coincides with the maturity of the underlying debt instruments hedged. At December 31, 2001, the on and off balance sheet notional amounts are approximately $39,575 and $7,432, respectively.

           In 2000, the Company entered into interest rate swap contracts with notional amounts totaling $334,882. The terms of the interest rate swap contracts are for two and seven years. The interest rate swap contracts convert variable rate debt into fixed rate debt. The maturity of these contracts coincides with the maturity of the underlying debt instruments hedged. At December 31, 2001, the notional amount was approximately $323,268.

           In 1998, the Company entered into interest rate swap contracts with notional amounts totaling $79,709. The terms of the interest rate swap contracts are for three, five and seven years. The interest rate swap contracts convert variable rate debt into fixed rate debt. The maturity of these contracts coincides with the maturity of the underlying debt instruments hedged. In 2000, a portion of the debt instrument hedged was retired and the related portion of the swap contract was closed. At December 31, 2001, the notional amount was approximately $34,185.

Note 5.-- Derivative instruments:

           The Company's assets are primarily fixed rate in nature while its debt instruments are primarily floating rate. The Company employs derivative financial instruments (interest rate swap agreements) to effectively convert certain floating rate debt instruments into fixed rate instruments and thereby manage its exposure to fluctuations in interest rates.

           The unrealized pre-tax losses on cash flow hedges as of December 31, 2001 of $9,911 have been reported in the Company's consolidated balance sheet as a component of accumulated other comprehensive income (loss), along with the related deferred income tax benefit of $1,928

           Amounts recorded in accumulated other comprehensive income would be reclassified into earnings upon termination of these interest rate swap agreements prior to their contractual maturity. The Company does not intend to terminate any such interest rate swap agreements prior to maturity and therefore does not expect any gains or losses to be reclassified into income within the next twelve months.

           Pre-tax losses for the year ended December 31, 2001 resulting from the change in fair value of interest rate swap agreements held which do not quality as cash flow hedges under Statement 133 of $1,647 have been recorded on the consolidated statements of income as market value adjustment for derivative instruments. Interest rate swap agreements which qualify as perfect cash flow hedges have no ineffectiveness and therefore are not reflected in the consolidated statements of income. Interest rate swap agreements which qualify as cash flow hedges but are not perfectly correlated have associated ineffectiveness of approximately $1,000 which has been recorded in the consolidated statements of income as market value adjustment for derivative instruments.

Note 6 -- Acquisition of North American Intermodal Division of Transamerica Leasing, Inc.:

           In October, 2000, the Company completed the acquisition of the North American lntermodal division of Transamerica Leasing, Inc. (TA), a subsidiary of Transamerica Finance Corporation and AEGON N.V. Under the terms of the agreement, the Company acquired substantially all of the domestic containers, chassis, and trailers of TA and related assets and assumed certain of the liabilities of the business. The Company paid approximately $681,000 in cash for the acquisition, which includes $8,400 in fees and other costs for advisors, of which $1,650 is payable to a director of the Company for consultation services rendered. The acquisition was financed through a combination of cash on hand, proceeds obtained from a committed secured financing facility in the amount of approximately $300,000, as well as approximately $101,000 of proceeds obtained from a chassis securitization facility established in July 2000.

           In the acquisition, the Company acquired approximately 70,000 chassis, 23,000 rail trailers and 18,000 domestic containers. The acquisition was effective October 1, 2000 in a transaction accounted for under the purchase method of accounting, accordingly the acquired assets and liabilities have been recorded at the estimated fair values at the date of acquisition. In January 2001, the Company and TIP Intermodal Services (TIP), a GE Capital Company, announced the signing of a definitive agreement for the sale of 50,000 rail trailers and domestic containers by the Company to TIP, including all of the rail trailers and domestic containers the Company acquired from TA in October 2000. The Company established a basis in the assets acquired from TA to be sold to TIP equal to (i) TA's historical net book value of the assets ($273,572), (ii) the expected gain to be realized from the sale to TIP ($5,614), (iii) the estimated cash collections (net of cash disbursements) resulting from the operations of these assets from October 1, 2000 through the estimated date of disposition of March 31, 2001 ($7,296) and (iv) the incremental amount of interest expense from October 1, 2000 through March 31, 2001 associated with the acquisition of these assets ($18,828). The excess of the purchase price paid over the book value of the assets and liabilities acquired (after establishing the basis associated with the assets held for sale) in an amount approximating $66,500 has been allocated to the chassis acquired from TA and is being amortized over the remaining depreciable life of those chassis.

           During the year ended 2001, the Company adjusted the excess of the purchase price paid over the book value of the assets and liabilities acquired for certain pre-acquisition contingencies and estimated costs included in the original purchase price allocation. This adjustment increased the premium paid over the book value of the assets and liabilities acquired by $5,112, and is being amortized over the average remaining depreciable life of the chassis acquired.

           The following table presents the pro forma consolidated results of operations for the years ended December 31, 1999 and 2000 as if the above acquisition had occurred on January 1:

                                                                              1999            2000
                                                                              ----            ----
               Revenues.............................................        $258,433        $298,484
               Income from continuing operations before change in
                  accounting principle and extraordinary items......          28,909          47,050
               Basic net income per share...........................           $1.05           $1.72
               Diluted net income per share.........................           $1.02           $1.69

Note 7 -- Assets held for sale:

           In March 2001, the Company sold 50,000 rail trailers and domestic containers, including all 41,000 rail trailers and domestic containers the Company acquired from TA in October 2000, to TIP. The assets held for sale as of December 31, 2000 include $279.2 million related to the units acquired from TA, $5.9 million of accounts receivable and $63.3 million of assets previously owned by the Company. The Company recorded a gain of $1.8 million upon the consummation of this sale, which represents the premium paid for the units previously owned by the Company over their net book value.

Note 8 -- Lease securitization program:

           On March 30, 1999, the Company entered into an asset backed note program (the "ABN Program"). The ABN Program involved the sale by the Company of direct finance leases (collateralized by intermodal containers) with a historical net book value of $228,832 (the "Assets"). The Assets were sold to a special purpose entity whose sole business activity is issuing asset backed notes ("ABNs"), supported by the future cash flows of the Assets. Proceeds received by the Company upon selling the Assets were $189,087 of cash and the lowest priority ABN issued in the ABN Program (the "retained interest") with an allocated historical book value of $47,687.

           The transaction was accounted for as a sale by the Company for financial reporting purposes. Accordingly, the Company recorded a pre-tax gain from the sale of $7,942 ($5,742 net of expenses) during the quarter ended March 31, 1999, which is included in revenues in the accompanying consolidated statements of income. The gain represents the difference between (i) the historical basis in the net assets sold and (ii) the cash received plus the allocated historical book value of the retained interest. The allocated historical book value of the retained interest is determined using the relative amounts of the fair market value of the interests sold to third parties, and the estimated fair market value of retained interest.

           The Company classified the retained interest as an available for sale security, which is included in "Other Investment Securities" in the accompanying consolidated balance sheets. Accordingly, the retained interest is accounted for at fair value, with any changes in fair value over its allocated historical book value recorded as a component of other comprehensive income, net of tax, in the statement of changes in shareholders' equity. As of December 31, 2001, the Company estimated the fair market value of retained interest was $15,970 using a discounted cash flow model assuming expected credit losses of 1.5% and a discount rate of 12.6%. For the years ended December 31, 1999, 2000 and 2001, the Company recorded interest income on the retained interest totaling $3,050, $4,145 and $3,558, respectively, which is included in revenues in the accompanying consolidated statements of income. In 2001, defaulted finance leases of bankrupt customers were removed from the securitization program resulting in a reduction of the retained interest totaling $1,798.

           Interpool Limited, a subsidiary of the Company (the "Servicer"), acts as servicer for the Assets. Pursuant to the terms of the servicing agreement, the Servicer is paid a fee of 0.40% of the assets under management. The Company's management has determined that the servicing fee paid approximates the fair value for services provided, as such, no servicing asset or liability has been recorded. Such servicing fees are included in revenues in the accompanying consolidated statement of income.

           At December 31, 2001, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

                                                               Securitized Lease
                                                                  Receivables
                                                                  -----------
    Carrying amount/fair value of retained interests.......         $15,970
    Weighted-average life (in years).......................             2.0
    Expected credit losses (annual rate)...................             1.5%
    Impact on fair value of 10% adverse change.............            $129
    Impact on fair value of 20% adverse change.............            $275
    Residual cash flows discount rate (annual).............            12.6%
    Impact on fair value of 10% adverse change.............            $310
    Impact on fair value of 20% adverse change.............            $619

          The table below summarizes certain cash flows received from and paid to securitization trusts:

                                                          Year Ended December 31
                                                          ----------------------

                                                              2000            2001
                                                              ----            ----
    Proceeds from new securitizations................        $---            $---
    Servicing fees received..........................        $611            $486
    Cash flows received on retained interest.........      $7,593         $15,585

Note 9. -- Discontinued operations:

           During the three months ended September 30, 2001, the Company adopted a formal plan to dispose of PCR, a 51%-owned subsidiary, and to discontinue the operations of Microtech, a 75.5%-owned subsidiary, and liquidate its lease portfolio. Within the historical financial statements of the Company, PCR and Microtech comprised the computer-leasing segment and specialized in the leasing of microcomputers and related equipment.

           As a result of the decision made by the Company, PCR and Microtech have been classified as discontinued operations. Pursuant to Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the accompanying Consolidated Financial Statements and notes thereto have been restated for all comparative periods presented to reflect the decision to discontinue the computer leasing segment. Accordingly, the assets and liabilities, results of operations and cash flows of PCR and Microtech have been accounted for as "Discontinued Operations" in the accompanying Consolidated Financial Statements.

           On December 31, 2001, the Company completed the sale of its 51% ownership stake of PCR to an investment group comprised of the management of PCR. Under the agreement, the Company sold its share of PCR for $2,297. As payment for the transaction, the management of PCR transferred its 24.5% ownership in Microtech valued at $792 to the Company, thereby increasing the Company's ownership in Microtech to 100%. The balance of the purchase price is in the form of a non-recourse note issued by PCR to the Company in the amount of $1,657 at an effective interest rate of 15%, after considering a payment of $640 received by the Company on January 2, 2002. The original terms of the note are interest only at 5% through December 31, 2004 and an annual rate of 7.5% for the period from December 31, 2004 through December 31, 2010 ("the maturity date"). Monthly principal payments in equal installments of $35 commence on January 31, 2005 and continue through the maturity date.

           In addition, on April 6, 1999, the Company also entered into a $3,500 long-term revolving credit facility with PCR. This revolving credit facility is due on demand and remains outstanding as of December 31, 2001. The line of credit bears interest at 12% per annum and is payable monthly. This line of credit is secured by substantially all of PCR's assets, subordinated to the interest of a financial institution which provided PCR an additional line of credit.

           Since 2000, the Company has guaranteed PCR debts due to parties other than the Company totaling $5,000, which remain in effect.

           The assets and liabilities of discontinued operations, presented in the accompanying Consolidated Balance Sheets are primarily comprised of Cash, Accounts Receivable, Net Investment in Direct Financing Leases, Leasing Equipment, Other Assets, Accounts Payable and Accrued Expenses and Debt Obligations.

Note 10 -- Cumulative effect of change in accounting principle:

           During 2001, the Company recorded the cumulative effect of a change in accounting principle of $833 net of tax expense of $44. This represents the cumulative effect through December 31, 2000 regarding the Company's accounting for swap transactions not accounted for as hedges in accordance with the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

           During 2000, the Company recorded the cumulative effect of a change in accounting principle of $660 net of tax expense of $440. This represents a change in the Company's accounting for its maintenance and repairs expense from an accrual to cash basis.

Note 11 -- Other contingencies and commitments:

          At December 31, 2001, commitments for capital expenditures totaled approximately $70,600.

           Under certain of the Company's leasing agreements, the Company as lessee may be obligated to indemnify the lessor for loss, recapture or disallowance of certain tax benefits arising from the lessor's ownership of the equipment. This recourse feature is included in capital lease obligations with a net book value of approximately $21,180.

           The Company has entered into employment agreements with certain key officers and employees, which provide for minimum salary, bonus arrangements and benefits for periods up to seven years.

           The Company has a number of claims pending against it, has filed claims against others and has been named as a defendant in a number of lawsuits incidental to its business. The Company believes that such proceedings will not have a material effect on its consolidated financial statements.

Note 12 -- Cash flow information:

           For purposes of the consolidated statements of cash flows, the Company includes all highly liquid short-term investments with an original maturity of three months or less in cash and short-term investments.

           For the years ended December 31, 1999, 2000 and 2001, cash paid for interest was approximately $64,563, $78,880 and $100,043, respectively. Cash paid for income taxes was approximately $2,926, $1,354, and $2,442, respectively.

Note 13 -- Related party transactions:

           During 2001, the Company leased approximately 28,500 square feet of commercial space for its corporate offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership in which Martin Tuchman, a director and Chief Executive Officer of the Company, held a direct or indirect equity interest of 42.76% and Radcliff Group, Inc., a related party, held a direct or indirect equity interest of 42.17%. The 2001 annual base rental for this property was approximately $557 under a triple net lease expiring in 2010. In the opinion of the Company's management, rent being paid under this lease does not exceed rent that the Company would have paid in an arms' length transaction with an unrelated third party. On January 28, 2002 the Company executed a Purchase and Sale Agreement, pursuant to which the Company will acquire the building which houses our corporate offices. The fair market value purchase price of the approximately 39,000 square feet building will be $6,250 as determined by an independent property appraisal firm and approved by the Company's Board of Directors.The Company expects to conclude the transaction during the second quarter of 2002.

           In January 1992 the Company executed a Consultation Services Agreement with Radcliff Group, Inc. pursuant to which Radcliff designated Warren L. Serenbetz, a stockholder and director, as an executive consultant. The Consultation Services Agreement was terminated in January 1995. Under the terms of the agreement compensation and payment of health related costs continues through December 31, 2002. Compensation under this agreement was $492 in 1999, 2000 and 2001.

           Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen is one of the limited partners and the general partner, leases 100 chassis to Trac Lease for an annual lease payment of approximately $91. The annual lease term renews automatically unless canceled by either party prior to the first day of the renewal period. The terms of the lease agreement, in the opinion of our management, are comparable to terms that Trac Lease would have obtained in an arms' length transaction with an unrelated third party.

           The Ivy Group, a New Jersey general partnership composed directly or indirectly of Mr. Tuchman, Radcliff Group, Inc., Mr. Witteveen, Thomas P. Birnie and Graham K. Owen, has previously leased chassis to Trac Lease. As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2,900. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group and its principals were paid an aggregate lease payment of approximately $2,691 through June 30, 2001. Effective as of July 1, 2001, the Company restructured its relationship with The Ivy Group and its principals to provide it with managerial control over these 6,047 chassis. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to a newly formed subsidiary, Chassis Holdings I LLC (Chassis Holdings), in exchange for $26,000 face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and $2,407 in cash to Chassis Holdings in exchange for $3,000 face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms that were engaged by the Company in connection with our establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity's operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings may redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units.

           The terms of all arrangements between Chassis Holdings and Trac Lease, including rental rates, are, in the opinion of our management, comparable to terms that we would have obtained in arms' length transactions with unrelated third parties. The Ivy Group has entered into an agreement with us pursuant to which it has agreed not to engage in any business activities that are competitive with the business activities of lnterpool or its subsidiaries without our prior written consent.

           Trac Lease previously leased an additional 983 chassis from The Ivy Group under a lease with buyout provisions expiring in 2000. In 2000 Trac Lease paid The Ivy Group lease payments of $252 under this agreement. Trac Lease exercised its buyout right under the lease during 2000 and purchased the chassis for $2,212.

           During 1992 through 1996, The Ivy Group borrowed $13,433 from the Company. The aggregate loan balance of $13,433 at June 30, 2001 bears interest at LIBOR plus 1.75% repayable on an interest only basis, subject to maintenance of fixed loan to collateral value ratios, and will mature in 2013. In connection therewith, The Ivy Group executed a Chattel Mortgage Security Agreement and Assignment under which the Company was granted a security interest in 4,364 chassis owned by The Ivy Group and an assignment of all rights to receive rental payments and proceeds related to the lease of these chassis. This Ivy Group collateral was contributed, subject to this debt, to Chassis Holdings as part of the July 1, 2001 restructuring with The Ivy Group.

           In February 1998, the Company entered into a non-exclusive Consulting Agreement with Atlas Capital Partners, LLC pursuant to which Mitchell I. Gordon, a Director of Interpool since 1998 and Chief Financial Officer and Executive Vice President since October 2000, provided investment banking consultation services. Under the terms of the Consulting Agreement, Atlas was to have been paid $240 (plus reimbursement of reasonable expenses), additional compensation of $560 and a twenty percent carried interest in investments made with funds provided by Interpool. In addition, Atlas was contractually entitled to an annual bonus in an amount that is usual and customary in the investment banking business for investment opportunities actually completed by the Company subject to set-off of the $560 additional compensation. In 2000, other compensation in the amount of $1,650 to be paid over three years, was earned by Atlas in connection with the acquisition by the Company of the North American Intermodal Division of Transamerica. As of October 2000, Mitchell Gordon was named the Company's Chief Financial Officer and Executive Vice President and the Consulting Agreement was terminated.

           The effect of the above related party transactions included in the accompanying statement of income are as follows:

                                                                     1999         2000        2001
                                                                     ----         ----        ----
        Revenue................................................        $958       $1,104        $496
        Lease operating expense................................      $3,030       $3,033      $4,343
        Administrative expense.................................      $1,092       $1,061      $1,379
        Interest expense.......................................        $353         $168        $---

Note 14. -- Retirement plans:

           Certain subsidiaries have defined contribution plans covering substantially all full-time employees. Participating employees may make contributions to the plan, through payroll deductions. Matching contributions are made by the Company equal to 75% of the employee's contribution to the extent such employee contribution did not exceed 6% of their compensation. During the year ended December 31, 2001, the Company expensed approximately $461 related to this plan. No contributions were made by the Company or its subsidiaries to these plans during the years ended December 31, 1999 and 2000.

Note 15 -- Segment and geographic data:

           The Company has two reportable segments: container leasing and domestic intermodal equipment leasing. The container leasing segment specializes in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes in the leasing of intermodal container chassis and freight rail cars.

           The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes and extraordinary items. The Company's reportable segments are strategic business units that offer different products and services.

Segment Information:
---------------------

                                                                   Container        lntermodal
      1999:                                                         Leasing         Equipment              Totals
      -----                                                         -------         ---------              ------
      Revenues from external customers.....................          $94,608           $95,180           $189,788
      Lease operating and administrative expenses..........           16,959            38,267             55,226
      Depreciation and amortization........................           32,886            22,749             55,635
      Other income/(expense), net..........................          (1,953)             (869)            (2,822)
      Interest income......................................            3,563             8,486             12,049
      Interest expense.....................................           24,635            39,794             64,429
      Income from continuing operations before
        taxes and extraordinary item.......................           21,738             1,987             23,725

                                                                                     Domestic
                                                                   Container        lntermodal
      2000:                                                         Leasing         Equipment              Totals
      -----                                                         -------         ---------              ------
      Revenues from external customers.....................         $103,018          $139,237           $242,255
      Lease operating and administrative expenses..........           12,637            48,282             60,919
      Depreciation and amortization........................           29,911            30,856             60,767
      Other income/(expense), net..........................            (719)           (1,790)            (2,509)
      Interest income......................................            5,984            10,527             16,511
      Interest expense.....................................           32,569            52,027             84,596
      Income from continuing operations before
        taxes and extraordinary item.......................           33,166            16,809             49,975
      Net investment in DFL's..............................          125,046            26,340            151,386
      Leasing equipment, net...............................          483,925           771,010          1,254,935
      Equipment purchase...................................          163,535           129,938            293,473
      Total segment assets.................................         $795,994        $1,360,794         $2,156,788

                                                                                     Domestic
                                                                   Container        lntermodal
      2001:                                                         Leasing         Equipment              Totals
      -----                                                         -------         ---------              ------
      Revenues from external customers.....................         $112,085          $193,048           $305,133
      Lease operating and administrative expenses..........           12,443            82,546             94,989
      Depreciation and amortization........................           36,583            37,728             74,311
      Other income/(expense), net..........................          (1,644)             1,178              (466)
      Interest income......................................            3,788             5,612              9,400
      Interest expense.....................................           27,966            67,078             95,044
      Income from continuing operations before
      taxes and extraordinary item.........................           37,237            12,486             49,723
      Net investment in DFL's..............................          168,890            60,349            229,239
      Leasing equipment, net...............................          529,867           842,459          1,372,326
      Equipment purchase...................................          168,906           111,938            280,844
      Total segment assets.................................         $822,784        $1,084,981         $1,907,765

           The Company's shipping line customers utilize international containers in world trade over many varied and changing trade routes. In addition, most large shipping lines have many offices in various countries involved in container operations. The Company's revenue from international containers is earned while the containers are used in service carrying cargo around the world, while certain other equipment is utilized in the United States. Accordingly, the information about the business of the Company by geographic area is derived from either international sources or from United States sources. Such presentation is consistent with industry practice.

Geographic Information:
----------------------
    REVENUES:                                                           1999               2000              2001
                                                                        ----               ----              ----
    United States (a).....................................          $103,190           $139,312          $193,111
    International.........................................            86,598            102,943           112,022
                                                                      ------            -------         ---------
                                                                    $189,788           $242,255          $305,133
                                                                    ========           ========          ========
    ASSETS:
    United States.........................................                           $1,360,794        $1,084,981
    International.........................................                              795,994           822,784
                                                                                        -------           -------
                                                                                     $2,156,788        $1,907,765
                                                                                     ==========        ==========
    ---------
    (a)  Includes revenues from related parties of $958, $1,104 and $496 in 1999, 2000 and 2001, respectively.

Note 16 -- Company-obligated mandatorily redeemable preferred securities in subsidiary grantor trusts:

           On January 27, 1997, Interpool Capital Trust, a Delaware business trust and special purpose entity (the "Trust"), issued 75,000 shares of 9-7/8% Capital Securities with an aggregate liquidation preference of $75,000 (the "Capital Securities") for proceeds of $75,000. Costs associated with the transaction amounted to approximately $1,700 and were borne by the Company. Interpool owns all the common securities of the Trust. The proceeds received by the Trust from the sale of the Capital Securities were used by the Trust to acquire $75,000 of 9-7/8% Junior Subordinated Deferrable Interest Debentures due February 15, 2027 of the Company (the "Debentures"). The sole asset of the Trust is $77,320 aggregate principal amount of the Debentures. The Capital Securities represent preferred beneficial interests in the Trust's assets. Distributions on the Capital Securities are cumulative and payable at the annual rate of 9-7/8% of the liquidation amount, semi-annually in arrears and commenced February 15, 1997. The Company has the option to defer payment of distributions for an extension period of up to five years if it is in compliance with the terms of the Capital Securities. Interest at 9-7/8% will accrue on such deferred distributions throughout the extension period. The Capital Securities will be subject to mandatory redemption upon repayment of the Debentures to the Trust. The redemption price decreases from 104.975% of the liquidation preference in 2007 to 100% in 2017 and thereafter. Under certain limited circumstances, the Company may, at its option, prepay the Debentures and redeem the Capital Securities prior to 2007 at a prepayment price specified in the governing instruments. The obligations of the Company under the Debentures, under the Indenture pursuant to which the Debentures were issued, under certain guarantees and under certain back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Capital Securities.

Note 17 -- Capital stock:

           The Company's 1993 Stock Option Plan for Executive Officers and Directors (the "Stock Option Plan") was adopted by the Company's Board of Directors and approved by the stockholders in March 1993. A total of 6 million shares of common stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to executive officers and directors of the Company or a subsidiary (including any executive consultant of the Company and its subsidiaries), whether or not they are employees. These options vest six months from date of grant and expire ten years from date of grant.

           The Company's Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors (the "Directors' Plan") was adopted by the Board of Directors and approved by the stockholders in March 1993. The Directors' Plan is administered by the Stock Option Committee of the Board of Directors. Under the Directors' Plan a nonqualified stock option to purchase 15,000 shares of common stock is automatically granted to each non-employee, non-consultant director of the Company, in a single grant at the time the director first joins the Board of Directors. The Directors' Plan authorizes grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of the Company's common stock on the date on which the option is granted (the "Grant Date"). The options granted pursuant to the Directors' Plan may be exercised at the rate of 1/3 of the shares on the first anniversary of the director's Grant Date and 1/3 of the shares on the second anniversary of the director's Grant Date and 1/3 of the shares on the third anniversary of the director's Grant Date, subject to certain holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the Directors' Plan expire ten years from their Grant Date.

           Through September 16, 1998, options to purchase 4,408,501 shares under the Company's 1993 Stock Option Plan for Executive Officers and Directors had been granted, 22,500 of which have expired due to failure to exercise and 22,500 of which have been exercised. Options to purchase 90,000 shares have been granted under the Company's Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors 30,000 of which have expired due to failure to exercise and 15,000 of which have been exercised.

           On September 16, 1998 the Company canceled all of the 4,393,501 options to purchase shares of the Company's common stock outstanding under its 1993 Stock Option Plan for Executive Officers and Directors, as well as the Company's Nonqualifted Stock Option Plan for Non-employee, Non-consultant Directors and issued 4,393,501 new options in their place. The newly issued options were granted with an exercise price equal to the closing market price of the Company's stock as of September 16, 1998 (the "date of grant"). This results in a new measurement date whereby the newly issued options vest six months from date of grant and expire ten years from date of grant. All other terms and conditions of the newly issued options are similar to the canceled options.

           In February 2000, options to purchase 15,000 shares were granted under the Company's Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors to Clifton H.W. Maloney upon his appointment to the Company's Board of Directors.

           On October 10, 2000, options to purchase 50,000 shares of the Company's common stock were granted under the 1993 Stock Option Plan for Executive Officers and Directors to each of Mitchell I. Gordon, the Company's Chief Financial Officer and Executive Vice President, and Herbert Mertz, Executive Vice President and Chief Administrative Officer of the Company and Chief Operating Officer of Trac Lease, Inc. The newly issued options were granted with an exercise price equal to the closing market price of the Company's stock as of October 10, 2000 (the "Grant Date"). The options vest five years from the Grant Date and expire ten years from the Grant Date.

           Changes during 1999, 2000 and 2001 in options outstanding for the combined plans were as follow:

                                                                        Number of                Weighted Average
                                                                         Options                  Exercise Price
                                                                         -------                  --------------
              Outstanding at January 1, 1999.............               4,393,501                      $10.25
                Granted in 1999..........................                     ---                         ---
                Canceled in 1999.........................                     ---                         ---
                Exercised in 1999........................                (13,500)                       10.25
                                                                       ---------

              Outstanding at December 31, 1999...........               4,380,001                      $10.25
                Granted in 2000..........................                 115,000                       11.21
                Canceled in 2000.........................                     ---                         ---
                Exercised in 2000........................                     ---                         ---

              Outstanding at December 31, 2000...........               4,495,001                      $10.27
                Granted in 2001..........................                     ---                         ---
                Canceled in 2001.........................                     ---                         ---
                Exercised in 2001........................                     ---                         ---

              Outstanding at December 31, 2001...........               4,495,001                      $10.27
                                                                        ---------

              Exercisable at December 31, 2001...........               4,385,001                      $10.25
                                                                        ---------

           Except as disclosed herein above, no other options under either the 1993 Stock Option Plan for Executive Officers and Directors or the Nonqualified Stock Option Plan for Non-employee, Non-consultant Directors have been exercised to date.

           Common stock dividends declared and unpaid at December 31, 2000 and 2001 amounted to $1,034 and $1,517, respectively, and are included in accounts payable and accrued expenses.

           Effective January 1, 1996, the Company adopted the provisions of Statement No. 123, Accounting for Stock-Based Compensation. As permitted by the Statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. To date, all options were granted with exercise price equal to the fair market price of the Company's Stock at Grant Date; accordingly, no compensation expense has been recognized. Options issued with an exercise price below the fair value of the Company's common stock on the date of grant will be accounted for as compensatory options. The difference between the exercise price and the fair value of the Company's common stock will be charged to expense over the shorter of the vesting or service period. Options issued at fair value are non-compensatory. Had the fair value method of accounting been applied to the Company's stock option plans, pro forma net income and per share amounts would be as follows:

                                                                            Year Ended December 31,
                                                              -----------------------------------------------------
                                                                     1999              2000             2001
                                                                     ----              ----             ----
      Net income as reported..............................          $22,611          $44,456          $42,480
      Net income pro forma................................          $18,681          $44,423          $42,360
      Basic net income per share, as reported.............            $0.82            $1.62            $1.55
      Basic net income per share, pro forma...............            $0.68            $1.62            $1.55
      Diluted net income per share, as reported...........            $0.80            $1.60            $1.47
      Diluted net income per share, pro forma.............            $0.66            $1.60            $1.46

           This pro forma impact only takes into account options granted since January 1, 1995. The average fair value of options granted during 2000 was $5.35 and $2.62, respectively. The fair value was estimated using the Black-Scholes option pricing model based on the market price at Grant Date of $11.94 and $6.38 in 2000, respectively, and the following weighted average assumptions: risk-free interest rate of 5.97% and 6.70%, expected life of 7 and 7 years, volatility of 37% and 37% and dividend yield of 1.3% and 2.4% in 2000, respectively. No options were granted by the Company in 2001.

           On November 9, 1999, the Company authorized the repurchase up to 1,000,000 shares of its common stock. The shares will be purchased from time to time through open market purchases or privately negotiated transactions. During the fourth quarter of 2001, the Company purchased 58,100 shares for an aggregate purchase price of $929. A total of 158,500 shares were purchased by the Company during the fourth quarter 1999, for an aggregate purchase price of $1,170.

Note 18 -- 2001 quarterly financial data (unaudited):

2000 quarterly financial data (unaudited):                1st               2nd               3rd              4th(a)
------------------------------------------                ---               ---               ---              ------
Revenues.......................................         $50,529           $54,258           $57,964           $79,504
Income from continuing operations before
   results from discontinued operations,
   cumulative effect of change in accounting
   principle and extraordinary gain............          $8,724           $10,074           $10,709           $12,293
Basic income per share.........................           $0.32             $0.37             $0.39             $0.45
Diluted income per share.......................           $0.32             $0.37             $0.38             $0.43

2001 quarterly financial data (unaudited):                1st               2nd               3rd              4th(b)
------------------------------------------                ---               ---               ---              ------
Revenues.......................................         $76,468           $77,653           $74,945           $76,067
Income from continuing operations before
   results from discontinued operations,
   cumulative effect of change in accounting
   principle and extraordinary gain............         $11,035           $12,208           $10,037            $9,718
Basic income per share.........................           $0.40             $0.45             $0.37             $0.35
Diluted income per share.......................           $0.38             $0.42             $0.34             $0.34
(a)	Includes contributions from the North American Intermodal division of Transamerica Leasing, Inc., which the Company acquired on October 24, 2000. The acquisition was effective October 1, 2000 and includes only the chassis acquired from TA as the rail trailers and domestic containers were identified as assets held for sale at the time of purchase.

(b)	Includes the favorable impact of an adjustment to income earned on finance lease receivables of $1,673 net of tax expense of $70, of which $1,119 net of tax expense of $47 relates to prior years, as well as net gains on sales of equipment recovered from a bankrupt customer of $1,364 net of tax expense of $57.

Unaudited Condensed Consolidated Financial Statements

The condensed consolidated financial statements of Interpool, Inc. and Subsidiaries (the “Company”) included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. These condensed consolidated financial statements reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for the interim periods. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 31, 2001 and March 31, 2002
 (dollars in thousands, except share and per share amounts)

                                                                                         December 31,      March 31,
                                                                                             2001             2002
                                                                                             ----             ----
ASSETS                                                                                                    (Unaudited)
Cash And Short-Term Investments                                                            $102,189          $170,655
Marketable Securities, at fair value                                                            638               737

Accounts And Notes Receivable, less allowance of $5,862 and
   $6,305 respectively                                                                       64,891            68,450

Net Investment In Direct Financing Leases                                                   229,239           227,821
Other Receivables, net                                                                       43,434            51,335

Leasing Equipment, net of accumulated depreciation and amortization of
   $322,702 and $331,621, respectively                                                    1,372,326         1,425,082

Other Investment Securities, at fair value                                                   15,970            13,585
Other Assets                                                                                 79,078            81,721
Assets Related To Discontinued Operations                                                    10,020             7,284
                                                                                             ------             -----
         Total Assets                                                                    $1,917,785        $2,046,670
                                                                                         ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable And Accrued Expenses                                                       $80,683           $76,885
Income  Taxes                                                                                30,243            32,516
Deferred Income                                                                                 766               737
Debt And Capital Lease Obligations
     Due within one year                                                                    179,664           148,197
     Due after one year                                                                   1,155,646         1,305,938
                                                                                          ---------         ---------
                                                                                          1,335,310         1,454,135
                                                                                          ---------         ---------
Liabilities Related To Discontinued Operations                                                6,072             3,923

Company-Obligated Mandatorily Redeemable Preferred
   Securities In Subsidiary Grantor Trusts (holding solely junior Subordinated
   Deferrable interest debentures of the Company) (75,000 shares
   9-7/8% Capital Securities outstanding, liquidation preference $75,000)                    75,000            75,000

Minority Interest In Equity Of Subsidiaries                                                  27,247            26,332

Stockholders' Equity:
   Preferred stock, par value $.001 per share; 1,000,000 authorized, none issued                ---               ---
   Common stock, par value $.001 per share; 100,000,000 shares authorized,
      27,579,952 issued at March 31, 2002 and December 31, 2001                                  28                28
   Additional paid-in capital                                                               124,184           124,184
   Treasury stock, at cost, 218,700 at March 31, 2002 and 216,600 at December 31,           (2,099)           (2,139)
      2001
   Retained earnings                                                                        255,154           264,339
   Accumulated other comprehensive loss, net of taxes                                      (14,803)           (9,270)
                                                                                           --------           -------
         Total stockholders' equity                                                         362,464           377,142
                                                                                            -------           -------
         Total Liabilities And Stockholders' Equity                                      $1,917,785        $2,046,670
                                                                                         ==========        ==========

              The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
for the Three Months Ended March 31, 2001 and 2002
(Dollars in thousands, except share and per share amounts)
(Unaudited)

                                                                                            Three Months Ended
                                                                                                March 31,
                                                                                           2001             2002
                                                                                           ----             ----

REVENUES                                                                                  $76,468          $72,891
COST AND EXPENSES:
   Lease operating and administrative expenses                                             21,905           19,531
   Provision for doubtful accounts                                                            713              821
   Market value adjustment for derivative instruments                                         870            (650)
   Depreciation and amortization of leasing equipment                                      18,769           20,311
   Other income, net                                                                      (1,614)            (929)
   Interest expense, net                                                                   21,910           21,274
                                                                                           ------           ------
                                                                                           62,553           60,358
                                                                                           ------           ------
Income from continuing operations before provision for income taxes, results from discontinued operations and cumulative effect
     of change in accounting principle                                                     13,915           12,533
Provision For Income Taxes                                                                  2,880            1,130
                                                                                            -----            -----
Income from continuing operations before results from
     discontinued operations and cumulative effect of change in
     accounting principle                                                                  11,035           11,403
Loss from discontinued operations, net of applicable
     taxes of $20 and $472                                                                   (33)            (710)

Gain (Loss) from disposal of discontinued operations                                         ---              ---

Cumulative effect of change in accounting principle, net of
     applicable taxes of $44                                                                  833              ---
                                                                                              ---              ---
NET INCOME                                                                                $11,835          $10,693
                                                                                          =======          =======
Income Per Share From Continuing Operations Before Results From

     Discountinued Operations And Cumulative Effect Of Change In Accounting
     Principle:
         Basic                                                                              $0.40            $0.42
                                                                                            =====            =====
         Diluted                                                                            $0.38            $0.39
                                                                                            =====            =====
Loss From Discontinued Operations:
         Basic                                                                              $0.00          ($0.03)
                                                                                            =====          =======
         Diluted                                                                            $0.00          ($0.02)
                                                                                            =====          =======
Cumulative Effect Of Change In Accounting Principle:
         Basic                                                                              $0.03              N/A
                                                                                            =====              ===
         Diluted                                                                            $0.03              N/A
                                                                                            =====              ===
Net Income Per Share:
         Basic                                                                              $0.43            $0.39
                                                                                            =====            =====
         Diluted                                                                            $0.41            $0.37
                                                                                            =====            =====
Weighted Average Shares Outstanding (in  thousands):
         Basic                                                                             27,421           27,361
                                                                                           ======           ======
         Diluted                                                                           29,122           29,247
                                                                                           ======           ======

      The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
for the Year Ended December 31, 2001 and the Three Months Ended March 31, 2002
(dollars and shares in thousands)
(unaudited)

                            Preferred Stock       Common Stock                                      Accum.
                            ---------------       ------------                                      Other
                                                                   Additional                        Comp.     Comp.
                                       Par                 Par      Paid-in    Treasury   Retained   Income   Income
                           Shares     Value     Shares    Value     Capital     Stock     Earnings   (Loss)   (Loss)
                           ------     -----     ------    -----     -------     ------    --------    ------   ------

Balance, December 31, 2000      ---    $---    27,580       $28    $124,184   $(1,170)   $217,955    $1,234

Net income                      ---     ---       ---       ---         ---        ---     42,480       ---   $42,480

Adoption of FAS 133-
     Cumulative effect through                                                                      (7,411)    (7,411)
     December 31, 2000

Other comprehensive loss        ---     ---       ---       ---         ---        ---        ---   (8,626)     (8,626)
                                                                                                                -------

Comprehensive income            ---     ---       ---       ---         ---        ---        ---       ---    $26,443
                                                                                                               =======

Purchase of 58,100 shares of
     treasury stock             ---     ---       ---       ---         ---      (929)        ---       ---

Cash dividends declared:

     Common stock, $0.1925 per
          Share                 ---     ---       ---       ---         ---        ---    (5,281)       ---
                                ---     ---       ---       ---         ---        ---    -------       ---

Balance, December 31, 2001      ---     ---    27,580        28     124,184    (2,099)    255,154  (14,803)

Net income                      ---     ---       ---       ---         ---        ---     10,693       ---    $10,693

Other comprehensive income      ---     ---       ---       ---         ---        ---        ---     5,533      5,533
                                                                                                                 -----

Comprehensive income            ---     ---       ---       ---         ---        ---        ---       ---    $16,226
                                                                                                               =======

Purchase of 2,100 shares of
treasury                        ---     ---       ---       ---         ---       (40)        ---       ---
    Stock

Cash dividends declared:

     Common stock, $0.055 per
         share                  ---     ---       ---       ---         ---        ---    (1,508)       ---
                                ---     ---       ---       ---         ---        ---    -------       ---

Balance, March 31, 2002         ---    $---    27,580       $28    $124,184   $(2,139)   $264,339  $(9,270)
                                ===    ====    ======       ===    ========   ========   ========  ========

            The accompanying notes to consolidated financial statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the Three Months ended March 31, 2001 and 2002
 (Dollars in thousands)
(Unaudited)

                                                                                               Three Months Ended
                                                                                                    March 31,
                                                                                               2001           2002
                                                                                               ----           ----

Cash Flows From Operating Activities:
Net income                                                                                   $11,835          $10,693
Adjustments to reconcile net income to net cash provided by operating activities --
   Loss from discontinued operations, net of tax                                                  33              710
   Depreciation and amortization                                                              19,527           21,173
   Gain on sale of leasing equipment                                                           (123)          (1,605)
   Gain on sale of assets held for sale                                                      (1,774)              ---
   Provision for doubtful accounts                                                               713              821
   (Gain) loss on market value adjustment for derivative instruments                             870            (650)
   Cumulative effect of change in accounting principle, net of tax                             (833)              ---
   Changes in assets and liabilities -
     Accounts and notes receivable                                                             3,601          (4,380)
     Other receivables                                                                       (1,591)            2,880
     Other assets                                                                              5,025          (1,453)
     Accounts payable and accrued expenses                                                  (18,099)          (7,320)
     Income taxes payable                                                                      6,378              533
     Deferred income                                                                            (39)             (29)
     Minority interest in equity of subsidiaries                                                (72)              (7)
                                                                                                ----              ---
        Net cash provided by operating activities                                             25,451           21,366
                                                                                              ------           ------
Cash Flows From Investing Activities:
   Acquisition of leasing equipment                                                         (19,889)         (90,615)
   Proceeds from dispositions of leasing equipment                                            10,614            8,409
   Proceeds from disposition of assets held for sale                                         292,294              ---
   Investment in direct financing leases                                                    (13,036)          (8,587)
   Cash collections on direct financing leases, net of income recognized                       8,987           10,302
   Changes in marketable securities and other investing activities                               (9)            (101)
   Change in accrued equipment purchases                                                    (20,665)           11,420
   Changes in assets and liabilities related to discontinued operations                        3,582          (1,005)
                                                                                               -----          -------
        Net cash (used for) provided by investing activities                                 261,878         (70,177)
                                                                                             -------         --------
Cash Flows From Financing Activities:
   Proceeds from issuance of long-term debt                                                      ---          510,052
   Payment of long-term debt and capital lease obligations                                 (104,975)        (391,227)
   Borrowings of revolving credit lines                                                          384              ---
   Repayment of revolving credit lines                                                     (140,000)              ---
   Purchase of Treasury Stock                                                                    ---             (40)
   Dividends paid                                                                            (1,028)          (1,508)
                                                                                             -------          -------
        Net cash provided by (used for) financing activities                               (245,619)          117,277
                                                                                           ---------          -------
        Net increase in cash and short-term investments                                       41,710           68,466
Cash And Short-Term Investments, beginning of period                                         155,553          102,189
                                                                                             -------          -------
Cash And Short-Term Investments, end of period                                              $197,263         $170,655
                                                                                            ========         ========
Supplemental schedule of non-cash financing activities:
        Assumption of debt by purchaser in connection with Assets Held for Sale              $32,686              ---
                                                                                             =======              ===

    The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Note 1 -- Nature of operations and accounting policies:

A.     Nature of operations --

           The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the Company has two reportable segments: container leasing and domestic intermodal equipment. The container-leasing segment specializes in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes in the leasing of intermodal container chassis and freight rail cars. The Company leases its containers principally to international container shipping lines located throughout the world. The customers for the Company's chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines, as well as major U.S. railroads. Equipment is purchased directly or acquired through conditional sales contracts and lease agreements, many of which qualify as capital leases.

           The Company had formerly operated in a third reportable segment, computer equipment leasing. The Company operated in this segment through two majority owned subsidiaries, Microtech Leasing Corporation (Microtech) and Personal Computer Rentals (PCR). During the third quarter of 2001, Company management, having the authority to do so, adopted a formal plan to exit this segment through the sale of PCR and liquidation of Microtech. See Note 2 for further information regarding the sale of PCR and discontinued operations of the computer leasing segment.

           The Company's accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States.

B.     Basis of consolidation --

           The consolidated financial statements include the accounts of the Company and subsidiaries more than 50% owned. All significant intercompany transactions have been eliminated.

C.     Net income per share --

           Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period (which is net of treasury shares). Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options have been added to the weighted shares outstanding in the diluted earnings per share computation.

           A reconciliation of weighted average common shares outstanding to weighted average common shares outstanding assuming dilution follows:

                                                                               (in thousands)
                                                                             Three Months Ended
                                                                                  March 31,
                                                                            2001              2002
                                                                            ----              ----

         Average common shares outstanding                                  27,421            27,361

         Common shares issuable (1)                                          1,701             1,886
                                                                             -----             -----

         Average common shares outstanding assuming dilution                29,122            29,247
                                                                            ======            ======

         (1) Issuable under stock option plans.

D.     Adoption of New Accounting Standard --

           Prior to the adoption of Statement 133, interest differentials paid or received under these contracts are recognized as yield adjustments to the effective yield of the underlying debt instruments hedged. Interest rate swap contracts would only be recognized at fair value if the hedged relationship is terminated. Gains or losses accumulated prior to termination of the relationship would be amortized as a yield adjustment over the shorter of the remaining life of the contract, or the remaining period to maturity of the underlying debt instrument hedged. If the contract remained outstanding after termination of the hedged relationship, subsequent changes in market value of the contract would be recognized in earnings. The Company does not use leveraged swaps and does not use leverage in any of its investment activities that would put principal capital at risk.

           In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

           On January 1, 2001, the Company adopted Statement 133. Statement 133, in part, allows special hedge accounting for fair value and cash flow hedges. Statement 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedging instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized currently in earnings in the same accounting period. Statement 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. (The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings.)

           As of December 31, 2000, the Company had entered into 13 interest rate swap agreements with various financial institutions. The aggregate notional balance of the swaps was $389,500 as of December 31, 2000. These agreements are used by the Company to manage interest rate risks created by loans indexed to a floating rate index, primarily LIBOR, and contractually terminate at various dates between 2001 and 2007. Under previous generally accepted accounting principals (GAAP), the interest differential payable or receivable by the Company on its interest rate swaps was accrued by the Company as interest rates changed, and was recognized by the Company over the life of the swap agreement. In contrast Statement 133 requires that changes in the fair value of the swap agreements which are designated as effective cash flow hedges, be reported as a component of other comprehensive income and changes in the fair value of the swap agreements that do not qualify for hedge accounting to be reported in earnings. The Company has determined that of the 13 interest rate swap agreements held, 10 qualify under Statement 133 as effective cash flow hedges with no ineffectiveness, while the remaining 3 interest rate swap agreements intended as cash flow hedges do not quality for hedge accounting treatment. The adoption of Statement 133 on January 1, 2001 increased liabilities by approximately $9,012, with offsetting amounts recorded as decreases to deferred tax liabilities of $2,435 and accumulated other comprehensive income of $7,411 and an increase to earnings (net of tax) of $833. See Note 10 for further information regarding the Company's accounting for the swap agreements under Statement 133.

           On June 29, 2001, the Financial Accounting Standards Board approved its proposed Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

           Statement 142 applies to all acquired intangible assets whether acquired singly, as part of a group, or in a business combination. This statement supersedes Accounting Principals Board, or APB, Opinion No. 17, "Intangible Assets," and will incorporate provisions in APB Opinion No 17 related to internally developed intangible assets. Adoption of Statement 142 also requires that companies cease amortizing goodwill. During the three months ended March 31, 2001, the Company recorded amortization expense related to its goodwill of $189 which is included in other income, net in the accompanying condensed consolidated statements of income. On January 1, 2002, the Company adopted Statement 142. The adoption of this statement did not result in an adjustment to recorded goodwill. Total goodwill recorded by the Company is approximately $9,625 related to certain investments accounted for under the equity method of accounting.

           In August 2001, the Financial Accounting Standards Board (FASB) approved its proposed Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. During the first quarter of 2002, the Company evaluated the carrying value of its long lived assets as prescribed by Statement 144. The adoption of this statement in the first quarter of 2002 did not result in an adjustment to our consolidated financial statements.

E.     Comprehensive income (loss) and accumulated other comprehensive loss--

The tax effect of comprehensive income (loss) is as follows:

                                                                 Before-Tax       Tax       Net of Tax
                                                                   Amount        Effect        Amount
                                                                   ------        ------        ------
Three Months Ended March 31, 2001

Unrealized holding losses arising during the period:
   Marketable securities                                             $(14)             $5          $(9)
   Other investment securities                                       (223)             11         (212)
   Swap agreements                                                 (6,317)          1,323       (4,994)
                                                                   -------          -----       -------
                                                                  $(6,554)         $1,339      $(5,215)
                                                                  ========         ======      ========

Three Months Ended March 31, 2002

Unrealized holding gains arising during the period:
   Marketable securities                                               $20           $(7)           $13
   Swap agreements                                                   7,249        (1,729)         5,520
                                                                     -----        -------         -----
                                                                    $7,269       $(1,736)        $5,533
                                                                    ======       ========        ======

The components of accumulated other comprehensive loss, net of taxes, are as follows:

                                                                  March 31, 2002        December 31, 2001
                                                                  --------------        -----------------
Marketable securities                                                   $(15)                  $(28)
Other investment securities                                               618                    618
Swap agreements                                                       (9,873)               (15,393)
                                                                      -------               --------
                                                                     $(9,270)              $(14,803)
                                                                     ========              =========

Note 2 -- Discontinued Operations:

           During the three months ended September 30, 2001, the Company adopted a formal plan to dispose of PCR, a 51%-owned subsidiary, and to discontinue the operations of Microtech, a 75.5%-owned subsidiary, and liquidate its lease portfolio. Within the historical financial statements of the Company, PCR and Microtech comprised the computer-leasing segment and specialized in the leasing of microcomputers and related equipment.

           As a result of the decision made by the Company, PCR and Microtech have been classified as discontinued operations. Pursuant to Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the accompanying unaudited Condensed Consolidated Financial Statements and notes thereto have been restated for all comparative periods presented to reflect the decision to discontinue the computer leasing segment. Accordingly, the assets and liabilities, results of operations and cash flows of PCR and Microtech have been accounted for as "Discontinued Operations" in the accompanying unaudited Condensed Consolidated Financial Statements.

           On December 31, 2001, the Company completed the sale of its 51% ownership stake of PCR to an investment group comprised of the management of PCR. Under the agreement, the Company sold its share of PCR for $2,297. As payment for the transaction, the management of PCR transferred its 24.5% ownership in Microtech valued at $792 to the Company, thereby increasing the Company's ownership in Microtech to 100%. The purchase price of $2,297 was settled through the issuance of a non-recourse note issued by the investment group comprised of the management of PCR to the Company in the amount of $1,657 at an effective interest rate of 15%, and a payment of $640 received by the Company on January 2, 2002. The original terms of the note are interest only at 5% through December 31, 2004 and an annual rate of 7.5% for the period from December 31, 2004 through December 31, 2010 ("the maturity date"). Monthly principal payments in equal installments of $35 commence on January 31, 2005 and continue through the maturity date.

           During the three months ended March 31, 2002, Microtech experienced $710 of losses primarily the result of additional bad debt reserves due to a weaker economic environment resulting in specific customer defaults. For the three months ended March 31, 2002 and 2001, the revenues applicable to the discontinued operations were $561 and $9,909, respectively.

           In addition, on April 6, 1999, the Company also entered into a $3,500 long-term revolving credit facility with PCR. This revolving credit facility is due on demand and remains outstanding as of March 31, 2002. The line of credit bears interest at 12% per annum and is payable monthly. This line of credit is secured by substantially all of PCR's assets, subordinated to the interest of a financial institution which provided PCR an additional line of credit. Since 2000, the Company has guaranteed PCR debts due to parties other than the Company totaling $5,000, which remain in effect.

           The assets and liabilities of discontinued operations, presented in the accompanying unaudited Condensed Consolidated Balance Sheets are primarily comprised of Cash, Accounts Receivable, Net Investment in Direct Financing Leases, Leasing Equipment, Other Assets, Accounts Payable and Accrued Expenses and Debt Obligations.

Note 3 -- Chassis Holdings I LLC:

           On July 1, 2001, the Company restructured its relationship with The Ivy Group and its principals to provide the Company with managerial control over 6,047 chassis previously leased by Trac Lease, Inc. (Trac Lease), a wholly owned subsidiary of the Company, from The Ivy Group. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to a newly formed subsidiary, Chassis Holdings I LLC (Chassis Holdings), in exchange for $26,000 face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and $2,407 in cash to Chassis Holdings in exchange for $3,000 face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms in connection with the Company's establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity's operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings may redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units.

           The terms of all arrangements between Chassis Holdings and Trac Lease, including rental rates, are, in the opinion of our management, comparable to terms that we would have obtained in arms' length transactions with unrelated third parties. The Ivy Group has entered into an agreement with us pursuant to which it has agreed not to engage in any business activities that are competitive with the business activities of Interpool or its subsidiaries without our prior written consent.

           Based on 90% common unit ownership held by Trac Lease, the Company's condensed consolidated financial statements include the accounts of Chassis Holding I LLC. The Ivy Group's interest in the common and preferred units of Chassis Holdings I LLC of approximately $26,326 is classified as minority interest in equity of subsidiaries in the accompanying condensed consolidated balance sheets. For the three months ended March 31, 2002, dividends paid on the common units and distributions on the preferred units owned by the Ivy Group totaling $780, are included in lease operating and administrative expenses in the accompanying condensed consolidated statements of income.

Note 4 -- Cash flow information:

           For the three months ended March 31, 2002 and 2001 cash paid for interest was approximately $29,431 and $37,639, respectively. Cash paid for income taxes was approximately $622 and $860, respectively.

Note 5 -- Leasing Activities:

As lessor:

           During the three months ended June 30, 2001, the Company initiated a bankruptcy claim against a customer and sought to collect receivables and to recover equipment values through its insurance policies. The Company demanded the return of approximately $48,588 of equipment, including $8,482 of direct finance leases which were reclassified to leasing equipment. At March 31, 2002, the outstanding receivables from this customer, including amounts for equipment the Company anticipates will not be recovered, totaled approximately $35,500 which is covered by insurance, or reserved for in the allowance for doubtful accounts. At this time, the Company has estimated no impairment upon the liquidation and/or re-lease of these assets after considering anticipated insurance proceeds. The maximum insurance coverage related to this claim is $35,000. The overall recovery of the asset values has been evaluated taking into consideration the equipment book value, the cost to recover and re-lease the equipment, and the total outstanding receivables, as well as the likelihood to collect through the recovery and sale of the equipment or the stipulated equipment values within the insurance policy. The Company continued to record revenue from these leases through August 20, 2001 at which time, revenue recognition was discontinued, as lease payments through August 20, 2001 were covered by the insurance policies. The Company will continue to assess the overall recovery of the asset values and adjust the assumptions used in evaluating the total insurance claim with respect to this customer's bankruptcy. As additional information becomes available, reserves for the impairment of the asset values may be necessary based upon changes in economic conditions and the assumptions used in evaluating the total insurance claim.

           During the three months ended March 31, 2002, the Company recognized $2,434 of a gain for the excess of amounts billable to the lease customer for unrecovered equipment over the Company's net book value of the equipment which is expected to be recovered through insurance proceeds.

Allowance for doubtful accounts -

          The following summarizes the activity in the allowance for doubtful accounts:

                                                            2001           2002
                                                            ----           ----
               Balance beginning of year                   $14,271        $5,862
                  Provision charged to expense                 713           821
                  Write-offs, net of recoveries            (9,804)          (378)
                                                           -------        - -----
               Balance, March 31                            $5,180         $6,305
                                                            ======         ======

Note 6 -- Segment and geographic data:

           The Company has two reportable segments: container leasing and domestic intermodal equipment. The container leasing segment specializes in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes in the leasing of intermodal container chassis and freight rail cars.

           The accounting policies of the segments are the same as those described in Note 1. The Company evaluates performance based on profit or loss from continuing operations before income taxes and extraordinary items. The Company's reportable segments are strategic business units that offer different products and services.

Segment Information:
-------------------

                                                               Container    Intermodal
      Three Months ended 2001:                                  Leasing      Equipment      Totals
      ------------------------                                  -------      ---------      ------
      Revenues from external customers                           $26,172      $50,296        $76,468
      Lease operating and administrative expenses                  3,863       19,625         23,488
      Depreciation and amortization                                8,633       10,136         18,769
      Other income/(expense), net                                  (116)        1,730          1,614
      Interest income                                              2,192          487          2,679
      Interest expense                                             8,207       16,382         24,589
      Income from continuing operations before taxes,
         results from discontinued operations and change
         in accounting principle                                   7,545       6,370          13,915
      Net investment in DFL's                                    130,709       25,662        156,371
      Leasing equipment, net                                     484,562      781,414      1,265,976
      Equipment purchases                                         28,761        4,164         32,925
      Total segment assets                                      $742,416   $1,125,977     $1,868,393

                                                                             Domestic
                                                               Container    Intermodal
      Three Months ended 2002:                                  Leasing      Equipment      Totals
      ------------------------                                  -------      ---------      ------

      Revenues from external customers                           $27,200      $45,691       $72,891
      Lease operating and administrative expenses                  3,297       16,405        19,702
      Depreciation and amortization                                9,855       10,456        20,311
      Other income/(expense), net                                  2,019      (1,090)           929
      Interest income                                                534        1,538         2,072
      Interest expense                                             6,050       17,296        23,346
      Income from continuing operations before taxes,
         Results from discontinued operations and change          10,551        1,982        12,533
         in accounting principle

      Net investment in DFL's                                    164,743       63,078       227,821
      Leasing equipment, net                                     537,489      887,593     1,425,082
      Equipment purchases                                         30,368       68,834        99,202
      Total segment assets                                      $840,025   $1,199,361    $2,039,386

           The Company's shipping line customers utilize international containers in world trade over many varied and changing trade routes. In addition, most large shipping lines have many offices in various countries involved in container operations. The Company's revenue from international containers is earned while the containers are used in service carrying cargo around the world, while certain other equipment is utilized in the United States. Accordingly, the information about the business of the Company by geographic area is derived from either international sources or from United States sources. Such presentation is consistent with industry practice.

Geographic Information:
----------------------

                                                                        2001          2002
                                                                        ----          ----
             REVENUES:
             United States                                           $50,306       $45,731
             International                                            26,162        27,160
                                                                      ------        ------
                                                                     $76,468       $72,891
                                                                     =======       =======
             ASSETS:
             United States                                        $1,125,977    $1,199,361
             International                                           742,416       840,025
                                                                     -------       -------
                                                                  $1,868,393    $2,039,386
                                                                  ==========    ==========

Note 7 -- Other contingencies and commitments:

          At March 31, 2002, commitments for capital expenditures totaled approximately $10,100.

           Under certain of the Company's leasing agreements, the Company, as lessee, may be obligated to indemnify the lessor for loss, recapture or disallowance of certain tax benefits arising from the lessor's ownership of the equipment.

           The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. In the opinion of management, the Company is adequately insured against the claims relating to such proceedings, and any ultimate liability arising out of such proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

Note 8 -- Lease securitization program:

           On March 30, 1999, the Company entered into an asset backed note program (the "ABN Program"). The ABN Program involved the sale by the Company of direct finance leases (collateralized by intermodal containers) with a historical net book value of $228,832 (the "Assets"). The Assets were sold to a special purpose entity whose sole business activity is issuing asset backed notes ("ABNs"), supported by the future cash flows of the Assets. Proceeds received by the Company upon selling the Assets were $189,087 of cash and the lowest priority ABN issued in the ABN Program (the "retained interest") with an allocated historical book value of $47,687.

           The Company classified the retained interest as an available for sale security, which is included in "Other Investment Securities" in the accompanying condensed consolidated balance sheets. Accordingly, the retained interest is accounted for at fair value, with any changes in fair value over its allocated historical book value recorded as a component of other comprehensive income, net of tax, in the statement of changes in shareholders' equity. As of March 31, 2002 and December 31, 2001, the Company estimated the fair market value of the retained interest was $13,585 and $15,970, respectively. During the three months ended March 31, 2002 and 2001, the Company recorded interest income on the retained interest totaling $544 and $978 which is included in revenues in the accompanying condensed consolidated statements of income.

           Interpool Limited, a subsidiary of the Company (the "Servicer"), acts as servicer for the Assets. Pursuant to the terms of the servicing agreement, the Servicer is paid a fee of 0.40% of the assets under management. The Company's management has determined that the servicing fee paid approximates the fair value for services provided, as such, no servicing asset or liability has been recorded. For the three months ended March 31, 2002 and 2001, the Company received servicing fees totaling $126 and $118 which are included in revenues in the accompanying condensed consolidated statements of income. For the three months ended March 31, 2002 and 2001, cash flows received on the retained interest were $2,929 and $3,656, respectively.

           At March 31, 2002 and December 31, 2001, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

                                                                      March 31, 2002       December 31, 2002
                                                                      --------------       -----------------
         Carrying amount/fair value of retained interests                  $13,585               $15,970
         Weighted-average life (in years)                                      1.8                   2.0
         Expected credit losses (annual rate)                                  1.5%                1.5%
         Impact on fair value of 10% adverse change                            $94                  $129
         Impact on fair value of 20% adverse change                           $222                  $275
         Residual cash flows discount rate (annual)                           12.6%               12.6%
         Impact on fair value of 10% adverse change                           $250                  $310
         Impact on fair value of 20% adverse change                           $507                  $619

Note 9 -- Acquisition of North American Intermodal Division of Transamerica Leasing, Inc.:

           In October 2000, the Company completed the acquisition of the North American Intermodal division of Transamerica Leasing, Inc. (TA), a subsidiary of Transamerica Finance Corporation and AEGON N.V. In the acquisition, the Company acquired approximately 70,000 chassis, 23,000 rail trailers and 18,000 domestic containers. The acquisition was effective October 1, 2000 in a transaction accounted for under the purchase method of accounting, accordingly the acquired assets and liabilities have been recorded at the estimated fair values at the date of acquisition. In January 2001, the Company and TIP Intermodal Services (TIP), a GE Capital Company, announced the signing of a definitive agreement for the sale of 50,000 rail trailers and domestic containers by the Company to TIP, including all of the rail trailers and domestic containers the Company acquired from TA in October 2000. The Company established a basis in the assets acquired from TA to be sold to TIP equal to (i) TA's historical net book value of the assets ($273,572), (ii) the expected gain to be realized from the sale to TIP ($5,614), (iii) the estimated cash collections (net of cash disbursements) resulting from the operations of these assets from October 1, 2000 through the estimated date of disposition of March 31, 2001 ($7,296) and (iv) the incremental amount of interest expense from October 1, 2000 through March 31, 2001 associated with the acquisition of these assets ($18,828). The excess of the purchase price paid over the book value of the assets and liabilities acquired (after establishing the basis associated with the assets held for sale) in an amount approximating $66,500 was allocated to the chassis acquired from TA and is being amortized over the remaining depreciable life of those chassis.

           During the year ended 2001, the Company adjusted the excess of the purchase price paid over the book value of the assets and liabilities acquired for certain pre-acquisition contingencies and estimated costs included in the original purchase price allocation. This adjustment increased the premium paid over the book value of the assets and liabilities acquired by $5,112, and is being amortized over the average remaining depreciable life of the chassis acquired.

           In March 2001, the Company sold 50,000 rail trailers and domestic containers, including all 41,000 rail trailers and domestic containers the Company acquired from TA in October 2000 to TIP. The Company recorded a gain of $1,774 upon the consummation of this sale, which represents the premium paid for the units previously owned by the Company over their net book value.

Note 10 -- Derivative instruments:

           The Company's assets are primarily fixed rate in nature while its debt instruments are primarily floating rate. The Company employs derivative financial instruments (interest rate swap agreements) to effectively convert certain floating rate debt instruments into fixed rate instruments and thereby manage its exposure to fluctuations in interest rates.

           The unrealized pre-tax income on cash flow hedges for the three months ended March 31, 2002 of $7,249 have been reported in the Company's condensed consolidated balance sheet as a component of accumulated other comprehensive income (loss), along with related deferred income tax expense of $1,729.

           Amounts recorded in accumulated other comprehensive income would be reclassified into earnings upon termination of these interest rate swap agreements prior to their contractual maturity. The Company does not intend to terminate any such interest rate swap agreements prior to maturity and therefore does not expect any gains or losses to be reclassified into income within the next twelve months.

           Pre-tax income for the three months ended March 31, 2002 resulting from the change in fair value of interest rate swap agreements held which do not quality as cash flow hedges under Statement 133 of $320 have been recorded on the condensed consolidated statements of income as market value adjustment for derivative instruments. Interest rate swap agreements which qualify as perfect cash flow hedges have no effectiveness and therefore are not reflected in the condensed consolidated statements of income. Interest rate swap agreements which qualify as cash flow hedges but are not perfectly correlated have associated ineffectiveness of $330 which has been recorded in the condensed consolidated statements of income as market value adjustment for derivative instruments.Future ineffectiveness related to these interest rate swap agreements will continue to be recorded in the condensed consolidated statements of income during the next twelve months.

           As of March 31, 2002, the Company holds 12 interest rate swap agreements with various financial institutions. The aggregate notional balance of the swaps was $760,746 as of March 31, 2002.

$27,361,250

Interpool, Inc.

9.25% Convertible Redeemable
Subordinated Debentures

P R O S P E C T U S

, 2002

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

           The estimated expenses to be paid in connection with the issuance and distribution of the securities being registered, are as follows:

SEC registration fee	$2,895
NYSE filing fee	*
Printing and engraving costs	*
Accounting fees and expenses	*
Legal fees and expenses	*
Blue sky fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*
Total	*

----------------

* To be filed by amendment

Item 14. Indemnification of Directors and Officers

           The Company's Restated Certificate of Incorporation limits the liability of directors (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Specifically, no director of the Company will be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability; (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

           Under the Restated Certificate of Incorporation, the Company will indemnify those persons whom it shall have the power to indemnify to the fullest extent permitted by Section 145 of the DGCL, which may include liabilities under the 1933 Act. Accordingly, in accordance with Section 145 of the DGCL, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil. criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.

           The Restated Certificate of Incorporation provides that the Company will advance expenses to the fullest extent permitted by Section 145 of the DGCL. Accordingly, the Company, in accordance therewith, will pay for the expenses incurred by an indemnified person in defending the proceedings specified in the preceding paragraph in advance of their final disposition, provided that, if the DGCL so requires, such person agrees to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. In addition, pursuant to the DGCL the Company may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the Company against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or obligation to indemnify such person against such liability under the provisions of DGCL. The Company has obtained insurance for the benefit of the Company's officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

           The Company has entered into agreements to indemnify its outside directors which are intended to provide the maximum indemnification permitted by Delaware law. These agreements, among other things, indemnify each of the Company's outside directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such director in any action or proceeding, including any action by or in the right of the Company, on account of such director's service as a director of the Company.

Item 15. Recent Sales of Unregistered Securities

          None.

Item 16. Exhibits and Financial Statement Schedules.

          (a) Exhibits.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

3.2	Form of Restated Bylaws of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

4.1	Form of Certificate representing the Common Stock of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

4.2	Indenture between Interpool, Inc. and _______________, as trustee, related to the 9.25% Convertible Redeemable Subordinated Debentures, dated _______, 2002.*

4.3	First Supplemental Indenture between Interpool, Inc. and _______________, as trustee, related to the 9.25% Convertible Redeemable Subordinated Debentures, dated _______, 2002.*

4.4	Form of Subscription Warrant and Related Documentation.*

4.5	Form of Subscription Documentation for Standby Purchasers.*

4.6	Form of Chairman's Letter to Stockholders.*

5.1	Opinion of Stroock & Stroock & Lavan LLP.*

10.1	Purchase Agreement dated as of January 30, 1993 by and between Sequa Capital Corp. and the Company, as amended as of March 5, 1993 (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.2	Restructuring Agreement as of August 5, 1992 among the Company, Trac Lease, Radcliff Group, Interpool Limited, Sequa Capital Corp., Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz (incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.3	Employment Agreement dated as of January 1, 1992 by and between Raoul J. Witteveen and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.4	Employment Agreement dated as of January 1, 1992 by and between Martin Tuchman and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.5	Consultation Services Agreement dated as of January 1, 1992 by and between Radcliff Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.6	Stock Option Plan for Executive Officers and Directors (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.7	Stockholders' Agreement dated as of May 4, 1993, among the Company and Messrs. Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Clay R. Serenbetz, Paul H. Serenbetz, Stuart W. Serenbetz and Arthur L. Burns and the Serenbetz Trust (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.8	Non-Compete Agreement dated as of May 4, 1993, by and between The Ivy Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-71538)).

10.9	Lease Agreements by and between 211 College Road Associates and Interpool Limited and 211 College Road Associates and Microtech Leasing (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.10	Lease Agreement dated December 30, 1986 between Princeton Intermodal Equipment Trust I and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.11	Lease Agreements between The Ivy Group and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

Amendment No. 1, dated August 10, 1992, to Secured Promissory Note and Chattel Mortgage, Security Agreement and Assignment by and between The Ivy Group and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.13	Chassis Lease Agreement dated as of August 15, 1992 by and between Eurochassis L.P. and Trac Lease (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.14	Transfer and Subscription Agreement among Radcliff Group, Martin Tuchman, Raoul J. Witteveen, Warren L. Serenbetz, Warren L. Serenbetz, Jr., Clay R. Serenbetz, Paul H. Serenbetz, Stuart W. Serenbetz, the Serenbetz Trust and the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.15	Exchange and Subscription Agreement by and between the Company and Arthur L. Burns (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.16	Demand promissory notes of the Company payable to Martin Tuchman, Warren L. Serenbetz and Princeton International Properties (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.17	Indemnity Agreement between the Company and other directors (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.18	Agreement between the Company and Arthur L. Burns regarding certain litigation (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-59498)).

10.19	Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, relating to the 7.35% Notes, dated July 29, 1997 (incorporated herein by reference to the Company’s Current Report on Form 8-K, dated July 29, 1997).

10.20	Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, relating to the 7.20% Notes, dated August 5, 1997 (incorporated herein by reference to the Company's Registration Statement on Form S-4 (Reg. No. 333-38705)).

10.21	Indenture between Interpool, Inc. and United States Trust Company of New York, as trustee, related to the 6-5/8% Notes, dated February 24, 1998 (incorporated by reference to the Company's Registration Statement on Form S-4 (Reg. No. 333-56065)).

10.22	Indenture between the Company and IBJ Schroeder Bank & Trust Company, as Trustee, dated January 27, 1997 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 1996).

10.23	First Supplemental Indenture between Interpool, Inc. and IBJ Schroeder Bank & Trust Company dated January 27, 1997 (incorporated herein by reference to the Registrant's Annual Report on Form 10-K for the period ended December 31, 1996).

10.24	Series A Capital Securities Guarantee Agreement dated January 27, 1997 (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 1996).

10.25	Agreement of Merger dated March 15, 1996 among Trac Lease, Inc., Trac Lease Merger Corp. and the Company (incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 1995).

10.26	Letter Agreement between The Ivy Group and the Company (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1995).

10.27	Chassis Lease Agreement dated January 1, 1998 between The Ivy Group and Trac Lease, Inc. (incorporated herein by reference to the Company's Annual Report on Form 10K for the period ended December 31, 2000).

10.28	Consulting Agreement between Interpool, Inc. and Atlas Capital Partners dated February 28, 1998 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for period ended June 30, 1998).

10.29	Asset Purchase Agreement, dated as of July 27, 2000 by and between the Company and Transamerica Leasing, Inc. (incorporated herein by reference to the Company's Form 8-K filed on November 3, 2000).

10.30	Amendment No. 1 to the Asset Purchase Agreement dated October 24, 2000 by and between the Company and Transamerica Leasing, Inc. (incorporated herein by reference to the Company's Form 8-K filed on November 3, 2000).

10.31	Chassis Lease Agreement dated January 1, 2001 between The Ivy Group and Trac Lease, Inc. (incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2000).

10.32	Asset Purchase Agreement, dated as of January 26, 2001, by and between Interpool, Inc. and Transport International Pool, Inc (incorporated herein by reference to the Company’s Form 8-K filed on April 3, 2001).

10.33	Amendment No. 1 to the Asset Purchase Agreement, dated as of March 30, 2001, by and between Interpool, Inc. and Transport International Pool, Inc. (incorporated herein by reference to the Company's Form 8-K filed on April 3, 2001).

10.34	Chassis Holdings I LLC Operating Agreement dated as of July 1, 2001 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed November 14, 2001).

10.35	Chassis Holdings I LLC Put/Call Agreement dated as of July 1, 2001 (incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed November 14, 2001).

10.36	Sale and Purchase Agreement between 211 College Road Associates and the Company (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2001).

12.1	Statement regarding computation of ratios of earnings to fixed charges.

21.1	Subsidiaries of the Company (incorporated herein by reference to the Company's Registration Statement on Form S-1 (Reg. No. 333-66738) filed on August 3, 2001).

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).*

23.2	Consent of Arthur Andersen LLP.

24.1	Power of Attorney (included in signature page).**

25.1	Statement of Eligibility of Trustee.*

99.1	Letter to Commission Pursuant to Temporary Note 3T.**

----------------

* To be filed by amendment.
** Previously filed.

          (b)     Financial Statement Schedules.

Schedule 2--	INTERPOOL, INC. AND SUBSIDIARIES SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 and 1999 ALLOWANCE FOR DOUBTFUL ACCOUNTS (previously filed)

           All other financial statement schedules have been omitted because they are not required, not applicable or the information to be included in the financial statement schedules is included in the Consolidated Financial Statements or the notes thereto.

Item 17. Undertakings

           Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on May 15, 2002.

INTERPOOL, INC. By: /s/ Martin Tuchman Martin Tuchman Chairman and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Martin Tuchman Martin Tuchman	Chairman of the Board and Chief Executive Officer	May 15, 2002

/s/ Raoul J. Witteveen * Raoul J. Witteveen	President, Chief Operating Officer and Director	May 15, 2002

/s/ Mitchell I. Gordon * Mitchell I. Gordon	Chief Financial Officer, Executive Vice President and Director	May 15, 2002

/s/ Arthur L. Burns * Arthur L. Burns	General Counsel, Secretary and Director	May 15, 2002

/s/ William Geoghan * William Geoghan	Senior Vice President (Principal Accounting Officer)	May 15, 2002

/s/ Warren L. Serenbetz * Warren L. Serenbetz	Director	May 15, 2002

/s/ Peter D. Halstead * Peter D. Halstead	Director	May 15, 2002

/s/ Joseph J. Whalen * Joseph J. Whalen	Director	May 15, 2002

/s/ Clifton H.W. Maloney * Clifton H.W. Maloney	Director	May 15, 2002

*By: /s/ Martin Tuchman
        Martin Tuchman, as attorney-in-fact